UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

COMARCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $12,750,000 – Aggregate value of transaction

(4)	Proposed maximum aggregate value of transaction: $12,750,000

(5)	Total fee paid: $501.08

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed

COMARCO, INC.

25541 Commercentre Drive, Suite 250

Lake Forest, CA 92630

(949) 599-7400

November 7, 2008

Dear Shareholder,

You are cordially invited to attend a special meeting of shareholders of Comarco, Inc. to be held on Wednesday, November 26, 2008 at 10:00 a.m. local time, at the principal executive offices of Comarco, Inc., which are located at 25541 Commercentre Drive, Suite 250, Lake Forest, California 92630.

At the special meeting, you will be asked to consider and vote on a proposal to approve the sale of substantially all of the assets relating to our wireless test solutions business. Details of the proposed asset sale and the related asset purchase agreement are summarized in the enclosed proxy statement, which you are urged to read carefully.

Our Board of Directors believes that the proposed asset sale is in our and your best interest and has approved the proposal and recommends that you vote “FOR” the proposal to approve the sale of substantially all of the assets relating to our wireless test solutions business pursuant to the terms of an asset purchase agreement, as further described in the accompanying proxy statement. In arriving at its decision to recommend the proposal, our Board of Directors carefully considered a number of factors, including the opinion of an independent financial advisor regarding the fairness of the consideration to be received by Comarco in the transaction.

Your vote is important. Whether or not you plan to attend the special meeting, please sign, date and return the proxy promptly in the enclosed reply envelope provided for that purpose. You may also vote by telephone or by Internet by following the instructions on your proxy card. This will not prevent you from voting in person at the special meeting, but will assure your vote is counted if you are unable to attend. Please follow the voting instructions on the enclosed proxy card to vote. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you have any questions regarding your proxy, or need assistance in voting your shares, please call Winston E. Hickman, the Chief Financial Officer of Comarco, at (949) 599-7400.

Sincerely,

Samuel M. Inman, III President and Chief Executive Officer

The accompanying proxy statement is dated November 7, 2008 and is first being mailed to shareholders of Comarco, Inc. on or about November 7, 2008

COMARCO, INC.

25541 Commercentre Drive, Suite 250

Lake Forest, CA 92630

(949) 599-7400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held November 26, 2008

To the Shareholders of Comarco, Inc.:

A special meeting of the shareholders of Comarco, Inc., a California corporation (referred to herein as the “Company”), will be held on November 26, 2008 at 10:00 a.m., local time, at the Company’s principal executive offices, which are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, for the following purposes:

1.	To approve the sale of substantially all of the assets relating to the Company’s wireless test solutions business pursuant to the terms of an asset purchase agreement by and among the Company, Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc. A copy of the asset purchase agreement is attached as Appendix A to the proxy statement accompanying this Notice of Special Meeting.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on November 4, 2008 are entitled to notice of and to vote at the special meeting.

Shareholders are urged to carefully review the information contained in the accompanying proxy statement prior to deciding how to vote their shares at the special meeting.

Each shareholder is cordially invited to attend and vote in person at the meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Shareholders who attend the meeting may still vote in person, even if they have previously voted by proxy.

By Order of the Board of Directors

Alisha K. Charlton, Secretary

Lake Forest, California

November 7, 2008

YOUR VOTE IS IMPORTANT

1.	Your proxy is important no matter how many shares you own. Be sure to vote on the enclosed proxy card.

2.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the enclosed proxy card “FOR” Proposal 1 approving the sale of substantially all of the assets relating to Comarco, Inc.’s wireless test solutions business pursuant to the terms of an asset purchase agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc.

3.	If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc., at the number set forth below:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

i

COMARCO, INC.

25541 Commercentre Drive, Suite 250

Lake Forest, CA 92630

(949) 599-7400

PROXY STATEMENT

For Special Meeting of Shareholders

To Be Held

November 26, 2008

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about November 7, 2008. When we use the terms “Comarco,” “Seller,” “we,” “us,” and “our” we mean Comarco, Inc., a California corporation and its wholly owned subsidiary, Comarco Wireless Technologies, Inc., unless the context indicates or requires otherwise. We sometimes refer to Comarco, Inc. as the “Company.”

SUMMARY TERM SHEET

This summary term sheet highlights material terms of the proposed sale of substantially all of the assets relating to our wireless test solutions business pursuant to an asset purchase agreement dated September 26, 2008 (the “Purchase Agreement”) by and among Comarco, Inc., Comarco Wireless Technologies, Inc. (“CWT”), Ascom Holding AG (“Ascom Holding”) and Ascom Inc., a wholly owned subsidiary of Ascom Holding (“Purchaser”) (we sometimes refer to Ascom Holding together with Purchaser as “Ascom”). This summary term sheet does not contain all of the information that may be important to you in evaluating the proposed asset sale and the Purchase Agreement. To understand fully the terms of the proposed asset sale and the Purchase Agreement, we encourage you to carefully read this proxy statement in its entirety, the Purchase Agreement, the opinion of Pagemill Partners, LLC, and the other documents to which this proxy statement refers you in their entirety. We have included page references in this summary term sheet to direct you to a more complete discussion of certain topics in this proxy statement.

The Parties (see page 15)

Comarco, Inc.

Comarco, Inc. is a California corporation whose operations include the operations of CWT, our principal subsidiary, as described below. Our common stock has been publicly traded since 1971 when Comarco, Inc. was spun-off from Genge Industries. Our principal executive offices are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, and our phone number is (949) 599-7400.

Comarco Wireless Technologies, Inc.

Comarco Wireless Technologies, Inc, is a Delaware corporation that currently operates two businesses: ChargeSource® and wireless test systems. ChargeSource® is a leading designer and manufacturer of external mobile power adapters used to power and charge notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and other handheld devices. Wireless test solutions, which we refer to as WTS, is a provider of wireless test solutions for the wireless industry. On July 10, 2008, we sold assets relating to CWT’s Call Box business, which designed, manufactured and maintained emergency call boxes, for $2.7 million in cash, recording a pre-tax gain on the sale of $382,000. CWT’s principal executive offices are located at c/o Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, and Comarco’s phone number is (949) 599-7400.

Ascom Holding AG

Ascom Holding AG is an international solution provider with comprehensive technological know-how in Mission-Critical Communication. The company concentrates on the core areas of wireless solutions (high-value, customer-specific on-site communications solutions) and security solutions (applications for security, communication and control systems for infrastructure operators, public security institutions and the army). Ascom Holding’s registered shares (ASCN) are listed on the SWX Swiss Exchange in Zurich. The company address of Ascom Holding is Belpstrasse 37, CH-3000 Bern 14, Switzerland, and Ascom Holding’s telephone number is +41 31 999 11 11.

Ascom Inc.

Ascom Inc., is a California corporation and a wholly-owned subsidiary of Ascom Holding. The principal executive offices of the Purchaser are located c/o Ascom Holding AG, Belpstrasse 37, CH-3000 Bern 14, Switzerland, and Purchaser’s telephone number is +41 31 999 11 11.

The Purchase Agreement (see page 26)	We entered into the Purchase Agreement with Purchaser and Ascom Holding on September 26, 2008. Pursuant to the Purchase Agreement, we agreed to sell to the Purchaser substantially all of the assets relating to our WTS business in exchange for a purchase price of $12,750,000 in cash, of which $1,775,000 will be deposited into an escrow account upon completion of the transaction, and the assumption by the Purchaser of liabilities directly and solely relating to the WTS business.

Description of Assets Being Sold and Retained (see page 26)

Under the Purchase Agreement, we will sell to Purchaser substantially all of our assets related to the WTS business, including certain fixed assets, inventory, accounts receivable arising from the WTS business, certain intellectual property relating to the WTS business, specified contracts, rights under a real property lease, business names, and goodwill relating solely to the WTS business. We refer to the assets being sold under the Purchase Agreement collectively as the “Purchased Assets.”

We will retain all assets not expressly identified as Purchased Assets, including cash and cash equivalents, certain rights relating to taxes, documents not solely related to the assets being sold or to the operation of the WTS business, tax documents required to be filed with any government agency, certain contracts, certain tangible property, rights under certain pending litigation we currently have with SwissQual AG, which we refer to as the “SwissQual litigation,” and privileged material.

Description of Liabilities Being Assumed and Retained (see page 27)

Under the Purchase Agreement, the Purchaser will also assume certain liabilities related directly and solely to the WTS business and the Purchased Assets, including balance sheet liabilities relating solely to the WTS business that are outstanding at the closing, liabilities related to transferred or assumed contracts or agreements, liabilities for product warranty or services claims, taxes related to the assets being purchased, liabilities for accrued but unpaid vacation for certain employees, certain liabilities, contracts and obligations, trade accounts and liabilities for unfilled purchase orders.

The Purchaser is not assuming any liabilities other than those expressly set forth in the Purchase Agreement and described herein. The liabilities not being assumed by Purchaser include obligations and liabilities relating to assets not being purchased, trade accounts payable not related to the WTS business or the Purchased Assets, certain liabilities related to employment matters, liabilities related to indebtedness for borrowed money, liabilities arising out of the SwissQual litigation, claims or demands made pursuant to any proceeding pending before any government entity resulting from our actions before the closing of the asset sale, liabilities relating to or arising out of our breach or failure to perform a contract material to the WTS business, liability to indemnify or guaranty the liability of a third party, and any other liability that is not being assumed pursuant to the Purchase Agreement.

Reasons for the Asset Sale (see page 17)	Selling assets related to the WTS business furthers our strategy of focusing our resources on expanding the ChargeSource® business. In addition, we are seeking to reduce our operating costs as a result of this proposed transaction.

Recommendation of the Board of Directors (see page 18)	After careful consideration, our Board of Directors recommends that you vote “FOR” the proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement.

Opinion of Financial Advisor (see page 19)	Our Board of Directors retained Pagemill Partners, LLC, or Pagemill, to act as its financial advisor in connection with the asset sale. As part of the engagement, Pagemill was asked to render a fairness opinion as to whether the consideration we are to receive from the Purchaser in connection with the asset sale is fair, from a financial point of view, to us. Pagemill delivered an oral opinion, which opinion was confirmed by delivery of the written opinion dated September 26, 2008 (attached hereto as Appendix B), to our Board of Directors to the effect that, subject to and based on the considerations referred to in Pagemill’s opinion, the consideration to be provided in connection with the asset sale is fair to us, from a financial point of view.

Vote Required to Approve the Proposal (see page 24)	The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for shareholder approval of the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement.

Representations and Warranties (see page 29)	The Purchase Agreement contains customary representations and warranties of the parties relating to, among other things, their authority to enter into the Purchase Agreement and, in the case of Comarco, various matters regarding the WTS business and the assets being sold.

Closing Conditions (see page 30)	The obligations of the parties to consummate the proposed asset sale contemplated by the Purchase Agreement are subject to certain closing conditions, including, among other things, that our shareholders approve the transactions contemplated by the Purchase Agreement.

Agreements (see page 31)	The Purchase Agreement contains customary covenants of the parties, including, among other things, covenants regarding our ability to conduct the WTS business prior to the completion of the asset sale.

No Solicitation (see page 32)	The Purchase Agreement includes our agreement not to seek other competing offers for the assets proposed to be sold to Purchaser. It also provides that, notwithstanding the no solicitation provisions in the Purchase Agreement, our Board of Directors may withdraw or modify its approval or recommendation of the proposed sale of assets to Purchaser pursuant to the terms of the Purchase Agreement, or recommend a superior offer (which it did not solicit) to purchase the WTS assets, if our Board of Directors determines in good faith that such alternate offer constitutes a superior offer and determines that failure to act with regard to such superior offer would be inconsistent with the fiduciary duties of our Board of Directors and we are in compliance with other applicable terms of the Purchase Agreement. In such case, we would be required to pay Purchaser a termination fee as discussed below.

Employee Matters (see page 35)	Under the Purchase Agreement, the Purchaser will offer employment (which is to begin at the closing of the asset sale) to not less than 45 of our employees who are employed by us in connection with the WTS business on terms and conditions comparable to those in effect immediately prior to closing. The employees who accept Purchaser’s offer of employment are to be covered by the benefit plans of the Purchaser and will receive credit for purposes of eligibility and vesting in those plans, except that any of those employees who are receiving benefits or waiting for a disability determination under Seller’s long term disabilities plans as of the closing will continue to be covered by that plan while disabled.

Indemnification (see page 36)	We, on one hand, and Purchaser and Ascom Holding, on the other hand, agree to indemnify each other under certain circumstances after the closing of the asset sale as more fully described in this proxy statement and the Purchase Agreement.

Termination of the Purchase Agreement (see page 37)

The Purchase Agreement may be terminated by the mutual written consent of us and the Purchaser.

Either we or the Purchaser may terminate the Purchase Agreement:

•        if the asset sale has not been completed on or before January 16, 2009, so long as the failure to complete the asset sale by such date is not the result of the failure of the party seeking to terminate to comply with the terms of the Purchase Agreement;

•        if the asset sale and the Purchase Agreement have not been approved by our shareholders at the special meeting or any adjournment or postponement thereof; or

•        if a final judgment, injunction, order or ruling would prevent the performance of the Purchase Agreement or the transactions contemplated thereby.

In addition, we may terminate the Purchase Agreement:

•        if (i) any of Purchaser’s representations and warranties contained in the Purchase Agreement are inaccurate or (ii) Purchaser has breached its covenants under the Purchase Agreement, such that the Purchaser fails to meet the closing condition related to the accuracy of its representations and warranties and the performance of its covenants; provided, that such inaccuracy or breach has not been waived or cured within 10 business days after written notice; or

•        if we enter into a definitive acquisition agreement providing for a superior offer, the asset sale has not been approved by our shareholders and we have not breached the no solicitation provisions and certain other provisions of the Purchase Agreement.

Finally, the Purchaser may terminate the Purchase Agreement:

•        if (i) any of Seller’s representations and warranties contained in the Purchase Agreement are inaccurate or (ii) Seller has breached its covenants under the Purchase Agreement, such that Seller fails to meet the closing condition related to the accuracy of its representations and warranties and the performance of its covenants; provided, that such inaccuracy or breach has not been waived or cured within 10 business days after written notice; or

•        if at any time prior to the approval of the asset sale by our shareholders, our Board of Directors (i) fails to recommend that our shareholders vote to approve the asset sale; (ii) withdraws or modifies in a manner adverse to Purchaser its recommendation that our shareholders approve the asset sale; (iii) approves or recommends to our shareholders a competing acquisition proposal; or (iv) we execute a letter of intent, memorandum of understanding or similar contract relating to an acquisition proposal, other than confidentiality agreements meeting certain requirements set forth in the Purchase Agreement. Clauses (i) through (iv) above each constitute what is referred to as a “triggering event” in connection with a decision by Purchaser to terminate the Purchase Agreement.

Termination Fee (see page 38)

A termination fee of $500,000 in cash will be paid by us to the Purchaser under certain circumstances, including:

•        if (i) the Purchase Agreement is terminated by either us or the Purchaser because shareholder approval was not obtained or if the transaction had not closed by the January 16, 2009, and (ii) prior to such termination, we receive a proposal for a competing transaction for the assets proposed to be sold, or a public announcement of an intent to make such a proposal had been made, and (iii) we enter into a definitive agreement with respect to a transaction contemplated by such competing proposal within 12 months of the date the Purchase Agreement is terminated;

•        the Purchase Agreement is terminated by the Purchaser pursuant to any of the “triggering events” (which are described above under “—Termination of the Purchase Agreement”) occurring prior to obtaining shareholder approval of the asset sale pursuant to the terms of the Purchase Agreement; or

•        the Purchase Agreement is terminated by us pursuant to our entering into a definitive agreement related to any competing transaction that constitutes a superior offer.

The right to receive payment of any termination fee as described above will be the sole and exclusive remedy of Ascom Holding and the Purchaser and they shall be precluded from any other remedy in connection with the asset sale or the other transactions contemplated by the Purchase Agreement against us or any entity or person that we control, are controlled by, or are under common control with, except in the event of our fraud, gross negligence or willful misconduct.

Nature of Our Business After the Asset Sale (see page 24)	After the proposed sale of assets to Purchaser, we intend to focus our resources on our ChargeSource® business. We intend to continue our focus on maximizing shareholder value.

Tax Consequences of the Asset Sale (see page 25)	The sale of assets pursuant to the Purchase Agreement will be a taxable transaction to us for United States Federal income tax purposes as discussed in this proxy statement.

Interests of Our Officers and Directors in the Asset Sale (see page 24)	Three of our executive officers may have interests in the asset sale that are different from the interests of our other shareholders as they may disagree with our Board of Directors’ determination that the consummation of the asset sale does not constitute a “change of control” as set forth in their respective severance compensation agreements. One of our executive officers has been offered employment with Purchaser following consummation of the asset sale.

Regulatory Approvals (see page 25)	The asset sale is not subject to review by the United States Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, under the Hart-Scott-Rodino Act or HSR Act. Nevertheless, the FTC and DOJ may choose to review the proposed asset sale, although this would not be customary. We are not aware of any material regulatory requirements or governmental approvals or actions that are required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the California Corporations Code in connection with the asset sale.

No Dissenters’ Rights (see page 25)	Under California law, our articles of incorporation and our bylaws, our shareholders do not have dissenters’ rights as a result of the proposed asset sale.

Amendment (see page 38)	The Purchase Agreement may be amended, modified and supplemented by the written agreement of the parties thereto; provided, that after we obtain shareholder approval for the Purchase Agreement, our shareholders must approve any amendment to the Purchase Agreement that would require shareholder approval under applicable law.

QUESTIONS AND ANSWERS

Set forth below are some key questions and answers to provide you with more information about the special meeting and the proposed asset sale. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and the accompanying materials carefully.

Q:	What is the proposal I will be voting on at the special meeting?

A:	As a shareholder, you are requested to consider and vote upon a proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement. Our Board of Directors is not aware of any other matters to be presented at the special meeting. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

Q:	What assets are being sold?

A:	We are selling substantially all of the assets related to our WTS business. The assets to be transferred at closing include certain fixed assets, inventory, accounts receivable arising from the WTS business, certain intellectual property relating to the WTS business, specified contracts, rights under a real property lease, business names, and goodwill relating solely to the WTS business.

Q:	What is the purchase price for the assets and how was the price determined?

A:	The purchase price to be paid to us by the Purchaser is $12,750,000 in cash and the Purchaser’s assumption of certain liabilities relating directly and solely to the WTS business. The purchase price for the assets proposed to be sold was negotiated between our representatives and representatives of the Purchaser. We have received an opinion from Pagemill that the consideration in the transaction is fair, from a financial point of view, to us. A copy of the opinion of Pagemill is included as Appendix B to this proxy statement.

Q:	What will happen if the asset sale is approved by our shareholders?

A:

If the asset sale contemplated by the Purchase Agreement is approved by our shareholders and the other closing conditions are satisfied, we will sell substantially all of our assets related to our WTS business to the Purchaser under the terms of the Purchase Agreement, as more fully described in this proxy statement. Following the sale of the assets, we intend to focus on our remaining business, ChargeSource®.

Q:	What will happen if the asset sale is not approved by our shareholders?

A:	If the asset sale is not approved by our shareholders, we will not sell our WTS business to the Purchaser at this time and we will continue to conduct our WTS business as we evaluate all available strategic alternatives. If the asset sale is not approved by our shareholders, either party would have the right to terminate the Purchase Agreement, in which case we could be required to pay to Purchaser a termination fee in the amount of $500,000 if prior to termination we instead received an alternative offer for a transaction and entered into a definitive agreement related to such alternative offer within 12 months of termination.

Q:	Who is entitled to vote?

A:

Only shareholders of record of our common stock on the close of business on November 4, 2008, which we refer to as the record date, will be entitled to vote at the special meeting. Each share of our common stock issued and outstanding on the record date will be entitled to one vote. On November 7, 2008, we began mailing this proxy statement to all persons entitled to vote at the special meeting. At the close of business on the record date, there were 7,326,671 shares of our common stock outstanding, which constituted all of our voting shares as of that date.

Q:	What vote is required to approve the sale of assets?

A:	Under California law, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required for shareholder approval of the sale of “all or substantially all” of our assets. There are no cases interpreting this California statute and judicial case law interpreting similar statutes in other states is complicated and the question of when shareholder approval is required under such statutes is often uncertain. While we have not taken a position as to whether the proposed asset sale requires shareholder approval under California law, shareholder approval of the asset sale is a condition to closing under the terms of the Purchase Agreement. Therefore, we are seeking the affirmative vote of the holders of a majority of our outstanding shares of common stock to approve the asset sale.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your proxy. We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, telegraph, facsimile or otherwise, but they will not receive additional compensation for their services. In addition, we have retained the services of MacKenzie Partners, Inc., a proxy solicitation firm to assist in the solicitation of proxies by mail, personally, by telephone, telegraph, facsimile or other means of communication.

Q:	How does the Board of Directors recommend that I vote at the special meeting?

A:	The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement.

Q:	How do I vote?

A:	We encourage you to vote promptly. You may vote in one of the following ways:

•	By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

•

By Telephone. If you are a holder of record and are located in the U.S. or Canada, you can vote your proxy by calling the toll-free telephone number on the proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are located outside the U.S. or Canada, please contact MacKenzie Partners, Inc. at (212) 929-5500 for information on how you can vote by telephone.

•

By Internet. If you are a holder of record, you can also vote your proxy by the Internet. The enclosed proxy card indicates the website you may access for Internet voting. As with telephone voting, you will be able to confirm that the system has properly recorded your votes.

•

At the Special Meeting. The way you vote your shares now will not limit your right to change your vote at the special meeting if you choose to attend the meeting in person. If you attend the special meeting, we will give you a ballot when you arrive. However, if you hold shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the record date. You must contact your broker, bank or other nominee directly in advance of the special meeting to obtain the needed legal proxy.

If you sign and return your proxy without any voting instructions, your shares will be voted as our Board of Directors recommends. If you have any questions regarding how to vote, please contact MacKenzie Partners, Inc. at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the U.S.).

Q:	How is my vote counted if I return the proxy card in the mail?

A:	If you vote by returning your proxy card in the mail, your form of proxy will be valid only if you sign, date and return it before the special meeting to be held on November 26, 2008. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST” the proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the proposed asset sale with Purchaser pursuant to the Purchase Agreement.

Q:	What if my shares are held in “street name”; will my broker be able to vote my shares?

A:	Yes, but only if you provide instructions to your broker on how to vote. Whether or not you attend the special meeting, if you hold your shares in “street name,” then you must obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct the broker to vote your shares.

Q:	Can I change my vote after I have mailed my signed form of proxy?

A:	Yes, you may change your vote at any time before your shares are voted at the special meeting. You may change your vote in one of three ways:

•	delivering written notice to the Secretary of Comarco by mail or facsimile, which bears a later date than the date of the earlier proxy, stating that the earlier proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke your earlier proxy.

If you are a holder of record, you may obtain a new proxy card by contacting the Secretary of Comarco at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, telephone (949) 599-7400. If your shares are held in “street name,” you may obtain a new voting instruction form by contacting your broker, bank or other nominee.

Q:	What if we receive a competing offer for the assets proposed to be sold?

A:	We have agreed that after execution of the Purchase Agreement, we will not, directly or indirectly, solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing non-public information) any other entity or person to make a proposal to us to acquire the Purchased Assets.

If, however, at any time prior to obtaining shareholder approval of the proposed asset sale with Purchaser pursuant to the Purchase Agreement, we receive an unsolicited proposal that our Board of Directors determines in good faith, after consultation with financial advisors and outside counsel, to be superior to the proposed transaction with Purchaser and it determines in good faith after consultation with outside counsel that failure to take action with respect to such alternative offer would be inconsistent with the fiduciary duties of our Board of Directors under applicable law, we may furnish nonpublic information to, and negotiate with, the party making the superior offer. Under certain circumstances, including our compliance with applicable notice, negotiation and termination provisions in the Purchase Agreement, our Board of Directors may withdraw, modify or qualify its recommendation that the shareholders approve the proposed asset sale with Purchaser, and recommend a superior offer if one is received.

Q:	What will happen to my shares of Comarco if the sale of assets is approved?

A:

The proposed asset sale will not alter the rights, privileges or nature of the outstanding shares of Comarco common stock. A shareholder who owns shares of our stock immediately prior to the closing of the asset sale will continue to hold the same number of shares immediately following the closing. We do not currently have plans to distribute any of the proceeds that we receive from the transaction to our shareholders. Rather, we intend to use the proceeds from the transaction, along with our existing cash and cash equivalents, in connection with our ChargeSource® business.

Q:	Who can I contact with questions?

A:	If you have more questions about the proposed sale of assets related to the WTS business or would like additional copies of this proxy statement, you should contact MacKenzie Partners, Inc. at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the U.S.) or write to Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, Attn: Winston Hickman.

THE SPECIAL MEETING OF COMARCO SHAREHOLDERS

We are furnishing this proxy statement to holders of record of our common stock as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

When and Where the Special Meeting Will Be Held

The special meeting is being held on November 26, 2008, at 10:00 a.m., local time, at our principal executive offices, which are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630.

What Will Be Voted Upon

At the special meeting, you will be asked to:

•	Consider and vote upon a proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

For more information about the asset sale and the other transactions contemplated by the Purchase Agreement, we encourage you to review carefully this proxy statement and the Purchase Agreement attached as Appendix A hereto, as well as the other information referenced herein.

Voting Securities; Quorum

Our only outstanding class of voting securities is our common stock. Only shareholders of record at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were 7,326,671 shares of common stock outstanding.

The holders of record of a majority of the outstanding shares of common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each share is entitled to one vote.

Votes Required for Approval

The asset sale cannot be completed unless, among other things, it is approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock. If we fail to obtain the requisite vote for the asset sale proposal, either party may terminate the Purchase Agreement, subject to the terms and conditions of the Purchase Agreement.

Voting Your Shares and Changing Your Vote

You may vote by returning the enclosed proxy card in the mail, by telephone, by Internet, or in person at the special meeting. Please see the instructions above under “Questions and Answers – How do I vote?” for additional information on how to vote.

Once you have voted, you may revoke your vote by (1) delivering written notice to the Secretary of Comarco by mail or facsimile, which bears a later date than the date of the earlier proxy, stating that the earlier proxy is revoked, (2) signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the special meeting, or (3) attending the special meeting and voting the shares in person, although attendance at the special meeting will not itself, revoke your earlier proxy. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the special meeting will be voted as specified therein and as described below under “—Voting by Proxy.”

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other agent or nominee, and you wish to vote at the special meeting, you must bring to the special meeting a form of legal proxy requested through your broker, bank or other agent or nominee authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement. As to any other business which may properly come before the special meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment, although we do not presently know of any other such business.

How Proxies are Counted

With respect to the asset sale, only shares affirmatively voted “FOR” the proposal and shares represented at the special meeting by properly executed proxies that do not contain voting instructions will be counted as favorable votes. Shares of our common stock held by persons attending the special meeting but not voting, and shares of our common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the asset sale proposal for purposes of determining whether or not the requisite vote was received.

Cost of Solicitation

We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, telegraph, facsimile or otherwise, but they will not receive additional compensation for their services. In addition, we have retained the services of MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies by mail, personally, by telephone, telegraph, facsimile or other means of communication, and such firm will receive a fee estimated to be $7,500 and will be reimbursed for out-of-pocket expenses.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” and “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements included in this report. Additionally, statements concerning future matters are forward-looking statements.

These forward-looking statements reflect current views about our plans, strategies, and prospects, but can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Many important factors may cause Comarco’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to the failure of the proposed asset sale to close for any reason, including the failure to obtain the required shareholder approval; the occurrence of any event, circumstance or change that could give rise to the termination of the Purchase Agreement; our customers’ demand for our services; our reliance on a limited number of customers for a significant portion of our revenue; increased competition; our ability to develop and introduce new products successfully; the risk of third parties infringing our intellectual property; difficulties and delays associated with our efforts to obtain cost reductions and to reduce the time to market for our ChargeSource® products; general economic, political, and market conditions; litigation and other factors. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Accordingly, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ASSET SALE RISK FACTORS

Risks, uncertainties and other factors may affect our future business and results. In addition to the risks, uncertainties, and other factors discussed below and elsewhere in this proxy statement, the risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied in any forward-looking statements include, without limitation, those set forth under Part I, Item 1A “Risk Factors” in Comarco’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 filed with the SEC, those contained in Comarco’s other filings with the SEC, and those set forth above. The matters discussed below could cause our future results to materially differ from past results or those described in forward-looking statements and could have a material adverse effect on our business, financial condition and stock price.

Our business may be harmed if the proposed asset sale related to our WTS business is not consummated.

On September 26, 2008, we entered into the Purchase Agreement with Ascom Holding and the Purchaser, pursuant to which we agreed to sell substantially all of the assets relating to our WTS business. The asset sale is subject to a number of closing conditions, including approval by our shareholders and obtaining certain third party consents. As a result, we cannot assure you that the asset sale will be completed. If the asset sale is not completed, we will be subject to several risks, including the following:

•	under certain specified circumstances, we may be required to pay the Purchaser a termination fee of $500,000 in cash;

•	the price of our common stock may decline to the extent that the current market price of our common stock reflects an assumption that the asset sale will occur;

•	we must pay our accrued costs and expenses related to the asset sale, such as legal, accounting and certain financial advisory fees, even if the asset sale is not completed; and

•

the announcement of the transaction, the failure to close and the uncertainty caused thereby might have a disruptive affect on our employees, customers and vendors, which in turn could have a disruptive or harmful affect on our ability to conduct our WTS business on the same basis as we have done historically.

If the proposed asset sale is not completed, we may explore other potential transactions, but alternatives may be less favorable to us.

If the proposed asset sale is not completed, we may explore other strategic alternatives, including a possible sale of our WTS business and related assets to another third party at a later time. An alternative transaction may have terms that are less favorable to us than the terms of the proposed sale to Purchaser, or we may be unable to reach agreement with another third party with respect to an alternative transaction that we would consider to be in the best interests of Comarco and its shareholders. In addition, we would likely incur additional legal, accounting and financial advisory fees in pursuing such an alternative transaction.

By completing the asset sale, we will no longer be engaged in the WTS business.

The WTS business accounted for a significant portion of our revenue for the fiscal year ended January 31, 2008 and for the six months ended July 31, 2008. By selling substantially all of our assets relating to the WTS business to Purchaser, we will be exiting the WTS business. Following the asset sale, the ChargeSource® business will be our sole operating business and accordingly, our profitability will be dependent upon this line of business.

INFORMATION ABOUT THE COMPANIES AND THE ASSET SALE

The Parties

Comarco, Inc.

Comarco, Inc. is a California corporation whose operations consist solely of the operations of CWT, our wholly-owned subsidiary, as described below. Our common stock has been publicly traded since 1971 when Comarco, Inc. was spun-off from Genge Industries. Our principal executive offices are located at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, and our phone number is (949) 599-7400.

Comarco Wireless Technologies, Inc.

Comarco Wireless Technologies, Inc. is a Delaware corporation that currently operates two businesses: ChargeSource® and WTS. Through ChargeSource®, CWT is a leading designer and manufacturer of external mobile power adapters used to power and charge notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and other handheld devices. Through WTS, CWT is also a provider of wireless test solutions for the wireless industry. On July 10, 2008, we sold assets relating to CWT’s Call Box business, which designed, manufactured and maintained emergency call boxes, for $2.7 million in cash, recording a pre-tax gain on the sale of $382,000. Assuming the asset sale is completed, ChargeSource® will remain the sole operating business of CWT. CWT’s principal executive offices are located at c/o Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630, and CWT’s phone number is (949) 599-7400.

Ascom Holding AG

Ascom Holding AG is an international solution provider with comprehensive technological know-how in Mission-Critical Communication. The company concentrates on the core areas of wireless solutions (high-value, customer-specific on-site communications solutions) and security solutions (applications for security, communication and control systems for infrastructure operators, public security institutions and the army). Ascom Holding’s registered shares (ASCN) are listed on the SWX Swiss Exchange in Zurich. The company address of Ascom Holding is Belpstrasse 37, CH-3000 Bern 14, Switzerland, and Ascom Holding’s telephone number is +41 31 999 11 11.

Ascom Inc.

Ascom Inc. is a California corporation and a wholly-owned subsidiary of Ascom Holding. The principal executive offices of the Purchaser are located c/o Ascom Holding AG, Belpstrasse 37, CH-3000 Bern 14, Switzerland, and the Purchaser’s telephone number is +41 31 999 11 11.

Use of Proceeds

We intend to use the net cash proceeds of the asset sale, which we expect to be approximately $11,300,000 upon completion of the closing (after taking into account estimated transaction costs and fees totaling approximately $1,450,000), for general working capital and in connection with our ChargeSource® business. We are required to place $1,775,000 of such net proceeds in escrow upon completion of the asset sale. We do not intend to distribute any of the proceeds that we receive from the asset sale to our shareholders. Rather, we intend to use the proceeds from the transaction, along with our existing cash and cash equivalents, in connection with our ChargeSource® business.

Background of the Asset Sale

Ascom Holding is one of our significant partners in our WTS business. During November 2006, we entered into a cooperative alliance with Ascom (Schweiz) AG, a wholly-owned subsidiary of Ascom Holding, to develop, market, and support next-generation wireless network QoS, optimization, and test measurement systems. Together we have developed harmonized test and measurement systems and solutions for 3G and 4G wireless standards. We jointly developed with Ascom Holding the Symphony™ Multi system. During the six months ended July 31, 2008 we generated revenue related to products which we jointly developed with Ascom Holding of $8.6 million net of revenue sharing payable to Ascom Holding of $2.2 million during the same period.

In May 2007, our Board of Directors formed an Executive Committee. The Executive Committee was charged, in part, to review strategic alternatives designed to help us improve our focus and to improve shareholder value.

On September 11, 2007 the Executive Committee engaged Pagemill as our financial advisor to assist us in evaluating and pursuing strategic alternatives to improve shareholder value. Pagemill is an investment bank that specializes in middle market transactions in the technology industry.

Pursuant to its engagement with us, Pagemill contacted approximately 25 interested parties, including 22 strategic parties and three financial parties or private equity funds, regarding their potential interest in pursuing a possible purchase of our WTS business and related assets. In addition, three potential purchasers undertook on their own initiative to contact Pagemill. Confidentiality agreements were executed with 22 interested parties, each of which was provided with a confidential information memorandum regarding the WTS business. During this period, an electronic data room was assembled which contained various financial and other information related to the WTS business. As part of this process, Ascom Holding signed a confidentiality agreement dated July 12, 2007 concerning the possible sale of the WTS business and assets.

Thereafter, representatives of Ascom Holding conducted financial and business due diligence on our WTS business. This due diligence process included several conference calls and various meetings between representatives of us and representatives of Ascom Holding. On July 8, 2008 and July 9, 2008, our chief executive officer met in Switzerland with representatives of Ascom Holding regarding a possible transaction involving our WTS business. The parties discussed the potential sale to Ascom Holding of substantially all of the assets related to our WTS business for approximately $12,750,000 cash and the assumption of certain liabilities, subject to further due diligence and negotiation of other terms of the transaction.

On July 18, 2008, after hearing a report from Pagemill about the sale process and a report from our executive management concerning the status of negotiations with Ascom Holding, our Board of Directors unanimously approved resolutions authorizing us to enter into an exclusivity agreement with Ascom Holding and to continue negotiations, due diligence and document preparation regarding the possible sale of the WTS assets to Ascom Holding.

On July 21, 2008, we entered into an exclusivity agreement with Ascom Holding, which provided that we would negotiate exclusively with Ascom Holding through the period ended September 4, 2008. On September 4, 2008, our Board of Directors agreed to extend the exclusivity period to September 18, 2008. We further extended the exclusivity period to September 26, 2008.

On August 7, 2008, our representatives distributed to representatives of Ascom Holding an initial draft purchase agreement for review, and over the next several weeks, our representatives and Ascom Holding’s representatives continued to engage in discussions concerning a possible transaction and exchanged drafts of the purchase agreement. From September 8, 2008 through September 11, 2008, we engaged in negotiations with representatives of Ascom Holding who flew to California to meet with us. During these four days, the parties exchanged comments on related transaction documents and engaged in face-to-face discussions regarding, among other things, the proposed terms and conditions set forth in the draft documents and agreements. After September 11, 2008, we continued to negotiate the draft purchase agreement and we and Ascom Holding, with the assistance of our respective legal counsels, also prepared and negotiated other ancillary agreements, including disclosure schedules, a proposed sublease, an escrow agreement, bill of sale and other documents.

On September 16, 2008, our Board of Directors met via conference call to review the status of the proposed transaction with Ascom Holding. At this meeting, the Board of Directors considered our strategic plan and the possible sale of the WTS assets to Ascom Holding within the context of such strategic plan. At the meeting, representatives of Paul, Hastings, Janofsky & Walker LLP, our outside legal counsel (“Paul Hastings”) presented information regarding the proposed asset sale as well as additional information regarding significant issues still being negotiated by the parties. Representatives of Pagemill and our management also updated the Board of Directors with respect to various aspects of the negotiations and the proposed transactions.

Our Board of Directors again met on both September 24, 2008 and September 25, 2008 to review the proposed sale of substantially all of the assets of the WTS business to Ascom Holding. At both of these meetings, representatives of Paul Hastings presented information regarding the proposed transaction as well as information regarding the proposed documentation. Paul Hastings also summarized and discussed with our Board of Directors the material terms of the proposed purchase agreement, including provisions permitting our Board of Directors to change its recommendation to our shareholders or to terminate the purchase agreement to accept a superior proposal, subject to payment of a termination fee of $500,000. In addition, at both meetings, representatives of management reviewed and discussed with the Board of Directors financial terms of the proposed asset sale and the events leading up to the proposed transaction and representatives of Pagemill reviewed with our Board of Directors its financial analysis of the proposed aggregate consideration to be paid by Purchaser in connection with a possible sale of substantially all of the assets related to our WTS business. At the meeting held on September 25, 2008 representatives of our management and Paul Hastings updated our Board of Directors with respect to the negotiations which occurred the night before. At this meeting, representatives of Pagemill delivered to our Board of Directors an oral opinion, which opinion was confirmed by delivery of the written opinion dated September 26, 2008 (attached as Appendix B hereto), that the consideration to be received in the proposed sale of substantially all of the assets related to our WTS business to Ascom was fair, from a financial point of view, to us. After considering the financial and legal aspects of the asset sale, our Board of Directors unanimously approved of the sale of substantially all of the assets of the WTS business and resolved to recommend that our shareholders approve the sale of substantially all of the assets related to our WTS business pursuant to the terms of the Purchase Agreement. On September 26, 2008 we entered into the Purchase Agreement. On September 29, 2008, we issued a press release announcing the signed Purchase Agreement and filed a related Current Report on Form 8-K with the SEC.

Reasons for the Asset Sale

In evaluating the asset sale, our Board of Directors reviewed a significant amount of information and consulted with our management and financial and legal advisors. In arriving at its determination, our Board of Directors also considered a number of factors, including, but not limited to:

•	our strategic plan to focus our resources on our ChargeSource® business and, as part of this strategic plan, disposing of the WTS assets to raise capital;

•

historical, current and projected information concerning the WTS business, and its financial performance and condition, and, the investment required to effectively support the WTS business in meeting its market potential;

•

the value and consideration to be received by us pursuant to the Purchase Agreement, including the fact that we would receive an upfront cash payment, the fact that funds would be placed into escrow and the fact that Purchaser would agree to assume certain liabilities related directly and solely to the WTS business;

•	the amount of capital we expect to have after the closing of the asset sale as well as our anticipated cash flows and requirements in the reasonably foreseeable period thereafter;

•	the potential impact of the asset sale on our employees and other key constituencies, including Purchaser’s agreement to hire employees associated with the WTS business upon the closing;

•

the fact that the Purchase Agreement permits, subject to compliance with certain terms and conditions, our Board of Directors to consider and accept unsolicited superior proposals with respect to the WTS assets in the period after signing and prior to the closing, conditioned on the payment to Purchaser of a $500,000 termination fee;

•	the process undertaken to seek and identify potential bidders for the WTS business, and in connection therewith, our existing contractual and other relationships with Ascom Holding;

•

the financial presentation of our financial advisor, Pagemill, including its opinion to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to Comarco of the aggregate consideration to be received by us in the asset sale (the full text of Pagemill’s written opinion dated September 26, 2008 is attached hereto as Appendix B); and

•

presentations and discussions with our executive management and with representatives of our outside legal counsel, Paul Hastings, and our financial advisor, Pagemill, regarding the principal terms of the Purchase Agreement and other related documents.

Our Board of Directors also considered a variety of risks and other countervailing factors concerning the Purchase Agreement and the asset sale. These factors included:

•	the risks and uncertainties which arise from our strategic plan to focus on our ChargeSource® business after the disposition of our WTS assets;

•

the covenants and restrictions regarding our ability to conduct our business prior to the completion of the asset sale, which covenants and restrictions require us to conduct the WTS business only in the ordinary course, subject to specific limitations or our obtaining Purchaser’s prior consent;

•

restrictions on our Board of Directors’ ability to solicit or engage in discussions or negotiations with third parties regarding alternative transactions concerning our WTS business, and the requirement that we pay Purchaser a $500,000 termination fee in certain cases in the event of the termination of the Purchase Agreement;

•	the possibility that the proposed asset sale may be delayed or may not be completed, and the implications on our financial condition and operations in these events; and

•

the risks associated with our retaining after the consummation of the asset sale, and remaining responsible for, all liabilities and other costs which might arise out of our pending SwissQual litigation.

This discussion of the information and factors considered by our Board of Directors in reaching its conclusions and recommendation is not intended to be exhaustive, but it does include the material factors considered by our Board of Directors. In view of the wide variety of factors considered by our Board of Directors in evaluating the Purchase Agreement and the proposed asset sale, and the complexity of these matters, our Board of Directors did not did find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, different members of our Board of Directors may have given different weight to different factors.

Recommendation of Our Board of Directors

After careful consideration, our Board of Directors has determined that the proposed asset sale and the other transactions contemplated by the Purchase Agreement are fair and in the best interests of the Comarco and its shareholders. Accordingly, our Board of Directors has unanimously approved the asset sale and the Purchase Agreement, and recommends that you vote “FOR” the proposal to approve the sale of substantially all of the assets relating to our WTS business pursuant to the terms of the Purchase Agreement.

Opinion of Our Financial Advisor

Pagemill was retained to act as exclusive financial advisor to Comarco in connection with the asset sale and, if requested, to render to the Board of Directors of Comarco an opinion as to the fairness, from a financial point of view, of the consideration to be received by Comarco in the sale of its WTS business.

At the September 25, 2008 meeting of Comarco’s Board of Directors, Pagemill delivered its oral opinion, subsequently confirmed in writing as of September 26, 2008, to Comarco’s Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Pagemill, the consideration of $12,750,000 in cash and assumed liabilities in exchange for substantially all of the assets related to our WTS business was fair, from a financial point of view, to Comarco.

The full text of Pagemill’s written opinion, dated September 26, 2008, referred to herein as the Pagemill Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Pagemill in connection with the Pagemill Opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Pagemill provided the Pagemill Opinion for the information and assistance of Comarco’s Board of Directors in connection with its consideration of the asset sale. The Pagemill Opinion is not a recommendation as to how any holder of shares of Comarco common stock should vote with respect to the asset sale or any other matter. Comarco stockholders are urged to read the Pagemill Opinion in its entirety. The summary of the Pagemill Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Pagemill Opinion.

In connection with Pagemill’s role as exclusive financial advisor to Comarco, and in arriving at its opinion, Pagemill has, among other things, to the extent available,

•	reviewed the current and historical prices and trading activity of Comarco common stock;

•	reviewed publicly available financial and business information relating to Comarco and Ascom Holding;

•	met with certain members of our management to discuss the WTS business and its prospects;

•	met with certain members of Ascom Holding’s management to discuss the business and prospects of Ascom Holding;

•	reviewed certain pro forma financial effects of the proposed asset sale on Comarco;

•	compared certain financial information for the WTS business with similar information for certain other companies considered relevant whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations deemed relevant;

•	reviewed a draft dated as of September 22, 2008 of the Purchase Agreement; and

•	performed such other studies and analyses and considered such other factors deemed appropriate.

In preparing its opinion, Pagemill did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Comarco or our WTS business, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Pagemill, with Comarco’s permission, assumed and relied upon the accuracy and completeness of all such information. Pagemill did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, including any contingent, derivative or off-balance sheet assets and liabilities, of Comarco or the WTS business, nor did Pagemill evaluate the solvency or fair value of Comarco or the WTS business under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Pagemill and used in its analyses, Pagemill has assumed with Comarco’s permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Comarco as to the matters covered thereby. In rendering its opinion, Pagemill expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Pagemill Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Pagemill as of, the date of the Pagemill Opinion.

For purposes of rendering its opinion, Pagemill has assumed with Comarco’s permission that, in all respects material to its analysis, the asset sale will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Pagemill also has assumed that all material approvals and consents required in connection with the consummation of the asset sale will be obtained and that in connection with obtaining any necessary approvals and consents, no material restrictions will be imposed on Comarco. Pagemill is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Comarco and its advisors with respect to such issues.

The following is a summary of the material financial analyses presented by Pagemill to Comarco’s Board of Directors in connection with rendering the Pagemill Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Pagemill and is qualified in its entirety by reference to the full text of the Pagemill Opinion. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Pagemill. Some of the financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Pagemill’s financial analyses. Except as otherwise noted below, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 25, 2008 and is not necessarily indicative of current market conditions.

Implied Consideration

Pagemill reviewed and analyzed the consideration to be received by Comarco pursuant to the Purchase Agreement, which consists of $12,750,000 in cash and assumed liabilities in exchange for substantially all of the assets related to Comarco’s WTS business. Using a Comarco-prepared interim balance sheet for the WTS business as of July 31, 2008, which management identified as being the most current financial statement available prior to September 25, 2008, Pagemill calculated the transaction value of the proposed asset sale to be approximately $18,001,000 (inclusive of the value of current liabilities that would be assumed in connection with the proposed asset sale and not including approximately $1,175,000 of long-term liabilities being assumed by Purchaser).

Comarco Historical Stock Price Analysis

Pagemill reviewed general background information concerning Comarco, including recent financial and operating results and outlook, the price performance of Comarco’s common stock over the previous 24 months relative to the S&P 500 Index and a group of selected publicly traded companies. It was noted that the prices of many small capitalization technology companies fell sharply during the same period.

Analysis of Selected Publicly Traded Companies

Pagemill compared certain financial information and commonly used valuation measurements for WTS to corresponding information and measurements for a group of seven publicly traded communications test and measurement systems companies, consisting of CommScope, Inc., JDS Uniphase Corporation, Spirent Communications plc, EXFO Electro Optical Engineering, Inc., Anite plc, PCTEL, Inc., and Tollgrade Communications, Inc. (which are collectively referred to in this discussion as the Selected Companies), as well as for Ascom Holding and Comarco. These financial information and valuation measurements included, among other things: ratio of common equity market value as adjusted for debt and cash (which is referred to in this discussion as Total Enterprise Value) to revenues; and ratio of Total Enterprise Value to earnings before interest, taxes, depreciation and amortization (which is referred to in this discussion as EBITDA). Because the WTS business is part of Comarco, it does not report earnings per share, for any of the periods examined, so it was not possible to utilize that measure of financial performance.

To calculate the trading multiples for the Selected Companies, Ascom Holding and Comarco, Pagemill used publicly available information concerning historical and projected financial performance, including published historical financial information and estimates reported by selected equity research analysts. The periods utilized were: calendar 2007; last 12 months (which is referred to in this discussion as LTM); and next 12 months (which is referred to in this discussion as NTM). Comarco did not have positive EBITDA during calendar 2007 or LTM, so no attempt was made to utilize that measure of financial performance for those periods. Since there is only a one month difference between the common calendar year and quarterly reporting schedule for the Selected Companies and the fiscal year and fiscal quarterly reporting schedule for Comarco and WTS, Pagemill compared this data without adjustment (e.g. calendar 2007, ending December 31, 2007, data for the Selected Companies were compared to fiscal 2008, ending January 31, 2008, data for Comarco and the WTS business).

For each metric, from the range of values for the Selected Companies, Pagemill selected median and mean values that yielded the ranges of multiples set forth in the following table:

Multiple	Median and Mean Implied Values
Enterprise Value as a multiple of actual 2007 revenues	$8,654,200 – $9,985,700
Enterprise Value as a multiple of actual LTM revenues	$15,848,800 – $17,169,500
Enterprise Value as a multiple of estimated NTM revenues	$23,954,000 – $23,954,000
Enterprise Value as a multiple of estimated NTM EBITDA	$24,436,000 – $24,770,800

None of the Selected Companies is identical to the WTS business. Accordingly, Pagemill believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, which are reflected in the Pagemill Opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

Analysis of Selected Precedent Transactions

Pagemill reviewed the financial terms, to the extent publicly available, of 15 merger and acquisition transactions that it deemed comparable to the proposed asset sale between Comarco and Ascom, which are referred to in this discussion as the Selected Precedent Transactions. Pagemill selected these transactions by searching SEC filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were announced between June 1, 2002 and September 25, 2008; and

•	transactions involving target companies, producing communications test and measurements systems, deemed comparable to the WTS business.

The Selected Precedent Transactions reviewed were:

Date Announced	Acquirer	Target
5/19/08	Alerion Capital Group	VXI Technology, Inc.

4/23/08	ITC Network Corp.	Hitachi Mobile Co., Ltd.

3/11/08	Ascom Holding AG	Argogroup GmbH

12/11/07	Smith Micro Software, Inc.	PCTEL Mobility Solutions Group

6/26/07	CommScope, Inc.	Andrew Corp.

5/13/07	Tollgrade Communications, Inc.	Teradyne Inc. Broadband Test Division

5/10/07	JDS Uniphase Corp.	Innocor

1/30/07	Anite plc	Invenova Corp.

1/4/07	JDS Uniphase Corp.	Casabyte, Inc.

11/3/06	Anite plc	Nemo Technologies, Ltd.

1/23/06	Spirent Communications plc	SwissQual Holding AG

5/23/05	JDS Uniphase Corp.	Acterna Corp.

1/11/05	Andrew Corp.	Xenicom Ltd.

7/31/03	Aeroflex Incorporated	Racal Instruments Wireless Solutions

6/19/02	Spirent Communications plc	Anritsu US Line Monitoring Business

For each of the Selected Precedent Transactions, Pagemill calculated and compared Total Enterprise Value as a multiple of calendar 2007 or LTM revenue. Comarco did not have positive EBITDA during calendar 2007 or LTM, so no attempt was made to utilize that measure of financial performance. Since there is only a one month difference between the common calendar year and quarterly reporting schedule for the Selected Companies and the fiscal year and fiscal quarterly reporting schedule for Comarco and the WTS business, Pagemill compared this data without adjustment (e.g. calendar 2007, ending December 31, 2007, data for the Selected Companies were compared to fiscal 2008, ending January 31, 2008, data for Comarco and the WTS business).

From the range of values for the Selected Precedent Transactions, Pagemill selected the median and mean values which resulted in the range set forth in the following table:

Multiple	Median and Mean Implied Values
Total Enterprise Value as a multiple of actual 2007 revenue	$7,988,500 – $15,977,000
Total Enterprise Value as a multiple of actual LTM revenue	$15,848,800 – $31,697,500

All multiples for the Selected Precedent Transactions were based on public information available at the time of the announcement of each transaction, without taking into account differing market and other conditions during the period in which the Selected Precedent Transactions occurred.

Because the reasons for, and circumstances surrounding, each of the Selected Precedent Transactions were so diverse, and due to the inherent differences between the operations and financial condition of Comarco and the

WTS business and the companies involved in the Selected Precedent Transactions, Pagemill believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, which are reflected in the Pagemill Opinion, concerning differences among the characteristics of these transactions and the Transactions that could affect the value of the subject companies and businesses and Comarco.

The foregoing summary describes all analyses and factors that Pagemill deemed material in its presentation to Comarco’s Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Pagemill in connection with preparing the Pagemill Opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Pagemill believes that its analyses must be considered as a whole and that considering any portion of its analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the Pagemill Opinion. In arriving at its fairness determination, Pagemill did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Pagemill utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Pagemill to provide its opinion to Comarco’s Board of Directors as to the fairness of the asset sale consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Pagemill made, and was provided by Comarco’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Comarco. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Comarco’s advisors, neither Comarco nor Pagemill nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the asset sale were determined through negotiations between Comarco and Ascom Holding and were approved by Comarco’s Board of Directors. Although Pagemill provided advice to Comarco during the course of these negotiations, the decision to enter into the Purchase Agreement and to proceed with the asset sale was solely that of Comarco’s Board of Directors. As described above, the opinion and presentation of Pagemill to Comarco’s Board of Directors was only one of a number of factors taken into consideration by Comarco’s Board of Directors in making its determination to approve the asset sale. The Pagemill Opinion was provided to Comarco’s Board of Directors to assist it in connection with its consideration of the asset sale and does not constitute a recommendation to any holder of Comarco common stock as to how to vote with respect to the asset sale.

Comarco selected Pagemill as exclusive financial advisor in connection with the asset sale based on Pagemill’s qualifications, expertise, reputation and experience in transactions and acquisitions. Comarco has retained Pagemill pursuant to a letter agreement dated August 7, 2007 and amended on September 5, 2008. As compensation for Pagemill’s services in connection with the transaction with Ascom, Comarco paid Pagemill a cash fee of $100,000 upon delivery of the Pagemill Opinion and has agreed to pay Pagemill an additional cash fee equal to $500,000 upon consummation of the asset sale. Comarco has also agreed to indemnify Pagemill and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the asset sale.

Pagemill is a recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for employee compensation, asset allocation and other purposes. Pagemill may provide investment banking services to Comarco in the future, for which Pagemill would expect to receive compensation.

Vote Required to Approve the Asset Sale

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for shareholder approval of the sale of substantially all of the assets related to our WTS business pursuant to terms of the Purchase Agreement. If we fail to obtain the requisite vote for the asset sale proposal, we will not be able to consummate the asset sale and either us or the Purchaser may terminate the Purchase Agreement.

Nature of Our Business after the Asset Sale

Assuming we consummate the asset sale to Purchaser, we intend to focus our resources on our ChargeSource® business. Our ChargeSource® business designs external power adapters for notebook computers, mobile phones, and many other rechargeable handheld devices. Our current and planned ChargeSource® product offering consists of external AC/DC, AC, and DC power adapters designed for the right mix of power output and functionality for most retail, original equipment manufacturer (“OEM”), and enterprise customers.

We intend to continue our focus on maximizing shareholder value.

Interests of Officers and Directors in the Asset Sale

When considering the recommendation by our Board of Directors to vote for the proposed asset sale, you should be aware that the Compensation Committee of Comarco’s Board of Directors and our full Board of Directors carefully considered whether our executive officers and directors had interests in the proposed asset sale that were different from the interests of our other shareholders.

In that regard, the Compensation Committee considered whether the consummation of the proposed asset sale would constitute an “Acquisition” or a “change in control” for purposes of the 2005 Equity Incentive Plan, and determined that it would not. In addition, the Compensation Committee considered whether consummation of the asset sale would constitute a “change of control” (as defined in such agreements) under our Severance Compensation Agreements with Mark Chapman, our Vice President and General Manager of the Wireless Test Solutions business; Alisha Charlton, Vice President, Corporate Controller and Secretary; Thomas Lanni, Vice President and Chief Technology Officer of the ChargeSource® business; and Fredrick Torstensson, Vice President. Under such agreements, if there is a “change of control”, and, within 24 months after the change of control, such executives are subsequently terminated by us other than for “cause”, or cease to be employed by us for reasons other than because of death, disability, retirement or cause, or such executives terminate their employment with us for “good reason” (as defined in such agreements), then he or she would be entitled to receive a lump sum cash payment equal to the sum of his or her annual base salary plus his or her annual incentive compensation bonus that would be payable assuming 100 percent satisfaction of all performance goals thereunder. The Compensation Committee determined by resolution, after reviewing the question, that the consummation of the asset sale would not constitute a “change of control,” as that term is used in the severance compensation agreements. On September 25, 2008, our Board of Directors unanimously passed a resolution confirming and ratifying such determinations by the Compensation Committee. One of our executive officers with a severance compensation agreement has agreed in writing with us with respect to this determination and Mr. Chapman has indicated that he disagrees with this determination. No assurances can be given, however, that the other two officers who have such severance compensation agreements will agree with our interpretation with respect to the asset sale and such severance compensation agreements. Assuming hypothetically that all relevant triggering events under the severance compensation agreements had occurred on September 26, 2008, then we would have been obligated to pay in the aggregate approximately $1,309,000 pursuant to all four severance compensation agreements, of which approximately $389,000 would have been attributable to Mr. Chapman.

Mr. Chapman has been offered employment with Purchaser after consummation of the asset sale on terms substantially similar to his terms and conditions of employment with us. The Purchaser will not, however, assume any obligations associated with Mr. Chapman’s severance compensation agreement.

No Dissenters’ Rights

Neither the California Corporations Code, nor our articles of incorporation nor our bylaws provide our shareholders with appraisal or dissenters’ rights in connection with the asset sale. Accordingly, our shareholders will have no right to dissent and obtain payment for their shares specifically as a result of the asset sale.

Regulatory Approvals

The asset sale is not subject to review by the FTC and DOJ under the HSR. Nevertheless, the FTC and DOJ may choose to review the transaction, although this would not be customary. We are not aware of any material regulatory requirements or governmental approvals or actions that are required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the California General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

Tax Consequences of the Asset Sale

The following is a summary of material United States Federal income tax consequences from the asset sale. This discussion does not address all of the tax consequences arising under the laws of state, local, or foreign jurisdictions.

The sale of assets by us pursuant to the Purchase Agreement will be a taxable transaction to us for United States Federal income tax purposes. Accordingly, we will recognize a gain or loss with respect to the asset sale pursuant to the Purchase Agreement in an amount equal to the aggregate difference between the amount of the consideration received for each asset and the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, to the extent taken into account for United States Federal income tax purposes, by the Purchaser in the transaction. Although the asset sale will result in a taxable gain to us, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available Federal net operating loss carry-forwards.

Recently, the California legislature suspended the utilization of California net operating loss carry-forwards for tax years 2008 and 2009, which will eliminate our ability to utilize our California net operating loss carry-forwards to offset the California taxable gain from the asset sale. However, we anticipate the California gain on the sale being offset by current year California operating losses and the utilization of California research and development credit carry-forwards, which have not been suspended by the California legislature.

Accounting Treatment of the Asset Sale

Under accounting principles generally accepted in the United States of America, we expect to reflect the results of operations of the WTS assets sold as discontinued operations, including the related gain or loss on the sale, net of any applicable taxes commencing in the quarter during which shareholder approval has been received. For further information, see the unaudited pro forma condensed consolidated financial statements included in this proxy statement.

Financing

The asset sale is not conditioned upon the Purchaser obtaining financing. The Purchaser has represented and warranted that it has sufficient immediately available funds to pay the cash purchase price and all other amounts payable pursuant to the Purchase Agreement and the related ancillary agreements. Ascom Holding has agreed to indemnify us for the cash purchase price.

SUMMARY OF MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

Description of Assets Being Sold and Retained

Under the Purchase Agreement, we will sell to the Purchaser the following assets related to and/or used in the conduct of the WTS business (such assets referred to collectively herein as the “Purchased Assets”):

•	certain fixed assets, including hardware, computers, telephones, computer screens, copiers, facsimile machines, scanners, projectors, servers, furniture, tools, machinery, etc.;

•	certain inventory, including finished goods, work in progress, samples, packaging, service parts, purchased parts and goods and raw materials;

•	certain accounts receivable arising solely from the conduct of the WTS business that are outstanding as of the completion of the transaction;

•	all originals and copies of certain databases, information systems, specifications, descriptions, computer programs, software code, diagrams, design tools, and documentation thereof;

•

copies of the books of account, general, financial, tax records, invoices, shipping records, supplier lists, partner and distribution lists, personnel records of employees who accept employment with Purchaser in connection with the asset sale and other documents, records and files dedicated to the WTS business;

•

certain patents, patent applications, invention disclosures, and other intellectual property owned by us that relate solely to the conduct of the WTS business, including Seven.Five and Symphony products and services;

•	any and all licenses of patents, patent applications, invention disclosures, and other intellectual property, which are transferable and that are

•	used exclusively in connection with the WTS business, or

•	used with the WTS business and in other businesses;

•	certain transferable contracts that are material to the WTS business, the Purchased Assets and/or the Assumed Liabilities, as that term is defined below;

•	all rights to the lease for the premises located at Paseo de la Reforma 234 Juarez, Mexico;

•	all rights to certain personal property leases;

•	all rights to the names “Wireless Test Solutions”, “Seven.Five”, “Symphony”, “Opti”, “QuOTA”, “Prizm” and the acronym or abbreviation “WTS”;

•	all insurance proceeds or claims to insurance proceeds related to the loss, destruction or damage to certain assets that would otherwise be included in the Purchased Assets;

•	unfilled purchase orders relating solely to the WTS business;

•

hardware, software, products, upgrades and intellectual property related to the WTS business that were jointly developed by Comarco, CWT and the Purchaser under a Development and Sales Agreement between Comarco and Ascom (Schweiz) AG; and

•	the goodwill related to the WTS business and/or the Purchased Assets.

We will retain all assets not expressly identified as Purchased Assets (such retained assets referred to collectively herein as the “Excluded Assets”), including:

•	all our cash and cash equivalents;

•	any rights to tax refunds, credits or similar benefits for the any taxable period (or portion thereof) ending on or prior to the completion of the asset sale;

•	books and records not relating solely to the Purchased Assets or to the operations of the WTS business;

•	all reports, estimates, declarations of estimated tax, statements, returns and other tax documentation related to our tax filings and obligations;

•	all contracts that have terminated or expired prior to the closing of the asset sale in the ordinary course of the WTS business;

•	certain tangible property including certain rights, property, assets, equipment, furniture, machinery, vehicles, etc.;

•	rights under the pending litigation we currently have with SwissQual AG, which we refer to as the “SwissQual litigation”; and

•

all documents related to certain matters and all documents that include information protected under any privilege recognized under any applicable law, including, without limitation, any document, record or agreement related to the pending SwissQual litigation.

Description of Liabilities Being Assumed and Retained

Under the Purchase Agreement, the Purchaser will assume the following liabilities related directly and solely to the WTS business and the Purchased Assets (such liabilities referred to collectively herein as the “Assumed Liabilities”):

•	all debts, liabilities and obligations solely related to the WTS business on our balance sheet at closing;

•	all debts, liabilities and obligations accruing after the closing related to the transferred contracts that are material to the WTS business, the Purchased Assets and/or the Assumed Liabilities;

•

all liabilities and obligations for product warranty or services claims relating to products designed, manufactured or sold in the WTS business existing as of, or arising after, the completion of the asset sale, and all product liabilities arising after the completion of the asset sale;

•

all taxes related to the Purchased Assets and/or the WTS business arising after the completion of the asset sale, except to the extent incurred during any taxable period (or portion thereof) ending on or prior to the completion of the asset sale;

•	all liabilities for accrued but unpaid vacation for our employees who accept employment with Purchaser in connection with the asset sale;

•	trade accounts payable related solely to the WTS business that are outstanding as of the completion of the transaction;

•	liabilities for unfilled purchase orders relating solely to the WTS business obtained by us in the ordinary course of business; and

•	certain other contractual obligations set forth in the schedules to the Purchase Agreement.

The Purchaser is not assuming any liabilities other than those expressly set forth in the Purchase Agreement. The liabilities retained by Seller (referred to collectively herein as the “Retained Liabilities,”) include the following:

•	tax liabilities related to the Purchased Assets or the WTS business for any taxable period (or portion thereof) ending on or prior to the completion of the asset sale;

•	all liabilities related to the Excluded Assets;

•

any and all trade accounts payable accrued which are past due as of closing and which have not been paid in full by us in the ordinary course of the WTS business, and any and all trade accounts payable not related to the WTS business, the Purchased Assets and/or the Assumed Liabilities;

•	our obligations under the Purchase Agreement or the certain other agreements related to the sale of the WTS business, the Purchased Assets and/or the Assumed Liabilities;

•

any and all obligations under any employment, consulting or non-competition agreement incurred prior to the closing date, and any liabilities or obligations arising out of the termination by us of any of our employees and independent contractors related to the consummation of the Purchase Agreement, other agreements related to the sale of the WTS business, the Purchased Assets and/or the Assumed Liabilities, or the transactions contemplated by the Purchase Agreement;

•	any liabilities related to indebtedness for borrowed money;

•	any and all liabilities arising out of the SwissQual litigation;

•

except for the Purchaser’s obligations regarding the assumption of certain product-related liabilities, any claims or demands made pursuant to any proceeding, including certain current proceedings, pending before any governmental entity asserted against us, the WTS business and/or the Purchased Assets prior to closing related to:

•	our operation of the WTS business and/or the ownership or use of the Purchased Assets prior to closing, and/or

•	any of our other business or non-business activities not related to the WTS business and/or the Purchased Assets,

•

any liabilities related to or arising out of our breach or failure to perform under a contract or agreement that is material to the WTS business, the Purchased Assets and/or the Assumed Liabilities prior to the completion of the asset sale, but only to the extent our performance was due prior to closing and the contract or agreement is transferred by us to the Purchaser in accordance with the terms of the Purchase Agreement;

•

any liability to indemnify or guaranty the liability of any third party, except for indemnifications and guaranties expressly set forth in a contract of agreement that is material to the WTS business, the Purchased Assets and/or the Assumed Liabilities; and

•	any other liability that is not an Assumed Liability.

If a liability related solely to the WTS business is not expressly included in the Assumed Liabilities nor the Retained Liabilities and is not otherwise expressly contemplated by the other provisions of the Purchase Agreement, the liability shall be assumed by the Purchaser if the event, circumstance, effect or state of facts giving rise to the liability arose after closing, and will be retained by us if the event, circumstance, effect or state of facts giving rise to the liability arose prior to or at closing.

Purchase Price

In addition to assuming the liabilities discussed above, Purchaser will pay us $12,750,000 in cash as consideration for the Purchased Assets, of which $1,775,000 will be deposited into an escrow account upon the completion of the transaction.

The Closing

The closing of the asset sale will take place on January 5, 2009, or as soon as possible thereafter, following the satisfaction or waiver of the closing conditions to the obligations of the parties to the Purchase Agreement, or at such other time as agreed upon by the parties to the Purchase Agreement.

Representations and Warranties

In the Purchase Agreement, we have made representations and warranties to the Purchaser and Ascom Holding, including with respect to the matters set forth below:

•

due corporate organization, valid existence, good standing, and power and authority to execute and deliver and to perform our obligations under the Purchase Agreement and the transactions contemplated thereby, subject to the approval of our shareholders;

•	good and marketable title to, or interest in, the assets being sold and the sufficiency of the assets that are used to conduct the WTS business;

•	absence of conflicts or violations under our charter documents, or any laws, government orders or agreements with third parties;

•	absence of required governmental consents or approvals in connection with the Purchase Agreement;

•	accuracy and completeness of certain of our financial statements and the absence of undisclosed liabilities;

•	the conduct of the WTS business in compliance with applicable laws and in the ordinary course since January 31, 2008;

•	litigation and claims involving us and any or our officers and directors;

•	tax matters;

•	environmental matters;

•	intellectual property related to the WTS business;

•	real property owned or leased in connection with the WTS business;

•	our employees and independent contractors, and matters related to employee benefits;

•	material contracts used in the WTS business and significant customers and suppliers of the WTS business;

•	receipt of the fairness opinion of Pagemill, as described elsewhere in this Proxy Statement;

•	the absence of broker’s or finder’s fees in connection with the asset sale based on arrangements made by or on behalf of Seller, except with regard to Pagemill;

•	our solvency;

•	absence of product-related liabilities; and

•	information related to our insurance policies;

In the Purchase Agreement, Purchaser and Ascom Holding have made representations and warranties to us, including with respect to the matters set below:

•

due corporate organization, valid existence, good standing, and power and authority to execute and deliver and to perform the obligations under Purchase Agreement and the transactions contemplated thereby;

•	absence of conflicts with regard to consummating the Purchase Agreement and the transactions contemplated thereby;

•	absence of required governmental consents or approvals in connection with the Purchase Agreement;

•	absence of material litigation which could affect the Purchase Agreement or the transactions contemplated thereby;

•	the absence of broker’s or finder’s fees in connection with the asset sale based on arrangements made by or on behalf of Purchaser, except with regard to TCO AG; and

•	the Purchaser also has represented that it has conducted an independent investigation of the WTS business and the related assets and liabilities.

Closing Conditions

The obligations of Seller and Purchaser to consummate the asset sale are subject to fulfillment or waiver of a number of mutual closing conditions, including:

•	the absence of any laws, injunctions or orders that have the effect of making the Purchase Agreement illegal or prohibiting the transactions contemplated by the Purchase Agreement; and

•	the approval by our shareholders of the asset sale pursuant to the Purchase Agreement.

Seller’s obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•

the accuracy of Purchaser’s and Ascom Holding’s representations and warranties as of September 26, 2008 and as of the date the asset sale is completed, which will be deemed satisfied unless the circumstances giving rise to all inaccuracies (considered collectively) have a material adverse effect on the ability of Purchaser and Ascom Holding to perform their respective obligations under the Purchase Agreement or to consummate the transactions contemplated thereby;

•

the performance in all material respects by Purchaser and Ascom Holding of their respective obligations and their compliance in all material respects with their respective agreements and covenants under the Purchase Agreement;

•	Seller’s receipt of a certificate of a duly authorized officer of the Purchaser and Ascom Holding, as applicable, certifying that the conditions in the bullets immediately above have been satisfied;

•

Seller’s receipt of the following agreements, each executed by the Purchaser and Ascom Holding, as applicable: a bill of sale, an assignment and assumption agreement, a transition services agreement, a management agreement, a termination agreement, an assignment of patent rights, an assignment of trademarks, a trademark license agreement, an escrow agreement, an assignment and assumption of lease, a sublease (only under certain circumstances set forth in the Purchase Agreement) and a resale certificate; and

•	the delivery of a Secretary’s certificate by each of Purchaser and Ascom Holding certifying, among other things, resolutions approving the transactions contemplated by the Purchase Agreement.

Purchaser’s obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

•

the accuracy of Seller’s representations and warranties as of September 26, 2008 and as of the date the asset sale is completed, which will be deemed satisfied unless the circumstances giving rise to all inaccuracies (considered collectively) have a material adverse effect on the WTS business or the ability of Seller to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated thereby;

•	the performance in all material respects by Seller of its obligations and its compliance in all material respects with its agreements and covenants under the Purchase Agreement;

•	Purchaser’s receipt of a certificate of a duly authorized officer of each of Comarco and CWT, certifying that the conditions in the bullets immediately above have been satisfied;

•

Purchaser’s receipt of the following agreements, each executed by Comarco and CWT, as applicable: a bill of sale, an assignment and assumption agreement, a transition services agreement, a management agreement, a termination agreement, an assignment of patent rights, an assignment of trademarks, a trademark license agreement, an escrow agreement, an assignment and assumption of lease and, only under certain circumstances as set forth in the Purchase Agreement, a sublease;

•	the delivery of a Secretary’s certificate by each of Comarco and CWT certifying, among other things, resolutions approving the transactions contemplated by the Purchase Agreement;

•	Purchaser’s receipt of specified third-party consents;

•	Purchaser’s receipt of the financial books and records relating to the WTS business; and

•	the absence of any material adverse effect with respect to the business of Seller or the assets being purchased that has not been cured by January 16, 2009;

Agreements

Conduct of the Business

Under the Purchase Agreement, we have agreed, subject to certain exceptions, to abide by certain affirmative covenants between September 26, 2008 and the closing, including to:

•	conduct the WTS business only in the ordinary course consistent with commercially reasonable business practices, and keep intact the business organization relating to the WTS business;

•	use commercially reasonable efforts to keep in full force and effect material contracts and intellectual property being transferred to the Purchaser;

•

obtain the Purchaser’s prior written consent before entering into any contracts (i) of the type that would be transferred to the Purchaser pursuant to the Purchase Agreement or (ii) that would commit the Purchaser after closing to provide free field trials and/or free field installations with a cost value greater than $50,000 in the individual or $100,000 in the aggregate;

•

use commercially reasonable efforts to maintain the assets being sold in good repair, order, and condition, and to replace in the ordinary course of business such assets that become inoperable, worn out, or obsolete;

•	deliver to the Purchaser on a monthly basis the unaudited balance sheet and related statement of operations of the WTS business; and/or

•

permit the Purchaser and its representatives who agree to be bound by confidentiality agreements to have access to our employees, premises, books, and records, to visit and inspect any of our properties, and to discuss our affairs, finances, and accounts with officers, key employees, key customers and key suppliers.

Under the Purchase Agreement, subject to certain exceptions, we have agreed to abide by certain restrictions in the operation of our business between September 26, 2008 and the closing, including not to:

•

enter into or amend any contract with any of our officers, directors, or executive employees who work primarily on the WTS business, terminate and/or change the terms and conditions of employment of certain employees who work principally on the WTS business or establish, or amend or contribute to any employee benefit plan or other arrangement for the benefit of employees, in each case except under circumstances described in the Purchase Agreement;

•	enter into any contract or agreement that would be material to the WTS business;

•	purchase or order any inventory outside the ordinary course of business consistent with past practice;

•	make any capital expenditure related to the WTS business involving more than $25,000 individually or $50,000 in the aggregate;

•

delay and/or postpone payment of certain accounts payable arising from the operation of the WTS business, or modify, delay, accelerate, postpone and/or discount our practices with respect to accounts receivable;

•

enter into any amendments, terminations, extensions, renewals or other modifications of any contract being transferred, that would have an adverse effect on the WTS business after the closing in excess of $25,000 in the aggregate;

•

initiate, release or settle any litigation or legal proceeding with respect to the WTS business or the liabilities being assumed in the asset sale, which could result in an adverse effect on the WTS business after the closing in excess of $50,000 in the aggregate;

•

encumber any of the assets being sold to secure indebtedness for borrowed money in a manner that would materially and adversely affect the assets being purchased or the Purchaser’s ability to conduct the WTS business after the closing;

•

make, change or rescind any material tax election which materially and adversely affects the assets being sold, or enter into any tax agreement, settlement, or compromises which materially and adversely affects the assets being sold; and/or

•	commit, or enter into any agreement to do, any of the foregoing.

Post-Closing Access to Information

For seven years after the closing, all parties to the Purchase Agreement agree to retain the books and records relating to the WTS business and the assets and liabilities being transferred in the asset sale, for all periods prior to the closing. During those seven years, each party will allow the other parties to reasonable access to such books and records and will reasonably cooperate and assist the other parties with respect to any claim, litigation, or other proceeding relating to the WTS business and the assets and liabilities being transferred in the asset sale.

Confidentiality

We are party to a confidentiality agreement with Ascom Holding, whereby the Purchaser and Ascom Holding have agreed to hold confidential certain financial, operational, and other information furnished to them by us. This confidentiality agreement will terminate upon the closing of the asset sale with respect to information relating exclusively to the WTS business. If the Purchase Agreement is terminated prior to the closing, however, the confidentiality agreement will continue in full force and effect.

No Solicitation

The Purchase Agreement provides that, as of September 26, 2008, we will cease and cause to be terminated any discussions or negotiations with any person with respect to any “acquisition proposal.” For purposes of this proxy statement, the term “acquisition proposal” has the meaning set forth at the end of this section.

The Purchase Agreement provides that we will not, and that we will not authorize or permit our officers, directors, employees, investment bankers, financial advisors, accountants, attorneys, or other representatives to, directly or indirectly:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or proposals that constitute, or would reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations with any third party regarding any acquisition proposal; or

•	enter into any agreement related to any acquisition proposal.

Notwithstanding the foregoing, we may, at any time prior to obtaining shareholder approval of the asset sale, in response to an unsolicited, written acquisition proposal made after September 26, 2008, furnish information with respect to the Seller to the person making such acquisition proposal pursuant to a customary confidentiality agreement, and participate in discussions and negotiations with such person regarding such acquisition proposal, if:

•	such acquisition proposal did not result from or arise in connection with a breach of the no solicitation provisions in the Purchase Agreement;

•

our Board of Directors determines, in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes, or is reasonable likely to result in, a “superior offer” (as that term is defined at the end of this section); and

•

our Board of Directors determines, in good faith, after consultation with and advice from its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of our Board of Directors under applicable law;

provided, however, that (i) the confidentiality agreement between Seller and the person making such acquisition offer may not contain an exclusive right to negotiate with the Seller; and (ii) Seller must simultaneously provide to the Purchaser any non-public information concerning Seller that is provided to the person making such acquisition proposal which was not previously provided or made available to the Purchaser.

Except as set forth below, our Board of Directors generally will not:

•

withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the recommendation to our shareholders regarding the approval of the asset sale pursuant to the terms of the Purchase Agreement;

•	approve or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal; or

•	authorize Seller to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any acquisition proposal.

Notwithstanding the preceding sentence,

•

our Board of Directors may withdraw or modify its recommendation to our shareholders for the approval of the asset sale pursuant to the terms of the Purchase Agreement, or recommend an acquisition proposal, if our Board of Directors determines in good faith, after consultation with and advice from its outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with the fiduciary duties of our Board of Directors; and

•

if our Board of Directors receives an unsolicited, written acquisition proposal which did not result from or arise in connection with a breach of the no solicitation provisions in the Purchase Agreement and which our Board of Directors determines in good faith constitutes a superior offer, the Comarco Board of Directors may cause Seller to enter into an acquisition agreement with respect to such superior offer, but only if:

•	Seller shall have concurrently with entering into such acquisition agreement terminated the Purchase Agreement and paid any applicable termination fee under the Purchase Agreement;

•

Seller has given Purchaser three business days’ notice advising Purchaser that the Comarco Board of Directors is prepared to enter into a definitive agreement with respect to such superior offer and terminate the Purchase Agreement, and

•

during the three business day notice period, Seller shall have negotiated in good faith with Purchaser to make such adjustments in the terms of the Purchase Agreement such that the acquisition proposal would no longer constitute a superior offer and, at the end of such three business day period, after taking into account any such adjusted terms, the Comarco Board of Directors again in good faith determines that such acquisition proposal constitutes a superior offer.

As used herein, the term “acquisition proposal” means any bona fide offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Purchaser or Ascom Holding or one of their affiliates), relating to (i) any merger, consolidation, share exchange, business combination, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding voting securities of Comarco (in each case, excluding any transaction that does not contemplate including the Purchased Assets); (ii) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of all or substantially all of the Purchased Assets, other than in the ordinary course of business; (iii) any liquidation or dissolution of Comarco which would materially and adversely impact the asset sale contemplated by the Purchase Agreement; or (iv) any combination of the foregoing.

As used herein, the term “superior offer” means a bona fide written acquisition proposal that was unsolicited and made by a third party after September 26, 2008, which is not subject to a financing contingency and which is otherwise on terms and conditions which our Board of Directors determines in its good faith judgment (after consultation with a financial advisor) to be more favorable to Comarco’s shareholders from a financial point of view than the transactions contemplated under the Purchase Agreement, taking into account at the time of determination any changes to the terms of the Purchase Agreement that as of that time had been proposed by Purchaser in writing (and not withdrawn).

Shareholder Approval

•

Proxy Statement. We agreed to prepare and file with the SEC a proxy statement and to recommend to our shareholders in the proxy statement that they approve the asset sale pursuant to the Purchase Agreement. We also agreed to respond as promptly as practicable to any comments of the SEC relating to the proxy statement and to mail the proxy statement to our shareholders as promptly as reasonably practicable following clearance from the SEC that its comments, if any, have been properly addressed.

•

Shareholder Meeting. As promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to our shareholders, we agreed to hold a shareholder meeting for the purpose of obtaining shareholder approval of the asset sale; provided, however, that we are not obligated to hold the shareholder meeting if the Purchase Agreement is terminated before such meeting is held or if our Board of Directors determines in good faith after consultation with its advisors that an acquisition proposal constitutes or is reasonably likely to result in a superior offer.

Additional Agreements

•

Non-Competition. We agreed that from the closing of the asset sale until the four year anniversary of the closing, we and our subsidiaries will not to engage in any business that would be competitive to the WTS business and/or the Mobile Test Solutions business of Ascom Holding and its affiliates.

•

No Solicitation of Employees. We agreed that from the closing of the asset sale until the four year anniversary of the closing, we and our subsidiaries will not hire, or solicit the professional services of, certain former employees of Seller who accept Purchaser’s offer of employment in connection with the asset sale.

•

Lease. The Purchase Agreement contemplates that effective as of the completion of the asset sale, Purchaser will lease from Seller’s landlord a portion of the office space at Seller’s headquarters in Lake Forest, California that is currently used by Seller. Seller’s lease would be amended to reflect this arrangement. However, if the Purchaser does not secure the lease arrangement described above by the earlier of (i) November 10, 2008 or (ii) such time as all other closing conditions have been satisfied or waived, then the Purchaser and Ascom Holding agree to sublease such space from Comarco. The sublease would have the same term as that of our underlying lease with the landlord and would contain other terms typical for a sublease of office space.

•

Conveyance Taxes. The parties to the Purchase Agreement will pay equal portions when due of all transfer tax, sales tax and similar taxes arising from the consummation of the asset sale and the related transactions.

•

Regulatory and Other Authorizations. Each party agreed to use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of governmental entities and officials required for the execution of, and its performance under, the Purchase Agreement and the related transaction documents. However, the closing of the asset sale is not conditioned on obtaining any specific governmental consent or authorization.

•

Transition Services Agreement. The parties to the Purchase Agreement agreed to negotiate in good faith with respect to the execution of a transition services agreement relating to Seller’s provision of finance, accounting, payroll and human resources services to Purchaser after the asset sale is completed. Such transition services agreement will be substantially consistent with a summary of terms set forth in Seller’s Disclosure Schedule that was delivered to Purchaser in connection with the execution of the Purchase Agreement.

•

Escrow Agreement. The Purchase Agreement contemplates that at the closing of the asset sale the parties will enter into an escrow agreement whereby a total of $1,775,000 of the cash purchase price will be deposited into escrow. Of this amount, $1,275,000 is to be deposited into a general indemnity escrow fund as security for the general indemnification rights of Purchaser and related parties under the Purchase Agreement and $500,000 is to be deposited into an excluded liability escrow fund as security for the rights of Purchaser and related parties to be indemnified against excluded liabilities in accordance with the Purchase Agreement. The general indemnity escrow fund terminates one year after the closing of the asset sale and the excluded liability escrow fund terminates two years from such closing date.

•

Further Action and Cooperation. Each of the parties to the Purchase Agreement will use all commercially reasonable efforts to carry out the provisions of the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement. Each party to the Purchase Agreement will retain information relevant to the assets sold under the Purchase Agreement that may be relevant to the preparing of any tax-related filing or the conduct of any audit or other proceeding, and will assist the other parties in the preparation of such a filing or proceeding.

•	Insurance. We agreed to maintain certain insurance policies for a period of two years after completion of the asset sale.

Employee Matters

The Purchaser agreed to offer employment to at least 45 of our employees employed by us in connection with the WTS business. The offers of employment shall be substantially comparable to the terms and conditions in effect immediately prior to closing and are conditioned upon closing.

As of the closing of the asset sale, each of the employees who accepts the Purchaser’s offer of employment will be covered by the benefit plans of the Purchaser and will receive credit for services with us for purposes of eligibility and vesting. Employees who accept the Purchaser’s offer of employment who are receiving benefits or waiting for a disability determination under our long term disability plans as of the closing, however, will continue to be covered by that plan until he or she is no longer disabled or receives a final determination that he or she is no longer disabled.

Prior to the completion of the asset sale, we agreed to amend the Comarco, Inc. Savings & Retirement Plan to ensure that certain provisions of that retirement plan do not apply to the asset sale.

Indemnification

Under the purchase agreement, Comarco and Purchaser have agreed to indemnify each other for breaches of representations, warranties, covenants and agreements contained in the Purchase Agreement, as well as for other potential losses relating to the WTS business as described in more detail below. With respect to losses resulting from the breach of representations, warranties, covenants and agreements made in the Purchase Agreement, (i) the indemnifying party is not obligated to make the indemnified party whole until the indemnified party suffers losses exceeding $127,500 in the aggregate, and (ii) the indemnifying party’s total liability is limited to $1,275,000 in the aggregate, subject to certain exceptions set forth in the Purchase Agreement.

All parties to the Purchase Agreement agreed that a party seeking indemnification shall promptly give written notice to the indemnifying party after receiving notice of any action, lawsuit, proceeding, investigation or other claim against it or otherwise learning of facts or circumstances giving rise to such a claim for indemnification. The indemnifying party then may participate in the defense of such action, lawsuit, proceeding investigation or other claim at the indemnifying party’s expense and option, and shall be entitled to control and appoint lead counsel of such defense, subject to certain exceptions set forth in the Purchase Agreement.

Indemnification by Seller

We have agreed to indemnify and hold harmless Purchaser and Ascom Holding and their respective officers, directors, shareholders, employees and representatives, from and against any loss or expense, net of any insurance proceeds and tax benefits, resulting from (i) the breach of any representation or warranty made by us; (ii) the breach of any covenant or agreement made by us in the Purchase Agreement; (iii) the use, ownership or operation of the WTS business or the assets being purchased prior to the completion of the asset sale, except with respect to liabilities assumed by Purchaser; (iv) non-compliance with certain bulk transfer laws; (v) the portion of taxes arising from completion of the transaction that we have agreed to pay; and/or (vi) assets not specifically transferred to Purchaser and liabilities not specifically assumed by Purchaser under the Purchase Agreement.

Generally, we may be required to indemnify Purchaser and Ascom Holding for any indemnifiable losses incurred by them in connection with the asset sale for a period of 12 months following the completion of the asset sale, except that they may bring a claim relating to a breach of our representations and warranties relating to specified matters, including governmental consents or approvals, litigation, compliance with laws, environmental matters, intellectual property, good title and sufficiency of the assets being sold, employees and independent contractors, employee benefit plans, tax matters, and product-related liabilities, until the applicable statute of limitation with respect to any such loss, as set forth in the Purchase Agreement.

Indemnification by Purchaser and Ascom Holding

Purchaser and Ascom Holding have agreed to indemnify and hold harmless us and our officers, directors, shareholders, employees and representatives, from and against any loss or expense, net of any insurance proceeds and tax benefits, resulting from (i) the breach of any representation or warranty made by Purchaser or Ascom Holding; (ii) the breach of any covenant or agreement made by Purchaser or Ascom Holding in the Purchase

Agreement; (iii) liabilities specifically assumed by Purchaser under the Purchase Agreement; (iv) Purchaser’s failure to pay the cash purchase price; (v) the portion of taxes arising from completion of the transaction that Purchaser has agreed to pay; and/or (vi) the use, ownership or operation of the WTS business or the Purchased Assets after the completion of the asset sale, excluding liabilities not specifically assumed by Purchaser.

Generally, Purchaser and Ascom Holding may be required to indemnify us for any indemnifiable losses incurred by us in connection with the asset sale for a period of 12 months following the completion of the asset sale.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the completion of the asset sale by the mutual written consent of us and the Purchaser.

Either we or the Purchaser may terminate the Purchase Agreement:

•

if the asset sale has not been completed on or before January 16, 2009, so long as the failure to complete the asset sale by such date is not the result of the failure of the party seeking to terminate to comply with the terms of the Purchase Agreement;

•	if the asset sale and the Purchase Agreement have not been approved by our shareholders at the special meeting or any adjournment or postponement thereof; or

•	if a final judgment, injunction, order or ruling would prevent the performance of the Purchase Agreement of the transactions contemplated thereby.

In addition, we may terminate the Purchase Agreement:

•

if (i) any of Purchaser’s representations and warranties contained in the Purchase Agreement are inaccurate or (ii) Purchaser has breached its covenants under the Purchase Agreement, such that the Purchaser fails to meet the closing condition related to the accuracy of its representations and warranties and the performance of its covenants; provided, that such inaccuracy or breach has not been waived or cured within 10 business days after written notice; or

•

if we enter into a definitive acquisition agreement providing for a superior offer, the asset sale has not been approved by our shareholders and we have not breached the no solicitation provisions and certain other provisions of the Purchase Agreement.

Finally, the Purchaser may terminate the Purchase Agreement:

•

if (i) any of Seller’s representations and warranties contained in the Purchase Agreement are inaccurate or (ii) Seller has breached its covenants under the Purchase Agreement, such that Seller fails to meet the closing condition related to the accuracy of its representations and warranties and the performance of its covenants; provided, that such inaccuracy or breach has not been waived or cured within 10 business days after written notice; or

•

if at any time prior to the approval of the asset sale by our shareholders, our Board of Directors (i) fails to recommend that our shareholders vote to approve the asset sale; (ii) withdraws or modifies in a manner adverse to Purchaser its recommendation that our shareholders approve the asset sale; (iii) approves or recommends to our shareholders a competing acquisition proposal; or (iv) we execute a letter of intent, memorandum of understanding or similar contract relating to an acquisitions proposal, other than confidentiality agreements meeting certain requirements set forth in the Purchase Agreement. Clauses (i) through (iv) above each constitute what is referred to as a “triggering event” in connection with a decision by Purchaser to terminate the Purchase Agreement.

Termination Fee

We will be obligated to pay Purchaser a termination fee of $500,000 in cash in connection with the termination of the Purchase Agreement under each scenario described below.

•

The Purchase Agreement is terminated by us or the Purchaser as a result of (i) the asset sale not being completed on or before January 16, 2009 or (ii) the failure of our shareholders to approve the asset sale at the special meeting, and

•	prior to such termination, an acquisition proposal or the public announcement of an intent to make an acquisition proposal is made, and

•	we enter into a definitive agreement with respect to a transaction contemplated by an acquisition proposal within 12 months of the date the Purchase Agreement is terminated.

•

The Purchase Agreement is terminated by the Purchaser pursuant to any of the triggering events described above under “—Termination” occurring prior to shareholder approval of the asset sale and the Purchase Agreement.

•	The Purchase Agreement is terminated by us pursuant to our entering into a definitive agreement related to any superior offer.

The right to receive payment of any termination fees as described above will be the sole and exclusive remedy of Purchaser and Ascom Holding and they shall be precluded from any other remedy in connection with the proposed asset sale or the Purchase Agreement against us or any entity or person that we control, are controlled by, or are under common control with, except in the event of fraud, gross negligence or willful misconduct on our part.

Amendment

The Purchase Agreement may be amended, modified and supplemented, whether before or after the vote of shareholders contemplated by this proxy statement, by the written agreement of us, the Purchaser and Ascom Holding; provided, however, that after we obtain shareholder approval for the Purchase Agreement, our shareholders must also approve any amendment that would require shareholder approval under applicable law.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As described further in this proxy statement, on September 26, 2008, we entered into an asset purchase agreement (the “Purchase Agreement”) with Ascom, Inc., a California corporation (“Purchaser”) and Ascom Holding AG, a company organized under the laws of Switzerland (“Ascom Holding”), pursuant to which Purchaser has agreed to acquire substantially all of the assets relating to our wireless test solutions (“WTS”) business. The transaction is structured as a sale of specified assets and assumption of certain liabilities related directly and solely to the WTS business.

Additionally, on July 10, 2008, we sold the net assets and operations of our call box business for total cash of $2.7 million. Comarco reflected the operations and related gain on sale of the call box business as discontinued operations for the quarter ended July 31, 2008. Comarco recorded a pre-tax gain on the sale of net assets of approximately $0.4 million during its second quarter ended July 31, 2008.

The following unaudited pro forma condensed consolidated financial statements illustrate the effects of our proposed sale of substantially all of the assets relating to our WTS business and the consummated sale of our call box business. The unaudited pro forma condensed consolidated balance sheet as of July 31, 2008 is presented as if the WTS asset sale had been completed on July 31, 2008. The unaudited pro forma condensed consolidated statements of operations give effect to the sale of the call box business and the sale of substantially all of the assets of the WTS business as if they occurred on February 1, 2005.

These unaudited pro forma condensed consolidated financial statements have been derived from and should be read in conjunction with our historical consolidated financial statements and accompanying notes previously filed in our Annual Report filed on Form 10-K for the fiscal year ended January 31, 2008 and Quarterly Report filed on Form 10-Q for the quarter ended July 31, 2008. The unaudited pro forma financial statements are not necessarily indicative of the results of consolidated operations or financial position of the Company that would have been reported had the transactions described above been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations or financial position of the Company.

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of July 31, 2008

(in thousands)

	Comarco Historical	WTS Adjustments		WTS Gain on Sale Adjustment		Comarco Pro Forma
Current Assets:
Cash and cash equivalents	$13,958	$—		$9,525	(A)	$23,483
Short-term investments	123	—		—		123
Accounts receivable, net	5,177	(1,728	)(B)	—		3,449
Inventory, net	3,838	(1,807	)(B)	—		2,031
Other current assets	780	(12	)(B)	—		768

Total current assets	23,876	(3,547)		9,525		29,854
Property and equipment, net	2,209	(154	)(B)	—		2,055
Software development costs, net	335	(335	)(B)	—		—
Acquired Intangible assets, net	477	(477	)(B)	—		—
Goodwill	1,898	(1,898	)(B)	—		—
Restricted cash	250	—		—		250
Other assets	7	(3	)(B)	—		4

Total assets	$29,052	$(6,414)		$9,525		$32,163

Current Liabilities:
Accounts payable	$1,751	$(440	)(B)	$—		$1,311
Deferred revenue	1,853	(1,774	)(B)	—		79
Deferred compensation	123	—		—		123
Accrued liabilities	5,891	(2,967	)(B)	587	(D)	3,511

Total current liabilities	9,618	(5,181)		587		5,024
FIN 48 tax liability	86	—		—		86
Deferred rent	471	—		—		471
Deferred revenue	1,176	(1,175	)(B)	—		1

Total liabilities	11,351	(6,356)		587		5,582

Stockholders’ Equity:
Common stock	733	—		—		733
Paid-in capital	14,626	—		—		14,626
Retained earnings	2,342	(58	)(C)	8,938	(C)	11,222

Total stockholders’ equity	17,701	(58)		8,938		26,581

Total liabilities and stockholders’ equity	$29,052	$(6,414)		$9,525		$32,163

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended July 31, 2008

(in thousands, except per share amounts)

	Comarco Historical	WTS Adjustments		Other Adjustments		Comarco Pro Forma
Revenue	$17,527	$10,548	(E)	$—		$6,979
Cost of revenue	11,121	3,936	(E)	—		7,185

Gross profit	6,406	6,612		—		(206)
Selling, general, and administrative expenses	7,194	1,498	(E)	—		5,696
Engineering and support costs	4,130	2,753	(E)	—		1,377

Operating income (loss)	(4,918)	2,361		—		(7,279)
Other income, net	81	—		—		81

Income (loss) from continuing operations	(4,837)	2,361		—		(7,198)
Income tax (expense) benefit	600	(926	)(E)	(1,526	)(G)	—
Income from discontinued operations	931	—		(931	)(H)	—

Net income (loss)	$(3,306)	$1,435		$(2,457)		$(7,198)

Basic and Diluted:
Net income (loss) per share	$(0.45)	$0.20		$(0.34)		$(0.98)
Weighted average shares outstanding	7,327	7,327		7,327		7,327

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended January 31, 2008

(in thousands, except per share amounts)

	Comarco Historical	Call Box Adjustments		Comarco Pro Forma Before WTS Adjustments	WTS Adjustments		Other Adjustments		Comarco Pro Forma
Revenue	$23,200	$11,109	(F)	$12,091	$6,657	(E)	$—		$5,434
Cost of revenue	17,374	6,311	(F)	11,063	3,461	(E)	—		7,602

Gross profit	5,826	4,798	(F)	1,028	3,196		—		(2,168)
Selling, general and administrative expenses	10,245	356	(F)	9,889	2,983	(E)	—		6,906
Asset impairment charge	496	496	(F)	—	—		—		—
Engineering and support costs	8,798	387	(F)	8,411	5,770	(E)	—		2,641

Operating income (loss)	(13,713)	3,559		(17,272)	(5,557)		—		(11,715)
Other income, net	842	—		842	—		—		842
Gain on sale of investment in SwissQual	1,976	—		1,976	1,976	(E)	—		—
Gain on sale of equipment, net	321	—		321	321	(E)	—		—

Income (loss) before income taxes	(10,574)	3,559		(14,133)	(3,260)		—		(10,873)
Income tax (expense) benefit	590	(1,394	)(F)	1,984	1,277	(E)	117	(G)	590

Net income (loss)	$(9,984)	$2,165		$(12,149)	$(1,983)		$117		$(10,283)

Basic and Diluted:
Net income (loss) per share	$(1.36)	$0.30		$(1.66)	$(0.27)		$0.01		$(1.40)
Weighted average shares outstanding	7,338	7,338		7,338	7,338		7,338		7,338

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended January 31, 2007

(in thousands, except per share amounts)

	Comarco Historical	Call Box Adjustments		Comarco Pro Forma before WTS Adjustments	WTS Adjustments		Other Adjustments		Comarco Pro Forma
Revenue	$47,776	$15,725	(F)	$32,051	$15,307	(E)	$—		$16,744
Cost of revenue	29,614	10,118	(F)	19,496	6,485	(E)	—		13,011

Gross profit	18,162	5,607		12,555	8,822	(E)	—		3,733
Selling, general and administrative expenses	10,674	450	(F)	10,224	3,810	(E)	—		6,414
Engineering and support costs	7,989	418	(F)	7,571	5,683	(E)	—		1,888

Operating income (loss)	(501)	4,739		(5,240)	(671)		—		(4,569)
Other income, net	941	—		941	—		—		941
Gain on sale of investment in SwissQual	1,687	—		1,687	1,687	(E)	—		—

Income (loss) before income taxes	2,127	4,739		(2,612)	1,016		—		(3,628)
Income tax (expense) benefit	(350)	(1,817	)(F)	1,467	(390	)(E)	2,207	(G)	(350)

Net income (loss)	$1,777	$2,922		$(1,145)	$626		$2,207		$(3,978)

Basic and Diluted:
Net income (loss) per share	$0.24	$0.40		$(0.16)	$0.09		$0.30		$(0.54)
Weighted average shares outstanding	7,338	7,338		7,338	7,338		7,338		7,338

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

COMARCO, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended January 31, 2006

(in thousands, except per share amounts)

	Comarco Historical	Call Box Adjustments		Comarco Pro Forma before WTS Adjustments	WTS Adjustments		Other Adjustments		Comarco Pro Forma
Revenue	$46,878	$10,041	(F)	$36,837	$24,534	(E)	$—		$12,303
Cost of revenue	29,912	5,996	(F)	23,916	12,895	(E)	—		11,021

Gross profit	16,966	4,045		12,921	11,639		—		1,282
Selling, general and administrative expenses	9,490	304	(F)	9,186	3,168	(E)	—		6,018
Engineering and support costs	7,682	483	(F)	7,199	4,835	(E)	—		2,364

Operating income (loss)	(206)	3,258		(3,464)	3,636		—		(7,100)
Other income, net	345	—		345	—		—		345
Gain on sale of investment in SwissQual	6,438	—		6,438	6,438	(E)	—		—

Income (loss) before income taxes	6,577	3,258		3,319	10,074		—		(6,755)
Income tax (expense) benefit	(201)	(1,247	)(F)	1,046	(3,856	)(E)	5,103	(G)	(201)
Discontinued operations	(45)	—		(45)	—		(45	)(I)	—

Net income (loss)	$6,331	$2,011		$4,320	$6,218		$5,058		$(6,956)

Basic and Diluted:
Net income (loss) per share	$0.85	$0.27		$0.58	$0.84		$0.68		$(0.94)
Weighted average shares outstanding	7,422	7,422		7,422	7,422		7,422		7,422

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated balance sheet reflects the specific assets and liabilities to be sold to, and assumed by, Purchaser under the Purchase Agreement. The unaudited pro forma condensed consolidated statements of operations exclude revenues and expenses directly related to the WTS and call box businesses. As such, the unaudited pro forma condensed consolidated statements of operations do not reflect a reduction of general corporate allocations or other indirect costs which may be expected to occur as a result of the transactions, except as indicated in the accompanying notes.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A)	Reflects the adjustments to cash and cash equivalents related to the sale of WTS assets as follows:

Cash Consideration	$12,750,000
Less:
Cash held in escrow	(1,775,000)
Broker fees and fairness opinion	(600,000)
Legal and accounting fees	(850,000)

Adjusted cash consideration	$9,525,000

The Purchase Agreement requires (i) a total of $1,275,000 to be held in escrow for one year from the closing date of the asset sale as security for the general indemnification rights of Purchaser and its related parties under the Purchase Agreement and (ii) a total of $500,000 to be held in escrow for two years from the closing date as security for the rights of Purchaser and related parties to be indemnified against excluded liabilities in accordance with the Purchase Agreement. Such amounts have been excluded from the net sales consideration in the table above. If the escrowed funds are released to the Company, the additional consideration received will serve to increase the Company’s gain on the sale of substantially all of the assets relating to its WTS business.

(B)	Reflects the adjustments to Comarco’s historical condensed consolidated balance sheet for specific assets and liabilities transferred to Purchaser under the Purchase Agreement.

(C)	Reflects an estimated net gain, net of tax, on the sale of WTS assets.

Gain from sale of WTS assets:
Adjusted cash consideration	$9,525,000
Total assets transferred (see Note B)	(6,414,000)
Total liabilities assumed (see Note B)	6,356,000

Pre-tax gain in sale of WTS assets	9,467,000
Tax on gain	(587,000)

Net gain from sale of WTS assets	$8,880,000

(D)	Reflects current tax liabilities on the estimated taxable gain from the disposition of WTS assets. The release of escrow amounts from the WTS asset sale is expected to be taxable in the year received by the Company and as such, is not included. Although the asset sale will result in a taxable gain to the Company, a substantial portion of the taxable gain will be offset by current year losses from operations for both federal and state tax purposes and available net operating loss carry-forwards being retained by the Company for federal tax purposes.

(E)	Reflects adjustments to remove the results of operations directly attributable to the WTS business. Such pro forma adjustments do not include indirect corporate expenses incurred by Comarco on behalf of the WTS business, except for those costs that will be borne by the Purchaser on a prospective basis. For the periods presented, pro forma income tax expense has been computed using statutory rates applied to the pro forma adjustments to the extent of business segment income. A non-recurring net gain on sale has been excluded from the unaudited pro forma condensed consolidated statements of operations, but will be included in the Company’s consolidated statement of operations when the asset sale is concluded.

(F)	Reflects adjustments to remove the results of operations directly attributable to the call box business. Such pro forma adjustments do not include indirect corporate expenses incurred by Comarco on behalf of the call box business. For the years ended January 31, 2008, 2007, and 2006, pro forma income tax expense has been computed using statutory rates applied to the pro forma adjustments to the extent of business segment income. For the six months ended July 31, 2008, income tax expense was allocated to continuing operations and discontinued operations in the Company’s consolidated historical financial statements in accordance with the intra-period allocation provisions of SFAS No. 109, “Accounting for Income Taxes”.

(G)	The pro forma income tax adjustments have been computed using statutory rates applied to the pro forma adjustment to the extent of business segment income. However, since the Company retains a full valuation allowance with respect to its net deferred tax assets, an offsetting adjustment has been reflected through other adjustments.

(H)	Reflects an adjustment to remove the income from discontinued operations related to the call box business, which was sold on July 10, 2008.

(I)	Eliminates discontinued operations of non-wireless businesses.

UNAUDITED FINANCIAL STATEMENTS OF WTS BUSINESS SEGMENT OF COMARCO, INC.

The following are unaudited financial statements of the wireless test solutions business segment (the “Business” or “WTS”) of Comarco, Inc. (the “Company” or “Comarco”). These unaudited financial statements have been derived from the historical financial data of Comarco, Inc. and include unaudited balance sheets of the WTS business segment as of July 31, 2008, January 31, 2008, and January 31, 2007, and the related unaudited statements of operations, changes in net business segment equity, and cash flows for the six months ended July 31, 2008 and 2007 (excluding changes in net business segment equity), and for each of the years in the three-year period ended January 31, 2008. These unaudited financial statements reflect the assets and liabilities, operations, and cash flows of the WTS business segment. The unaudited financial statements are not necessarily indicative of the financial position, results of operations, or cash flows that would have occurred had the WTS business been a stand-alone entity during the periods presented, nor is it indicative of future results of the WTS business.

The unaudited financial statements of WTS are qualified in their entireties by and should be read in conjunction with, the audited historical consolidated financial statements of Comarco, Inc. including the notes thereto, in the Company’s Annual Report filed on Form 10-K as of and for the year ended January 31, 2008, and the unaudited condensed consolidated financial statements in the Company’s Quarterly Report filed on Form 10-Q as of July 31, 2008 and for the three and six months then ended.

WTS Business Segment of Comarco, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	July 31, 2008	January 31,
		2008	2007
Assets
Current Assets:
Accounts receivable, net	$1,728	$1,233	$3,677
Inventory, net	1,807	2,220	2,314
Other current assets	12	36	69

Total current assets	3,547	3,489	6,060
Property and equipment, net	154	347	911
Software development costs, net	335	—	232
Acquired Intangible assets, net	477	525	820
Goodwill	1,898	1,898	1,898
Other assets	3	33	34

Total assets	$6,414	$6,292	$9,955

Liabilities and Net Business Segment Equity
Current Liabilities:
Accounts payable	$440	$152	$98
Deferred revenue	1,774	1,733	1,974
Accrued liabilities	2,967	1,488	1,380

Total current liabilities	5,181	3,373	3,452
Deferred revenue, net of current portion	1,175	1,549	2,120

Total liabilities	6,356	4,922	5,572
Net business segment equity	58	1,370	4,383

Total liabilities and net business segment equity	$6,414	$6,292	$9,955

The accompanying notes are an integral part of these unaudited financial statements.

WTS Business Segment of Comarco, Inc.

Statements of Operations

(Unaudited)

(In thousands)

	Six Months Ended July 31,		Years Ended January 31,
	2008	2007	2008	2007	2006
Revenue	$10,548	$3,998	$6,657	$15,307	$24,534
Cost of revenue	3,936	2,169	3,461	6,485	12,895

Gross profit	6,612	1,829	3,196	8,822	11,639
Selling, general, and administrative expenses	2,483	2,196	3,972	5,017	4,682
Engineering and support expenses	2,753	2,879	5,770	5,683	4,835

Operating income (loss)	1,376	(3,246)	(6,546)	(1,878)	2,122
Gain on sale of investment in SwissQual and intangible asset	—	269	1,976	1,687	6,438
Gain on sale of equipment, net	—	321	321	—	—

Income (loss) before income taxes	1,376	(2,656)	(4,249)	(191)	8,560
Income tax expense (benefit)	—	(100)	(200)	689	1,566

Net income (loss)	$1,376	$(2,556)	$(4,049)	$(880)	$6,994

The accompanying notes are an integral part of these unaudited financial statements.

WTS Business Segment of Comarco, Inc.

Statements of Changes in Net Business Segment Equity

(Unaudited)

(In thousands)

Balance at January 31, 2005	$11,012
Net income	6,994
Net distributions to Comarco	(12,381)

Balance at January 31, 2006	5,625
Net loss	(880)
Stock based compensation expense	54
Net distributions to Comarco	(416)

Balance at January 31, 2007	4,383
Net loss	(4,049)
Stock based compensation expense	31
Net contributions from Comarco	1,005

Balance at January 31, 2008	1,370
Net income	1,376
Stock based compensation expense	16
Net distributions to Comarco	(2,704)

Balance at July 31, 2008	$58

The accompanying notes are an integral part of these unaudited financial statements.

WTS Business Segment of Comarco, Inc.

Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended July 31,		Years Ended January 31,
	2008	2007	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,376	$(2,556)	$(4,049)	$(880)	$6,994
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	357	683	1,130	2,191	2,887
Loss (gain) on sale/ retirement of property and equipment	—	(309)	(307)	—	32
Gain on sale of investment in SwissQual, net	—	(269)	(1,976)	(1,687)	(6,121)
Gain on sale of intangible asset	—	—	—	—	(317)
Stock based compensation expense	16	16	31	54	—
Provision for doubtful accounts receivable	29	6	(2)	73	(478)
Provision for obsolete inventory	10	64	80	58	240
Changes in operating assets and liabilities:
Accounts receivable	(524)	2,756	2,446	888	(211)
Inventory	403	223	14	1,463	(251)
Other assets	54	(123)	34	(58)	142
Accounts payable	288	(73)	54	40	42
Deferred revenue	(333)	(264)	(812)	(915)	1,582
Accrued liabilities	1,479	(238)	108	(1,393)	811

Net cash provided by (used in) operating activities	3,155	(84)	(3,249)	(166)	5,352

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(34)	(107)	(111)	(1,021)	(290)
Acquired intangible assets	(82)	—	—	(85)	(283)
Proceeds from sale of equipment	—	379	379	1	5
Proceeds from dividend received from SwissQual, net	—	—	—	—	273
Software development costs	(335)	—	—	—	—
Proceeds from sale of investment in SwissQual, net	—	269	1,976	1,687	6,774
Cash received from sale of intangible asset	—	—	—	—	550

Net cash provided by (used in) investing activities	(451)	541	2,244	582	7,029

CASH FLOWS FROM FINANCING ACTIVITIES:
Net contributions from (distributions to) Comarco	(2,704)	(457)	1,005	(416)	(12,381)

Net cash provided by (used in) financing activities	(2,704)	(457)	1,005	(416)	(12,381)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

WTS BUSINESS SEGMENT OF COMARCO, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

1.	Organization

The wireless test solutions business (“WTS” or the “Business”) is a business segment of Comarco, Inc. (“Comarco”) and is a provider of wireless test solutions for the wireless industry.

The unaudited financial statements of WTS have been carved out from the consolidated financial statements of Comarco, Inc. using the historical assets and liabilities, results of operations, and cash flows of Comarco attributable to WTS. The carve-out financial statements include allocations for certain corporate expenses incurred by Comarco on behalf of WTS. Management believes the assumptions underlying the carve-out financial statements of WTS are reasonable; however, WTS’s financial position, results of operations, and cash flows may have been materially different if it had been operated as a stand-alone entity as of and for the periods presented.

As a business segment of Comarco, WTS is dependent upon Comarco for all of its working capital requirements. Accordingly, the transfers of financial resources between Comarco and WTS are reflected as a component of business segment equity in lieu of cash, intercompany debt, and net business segment equity accounts.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods reported. Actual results could materially differ from those estimates.

Certain accounting principles require subjective and complex judgments to be used in the preparation of financial statements. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. Such estimates and assumptions include, but are not specifically limited to, those required in the assessment of the assumptions underlying revenue recognition, the impairment of long-lived assets, allowance for doubtful accounts, reserves for inventory obsolescence, and valuation allowances for deferred tax assets. The estimates also include allocations applied in the carve-out process (see Note 16).

Revenue Recognition

Revenue from product sales is recognized upon shipment of products provided there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collectibility is probable. WTS revenue is recognized using the residual method pursuant to the requirements of Statement of Position No. 97-2, “Software Revenue Recognition,” and other applicable revenue recognition guidance and interpretations. Under the residual method, revenue is allocated to the undelivered element, typically maintenance, based on its respective fair value, with the fair value determined by the price charged when that element is sold separately. The revenue allocated to the maintenance element is amortized to revenue evenly over the term of the maintenance commitment made at the time of the sale. The costs associated with honoring the maintenance commitment are charged to expense as incurred. The revenue attributable to the delivered product is the residual amount after subtracting the revenue allocated to the undelivered element from the sales price. The revenue attributable to the delivered product is recognized following the policy for product sales described above.

Maintenance revenue from extended warranty sales is deferred and recognized ratably over the term of the maintenance agreement.

Inventory

Inventory is valued at the lower of cost (calculated on average cost, which approximates first-in, first-out basis) or market value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Additions, improvements, and major renewals are capitalized; maintenance, repairs, and minor renewals are expensed as incurred. Depreciation and amortization is calculated on a straight-line basis over the expected useful lives of the property and equipment. The expected useful lives of office furnishings and fixtures are five to seven years, and of equipment and purchased software are two to five years.

Research and Development and Software Development Costs

Research and development costs are charged to expense as incurred and are included in engineering and support expenses. During fiscal 2008, 2007, and 2006, the Business incurred approximately $3.8 million, $3.7 million, and $3.0 million in research and development expense, respectively. During the six months ended July 31, 2008 and 2007, the Business incurred approximately $2.0 million and $1.8 million in research and development expense, respectively. Costs incurred for the development of software embedded in the WTS products that will be sold are capitalized when technological feasibility has been established. Technological feasibility is generally demonstrated by the completion of a working model. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenue and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overhead.

Amortization of software development costs begins when the product is available for general release. Amortization is provided on a product-by-product basis on the shorter of the straight-line method over periods ranging from two to five years or the sales ratio method that is based on expected unit sales and the estimated life of the product. Unamortized software development costs determined to be in excess of net realizable value of the related products are expensed immediately.

Goodwill and Acquired Intangible Assets

Goodwill, which represents the excess of purchase price over fair value of net assets acquired in a business combination, is recorded at cost.

Effective February 1, 2002, the Business implemented Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 established new standards for goodwill acquired in a business combination, eliminated amortization of goodwill, and set forth methods for periodically evaluating goodwill for impairment. Under SFAS 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value generally determined using a discounted cash flow methodology applied to the particular unit. This methodology differs from the Business’s previous policy, in accordance with accounting standards existing at that time, of using undiscounted cash flows on an enterprise-wide basis under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” to determine recoverability. An annual impairment review is performed during the fourth quarter of each year.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Business evaluates long-lived assets, including intangible assets other than goodwill, for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the Business’s overall business, and significant negative industry or economic trends. If such assets are identified to be impaired, the impairment to be recognized is the amount by which the carrying value of the asset exceeds the fair value of the asset.

Investment in SwissQual

On July 31, 2001, Comarco acquired an 18 percent equity stake in SwissQual AG (“SwissQual”) for $1.0 million in cash, which investment was attributable to the Business. Based in Zuchwil, Switzerland, SwissQual is a developer of voice quality systems and software for measuring, monitoring, and optimizing the quality of mobile, fixed, and IP-based voice and data communications. On January 24, 2006, the Business, sold its 18 percent minority interest in SwissQual (see Note 4).

Income Taxes

The Business does not file separate tax returns but rather is included in the income tax returns filed by Comarco. For purposes of these unaudited historical carve-out financial statements, the tax provision of the Business was determined from the WTS financial information carved out of the consolidated financial statements of Comarco, including allocations deemed necessary by management as though the Business were filing its own tax returns.

As part of the process of preparing its financial statements, the Business is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business. This process involves estimating the Business’s actual current tax expense in conjunction with the evaluation and measurement of temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These temporary timing differences result in the establishment of deferred tax assets and liabilities, which are recorded on a net basis and included in the Business’s balance sheets. On a periodic basis, the Business assesses the probability that its net deferred tax assets, if any, will be recovered. If after evaluating all of the positive and negative evidence, a conclusion is made that it is more likely than not that some portion or all of the net deferred tax assets will not be recovered, a valuation allowance is provided with a corresponding charge to tax expense to reserve the portion of the deferred tax assets which are estimated to be more likely than not to be realized.

Significant management judgment is required in determining the Business’s provision for income taxes, deferred tax assets and liabilities, and any required valuation allowance. The Business continues to have a full valuation allowance against any net deferred assets recorded. The valuation allowance was previously established based on management’s overall assessment of risks and uncertainties related to the Business’s future ability to realize, and hence, utilize certain deferred tax assets. The Business intends to maintain a full valuation allowance until sufficient positive evidence exists to support a reversal of the valuation allowance.

Warranty Costs

The Business generally provides a one year warranty for WTS products. The revenue allocated to maintenance is amortized to revenue evenly over the term of the maintenance commitment made at the time of the sale. The costs associated with honoring the maintenance commitment are charged to expense as incurred.

Concentrations of Credit Risk

Accounts receivable potentially subject the Business to concentrations of credit risk. The WTS customer base is comprised primarily of large companies (see Note 5). The Business generally does not require collateral for accounts receivable. When required, the Business maintains allowances for credit losses, and to date such losses have been within management’s expectations. Once a specific account receivable has been reserved for as potentially uncollectible, WTS’s policy is to continue to pursue collections for a period of up to one year prior to recording a receivable write-off.

Stock-Based Compensation

Comarco grants stock options for a fixed number of shares to employees of the Business with an exercise price equal to the fair value of the shares at the date of grant.

As of February 1, 2006, the Business adopted SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with Comarco’s valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, and requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected term”), the estimated volatility of the common stock price over the expected term, and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related amount recognized as an expense on the statements of operations. As required under the accounting rules, the Business reviews its valuation assumptions at each grant date and, as a result, is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the vesting period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires significant judgment. Actual results, and future changes in estimates, may materially differ from the Business’s current estimates. Prior periods have not been restated to incorporate the stock-based compensation charge.

The compensation expense recognized in connection with SFAS 123R is summarized in the table below (in thousands):

	Six Months Ended July 31,		Years Ended January 31,
	2008	2007	2008	2007
Compensation expense relating to SFAS 123R	$16	$16	$31	$54

As of July 31, 2008, the total compensation cost related to nonvested awards not yet recognized is approximately $35,000, which will be expensed over a weighted average remaining life of 15.5 months.

The per share weighted-average fair value of employee and director stock options granted during the six months ended July 31, 2008 and 2007 and the years ended January 31, 2008 and 2007 was $1.88, $2.87, $2.87 and $5.36, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Six Months Ended July 31,		Years Ended January 31,
	2008	2007	2008	2007
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected stock volatility	38.1%	40.1%	40.1%	44.2%
Weighted average risk-free interest rate	3.0%	4.8%	4.8%	4.8%
Expected life (in years)	5.9	5.8	5.8	6.1
Expected forfeitures	8.2%	10.6%	10.6%	10.6%

Prior to February 1, 2006, the Business accounted for stock option grants using the intrinsic method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock-based compensation plans. The Business adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, no compensation expense was recognized for the stock option grants. Had compensation cost for the employees participating in the Comarco’s stock option plans been determined based on the fair value at the grant date for awards during the year ended January 31, 2006, consistent with the provisions of SFAS 123, the Business's net income would have been adjusted to the pro forma amounts as follows (in thousands):

Year Ended January 31, 2006
Net income:
As reported	$6,994
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(20)

Pro forma	$6,974

The per share weighted-average fair value of employee and director stock options granted during the year ended January 31, 2006 was $4.23 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended January 31, 2006
Expected dividend yield	0.0%
Expected stock volatility	50.1%
Weighted average risk-free interest rate	3.8%
Expected life (in years)	6
Expected forfeitures	10%

Fair Value of Financial Instruments

The estimated fair values of the Business’s financial instruments have been determined using available market information. The estimates are not necessarily indicative of the amounts the Business could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have an effect on the estimated fair value amounts. The fair value of current financial assets and liabilities are estimated to be equal to their carrying amounts.

3.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This new standard establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. This statement is effective for fiscal years beginning after November 15, 2007, which for the Business is fiscal 2009. In February 2008, the FASB issued Staff Position 157-1 (which includes leases under SFAS No. 13) and Staff Position 157-2, which delayed the effective date for non-financial assets and liabilities, except those items recognized on an annual or more frequent basis to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 did not have a material impact on the Business’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard amends SFAS No. 115, “Accounting for Certain Investment in Debt and Equity Securities,” with respect to accounting for a transfer to the trading category for all entities with available-for-sale and trading securities electing the fair value option. This standard allows companies to elect fair value accounting for many financial instruments and other items that currently are not required to be accounted as such, allows different applications for electing the option for a single item or groups of items, and requires disclosures to facilitate comparisons of similar assets and liabilities that are accounted for differently in relation to the fair value option. SFAS 159 is effective for fiscal years beginning after November 15, 2007, which for the Business is fiscal 2009. The adoption of SFAS 159 did not have a material impact on the Business’s financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (iii) determines what information to disclose to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141R is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. After its effective date, SFAS 141R would have an impact on the accounting for any business WTS may acquire in the future.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. Early adoption of SFAS 160 is prohibited. After its effective date, SFAS 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non-wholly-owned businesses WTS may acquire in the future.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding their impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Business is in the process of evaluating the new disclosure requirements under SFAS 161, but does not expect adoption of SFAS 161 to have an impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). This Statement will not have a material effect on the Business’s results of operations or financial position.

4.	Gain on Sale of Investment in SwissQual and Intangible Asset

During fiscal 2002, Comarco purchased an 18 percent equity stake in Switzerland based SwissQual for approximately $1.1 million on behalf of the Business. SwissQual is a developer of quality of service systems and software for measuring, monitoring, and optimizing the quality of mobile, fixed, and IP-based voice and data communications. In connection with the Business’s investment in SwissQual, the Business entered into an alliance with SwissQual, pursuant to which SwissQual was responsible for reselling and supporting WTS’s co-branded Seven.Five products in Europe, the Middle East, and North Africa (the Business’s “European” region) through December 31, 2006. The Business has a revenue sharing agreement in place that determines how much revenue WTS earns from SwissQual sales and, conversely, how much revenue SwissQual earns from WTS sales to customers located outside the European region, through December 31, 2010.

During January 2006, Spirent Communications plc (“Spirent”) acquired 100 percent of the outstanding shares of SwissQual for consideration totaling up to approximately $71.3 million. Approximately $37.6 million in cash was paid at the close of the transaction, which is net of $2.5 million of transaction costs, with an additional $9.1 million put into escrow to secure certain indemnification obligations. In addition, up to $22.1 million in contingent consideration may be paid within 24 months of closing upon satisfaction of certain performance and other requirements. The majority of the escrowed consideration was released to SwissQual shareholders in January 2008. Upon the closing of the transaction, the Business received approximately $6.8 million of the closing consideration, which is net of $0.5 million of transaction costs, for its 18 percent ownership interest in SwissQual. During fiscal 2006, the Business recorded a gain on sale of investment totaling $6.1 million, which was based on cash consideration received by the Business. During fiscal 2007, the Business received $1.7 million of contingent consideration, net of $0.1 million of transaction costs, recorded as gain on sale of investment in SwissQual. During fiscal 2008, the Business received $2.0 million of contingent consideration and escrow distributions, net of $43,000 of transaction costs, recorded on a cash basis as gain on sale of investment in SwissQual.

Prior to the acquisition, SwissQual declared and paid a dividend to the then current shareholders. During January 2006, WTS recorded the approximately $0.4 million dividend received as a reduction in the cost basis of the Business’s investment in SwissQual. Additionally, during December 2005, WTS sold rights to software to SwissQual for approximately $0.5 million. At the time of the sale, such software rights had an unamortized book value of approximately $0.2 million. Accordingly, WTS recorded a gain on sale of the intangible asset totaling approximately $0.3 million.

The gain on sale of investment in SwissQual and intangible asset is comprised of the following (in thousands):

	Six Months Ended July 31, 2007	Years Ended January 31,
		2008	2007	2006
Sale of investment in SwissQual:
Cash proceeds	$269	$1,976	$1,687	$6,774
Less: Cost basis	—	—	—	(1,073)
Dividend paid	—	—	—	420

Gain on sale of investment	269	1,976	1,687	6,121
Sale of intangible asset:
Cash proceeds	—	—	—	550
Less: Cost basis	—	—	—	(233)

Gain on sale of intangible asset	—	—	—	317

Gain on sale of investment in SwissQual and intangible asset	$269	$1,976	$1,687	$6,438

5.	Customer Concentrations

A significant portion of the Business’s revenue is derived from a limited number of customers. The customers providing 10 percent or more of the Business’s revenue for the six months ended July 31, 2008 and 2007 are listed below (in thousands, except percentages).

	Six Months Ended January 31,
	2008		2007
Total revenue	$10,548	100%	$3,998	100%

Customer concentration:
AT&T Wireless Services	$8,577	81%	$—	—
Global Wireless Solutions	—	—	551	14%
Verizon Wireless	716	7%	2,293	57%

	$9,293	88%	$2,844	71%

The AT&T Wireless Services revenue amount reported above for the six months ended July 31, 2008 is net of $2.2 million in revenue sharing due to Ascom (Schweiz) AG (“Ascom”) and net of assessed sales tax and deferred revenue.

In November 2006, the Business entered into a development and sales agreement with Ascom whereby Ascom receives 30 percent to 40 percent of the revenue on jointly developed products, less associated hardware costs. During the first quarter of fiscal 2009, WTS sold the first jointly developed product, the Symphony™ Multi, to AT&T, and associated revenue sharing amounts have been accrued as payable to Ascom.

The Verizon Wireless revenue amounts reported above are net of $644,000 of revenue sharing amounts payable to SwissQual for the six months ended July 31, 2007.

The customers providing 10 percent or more of the Business’s revenue for the years ended January 31, 2008, 2007, and 2006 are listed below (in thousands, except percentages).

	Years Ended January 31,
	2008		2007		2006
Total revenue	$6,657	100%	$15,307	100%	$24,534	100%

Customer concentration:
Global Wireless Solutions	$1,116	17%	$1,001	7%	$198	1%
Verizon Wireless	3,733	56%	7,002	46%	11,885	48%
SwissQual	—	—	2,525	16%	8,788	36%

	$4,849	73%	$10,528	69%	$20,871	85%

The customers comprising 10 percent or more of the Business’s gross accounts receivable as of July 31, 2008 and January 31, 2008 and 2007 are listed below (in thousands, except percentages).

	July 31, 2008		January 31,
			2008		2007
Total gross accounts receivable	$1,801	100%	$1,276	100%	$3,782	100%

Customer concentration:
Global Wireless Solutions	$—	—	$330	26%	$—	—
AT&T Wireless Services	865	48%	—	—	—	—
Siemens S.A.	—	—	—	—	491	13%
SwissQual	—	—	37	3%	1,185	31%

	$865	48%	$367	29%	$1,676	44%

6.	Accounts Receivable

Accounts receivable consist of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Trade accounts receivable	$1,801	$1,276	$3,782
Less: Allowances for doubtful accounts	(73)	(43)	(105)

	$1,728	$1,233	$3,677

7.	Inventory

Inventory, net of reserves, consists of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Raw materials	$1,699	$1,780	$1,393
Work-in-process	72	146	197
Finished goods	36	294	724

	$1,807	$2,220	$2,314

8.	Property and Equipment

Property and equipment consist of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Office furnishings and fixtures	$210	$210	$207
Equipment	2,691	3,268	3,135
Purchased software	327	327	292

	3,228	3,805	3,634
Less: Accumulated depreciation and amortization	(3,074)	(3,458)	(2,723)

	$154	$347	$911

For the six months ended July 31, 2008 and 2007, depreciation and amortization expense totaled $0.2 million and $0.3 million, respectively. Depreciation and amortization expense for fiscal 2008, 2007, and 2006 totaled $0.6 million, $0.6 million, and $0.4 million, respectively.

9.	Software Development Costs

Software development costs consist of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Capitalized software development costs	$335	$8,334	$8,334
Less: Accumulated amortization	—	(8,334)	(8,102)

	$335	$—	$232

Capitalized software development costs for the six months ended July 31, 2008 and for the years ended January 31, 2008 and 2007 totaled $335,000, $0, and $0, respectively.

Amortization of software development costs for the six months ended July 31, 2008 and 2007 and for the years ended January 31, 2008, 2007, and 2006 totaled $0, $0.2 million, $0.2 million, $1.1 million, and $1.9 million respectively, and have been reported in cost of revenue in the accompanying financial statements. During the first quarter of fiscal 2009, the Business retired fully amortized capitalized software development costs of $8.3 million from its books. The engineering costs capitalized during fiscal 2009 relate to the WTS Opti product currently under development, and therefore the Business is uncertain when capitalization of costs will cease and amortization will begin.

10.	Goodwill and Acquired Intangible Assets

Goodwill and acquired intangible assets consist of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Goodwill	$1,898	$1,898	$1,898

Acquired intangible assets:
Definite-lived intangible assets:
License rights	$82	$1,440	$1,440
Intellectual property rights	1,244	1,244	1,244

	1,326	2,684	2,684
Less: accumulated amortization	(849)	(2,159)	(1,864)

Total acquired intangible assets, net	$477	$525	$820

During the first quarter of fiscal 2009, fully amortized license rights related to mobile phone technologies in the amount of $1.4 million were retired.

The following table presents the future expected amortization of the definite-lived intangible assets as of July 31, 2008 (in thousands):

Amortization Expense
Fiscal year:
2009	$130
2010	178
2011	126
2012	43

Total estimated amortization expense	$477

The Business ceased amortizing goodwill and indefinite-lived intangible assets beginning February 1, 2002 upon adoption of SFAS 142. Amortization of definite-lived acquired intangible assets for the six months ended July 31, 2008 and 2007 and the years ended January 31, 2008, 2007, and 2006 amounted to $130,000, $178,000, $0.3 million, $0.5 million, and $0.5 million, respectively.

During the six months ended July 31, 2008 and 2007 and the years ended January 31, 2008, 2007, and 2006, the Business acquired $82,000, $0, $0, $85,000, and $0.3 million in license rights related to mobile phone technologies, respectively.

The useful lives of the license rights related to mobile phone technologies are based upon the term of the underlying agreement and range from 1 to 4 years. The useful life of the intellectual property rights acquired through the purchase of minority interests is seven years and is based upon the life of WTS’s core technology.

11.	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	July 31, 2008	January 31,
		2008	2007
Accrued payroll and related expenses	$661	$695	$766
Uninvoiced materials and services received	281	361	167
Accrued legal and professional fees	43	48	11
Accrued travel expenses	28	52	57
Accrued temporary labor	27	18	9
Revenue sharing payable to Ascom and SwissQual	1,768	108	93
Accrued sales tax	5	2	30
Amounts due to customers	126	126	145
Other	28	78	102

	$2,967	$1,488	$1,380

12.	Warranty Arrangements

Embedded Post Contract Support and Warranty

The Business defers revenue relating to its product sales for post contract support and warranty for the term of the maintenance commitment made at the time of the sale, generally one year. A summary of the post contract support and warranty activity is shown in the table below (in thousands):

	July 31, 2008	January 31,
		2008	2007
Beginning balance	$200	$551	$1,477
Deferral of revenue for new contracts	780	444	1,500
Recognition of revenue	(295)	(795)	(2,426)

	$685	$200	$551

Extended Post Contract Support and Warranty

Revenue for WTS’s extended post contract support and warranty contracts is deferred and recognized on a straight line basis over the contract period, typically one to four years. Costs incurred under separately priced extended warranty arrangements are expensed as incurred. A summary of the extended post contract support and warranty activity is shown in the table below (in thousands):

	July 31, 2008	January 31,
		2008	2007
Beginning balance	$2,438	$2,952	$2,239
Deferral of revenue for new contracts	66	660	2,076
Recognition of revenue	(468)	(1,174)	(1,363)

	$2,036	$2,438	$2,952

13.	Income Taxes

The Business’s operating results have historically been included in Comarco’s consolidated U.S. federal and state income tax returns. The provisions for income taxes shown below have been determined on a separate return basis. All tax return attributes generated, as calculated on a separate return methodology not used by Comarco historically, will be retained by Comarco.

Income tax expense (benefit) consists of the following amounts (in thousands):

	Years Ended January 31,
	2008	2007	2006
Federal:
Current	$(214)	$666	$1,565
Deferred	—	—	—
State:
Current	14	4	1
Deferred	—	—	—
Foreign:
Current	—	19	—

	$(200)	$689	$1,566

The effective income tax rate on income (loss) differs from the United States statutory income tax rates for the reasons set forth in the table below (dollars in thousands).

	Years Ended January 31,
	2008		2007		2006
	Amount	Percent Pretax Income	Amount	Percent Pretax Income	Amount	Percent Pretax Income
Income (loss) before income taxes	$(4,249)	100%	$(191)	100%	$8,560	100%

Computed “expected” income tax expense (benefit) on income (loss) before income taxes	$(1,445)	(34.0)%	$(65)	(34.0)%	$2,910	34.0%
State tax, net of federal benefit	(183)	(4.3)	(8)	(4.2)	368	4.3
Research and MIC credits	(199)	(4.7)	(167)	(87.4)	(154)	(1.8)
Change in valuation allowance	1,711	40.3	783	409.9	(1,678)	(19.6)
Permanent differences	89	2.1	99	51.8	100	1.2
Return to provision adjustments	(151)	(3.6)	26	13.6	—	—
Foreign taxes paid	—	—	19	10.0	—	—
Other, net	(22)	(0.5)	2	1.0	20	0.2

Income tax expense (benefit)	$(200)	(4.7)%	$689	360.7%	$1,566	18.3%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at January 31, 2008 and 2007 are as follows (in thousands):

	January 31,
	2008	2007
Deferred tax assets:
Accounts receivable	$21	$45
Inventory	263	218
Property and equipment, principally due to differing depreciation methods	13	117
Employee benefits, principally due to accrual for financial reporting purposes	216	—
Accrued liabilities for financial reporting purposes	46	203
Net research and manufacturer investment credit carryforwards	205	8
Net operating losses	1,160	—
Sale of SwissQual—basis difference	(3)	36
FAS 123R deferred compensation	34	20
Deferred revenue	834	539
Other	187	178

Total gross deferred tax assets	2,976	1,364
Less valuation allowance	(2,959)	(1,248)

Net deferred tax assets	$17	$116

Deferred tax liabilities:
Software development costs	$17	$116

Total gross deferred tax liabilities	$17	$116

Net deferred tax liability	$—	$—

The deferred tax assets of the Business reflected above include net operating loss carryforwards and net research and manufacturer investment credit carryforwards. Such amounts reflect the Business’s prorata share of Comarco’s income tax attributes; however these are provided for presentation purposes only. Accordingly, such amounts represent tax attributes of Comarco that would not be available to the Business or its acquirer upon its sale (see Note 18).

In assessing the probability that deferred tax assets will benefit future periods, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. There was a $3.0 million valuation allowance for deferred tax assets as of January 31, 2008, an increase of $1.7 million during the fiscal year, based on management’s overall assessment of risks and uncertainties related to the Business’s future ability to realize, and hence utilize, the deferred tax assets. For the year ended January 31, 2008, the Business recorded a $200,000 income tax benefit which primarily related to its prorata share of Comarco’s application for a net operating loss carry back for that year. This amount is reflected as a benefit as the deferred tax asset arising from the net operating losses utilized in the carryback had been fully reserved at that time.

14.	Stock Compensation

Comarco has stock-based compensation plans under which outside directors and certain employees receive stock options. The employee stock option plans and a director stock option plan provide that officers, key employees, and directors may be granted options to purchase up to 2,704,337 shares of common stock of the Comarco at not less than 100 percent of the fair market value at the date of grant, unless the optionee is a

10 percent shareholder of Comarco, in which case the price must not be less than 110 percent of the fair market value. Figures for these plans reflect a 3-for-2 stock split declared during the year ended January 31, 2001.

The director stock-based compensation plan (the “Director Plan”) expires in December 2010, and Comarco’s former employee stock option plan (the “Employee Plan”) expired during May 2005. During December 2005, the Board of Directors approved and adopted a new equity incentive plan (the “2005 Plan”) covering 450,000 shares of common stock. The 2005 Plan was approved by Comarco’s shareholders at its annual shareholders’ meeting in June 2006, and subsequently amended at its annual shareholders’ meeting in June 2008 to increase the number of shares issuable under the 2005 Plan from 450,000 shares to 1,100,000 shares. Under all plans, the options are exercisable in installments determined by the compensation committee of Comarco’s Board of Directors; however, no employee option may be exercised prior to one year following the grant of the option. The options granted under all three plans expire as determined by the compensation committee, but no later than ten years and one week after the date of grant (five years for 10 percent shareholders).

Transactions and other information relating to these plans for the employees that are designated as support for the WTS business for the three years ended January 31, 2008 and for the six months ended July 31, 2008 are summarized below:

	Outstanding Options
	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (In thousands)
Balance, January 31, 2005	66,375	12.84	$—

Options granted	10,000	8.38
Options canceled or expired	(4,500)	15.42
Options exercised	—	—

Balance, January 31, 2006	71,875	12.06	$58

Options granted	16,500	8.64
Options canceled or expired	(36,500)	8.72
Options exercised	—	—

Balance, January 31, 2007	51,875	13.32	$3

Options granted	—	—
Options canceled or expired	(35,375)	14.23
Options exercised	—	—

Balance, January 31, 2008 and at July 31, 2008	16,500	11.38	$—

The following table summarizes information about stock options outstanding at July 31, 2008 for Comarco employees that are designated as support for the Business:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 8.38	10,000	6.5	$8.38	7,500	$8.38
12.41	2,000	2.92	12.41	2,000	12.41
15.07 to 17.50	3,000	2.69	16.69	3,000	16.69
19.33	1,500	1.92	19.33	1,500	19.33

8.38 to 19.33	16,500	5.0 years	11.38	14,000	11.91

Stock options exercisable at July 31, 2008, January 31, 2008, 2007, and 2006 were 14,000, 14,000, 43,125, and 54,375, respectively, at weighted-average exercise prices of $11.91, $11.91, $14.36, and $13.27, respectively.

15.	Related Party Transactions

On July 31, 2001, Comarco acquired an 18 percent equity stake in SwissQual for $1.0 million in cash on behalf of the Business. Based in Zuchwil, Switzerland, SwissQual is a developer of voice quality systems and software for measuring, monitoring, and optimizing the quality of mobile, fixed, and IP-based voice and data communications. On January 24, 2006, the Business sold its 18 percent minority interest in SwissQual (see Note 5).

Revenue recorded related to SwissQual for the years ended January 31, 2008, 2007, and 2006 totaled $70,000, $2.5 million, and $8.8 million, respectively. Accounts receivable balances due from SwissQual at January 31, 2008 and 2007 were $37,000 and $1.2 million, respectively.

During the second quarter of fiscal 2004, the Business entered into a revenue sharing agreement with SwissQual whereby SwissQual receives 10 percent of the revenue on all Seven.Five product sales, less associated hardware costs. At January 31, 2008 and 2007, the Business had accrued $0.1 million and $93,000, respectively, relating to amounts payable to SwissQual under the revenue sharing agreement. During the years ended January 31, 2008, 2007, and 2006, the Business paid $0.9 million, $1.8 million, and $1.0 million, respectively, to SwissQual under the revenue sharing agreement.

16.	Corporate Expense Allocations

The Business receives services and support functions from Comarco. The Business’s operations are dependent upon Comarco’s ability to perform these services and support functions. The costs of these services and support functions have been allocated to the Business using methodologies established by Comarco’s management and considered to be a reasonable reflection of the utilization of services provided to the Business. Allocations for occupancy costs and information technology (“IT”) services are based primarily upon square footage and headcount. Allocations for general and administrative expenses, including accounting and human resources, are based upon the proportionate operating expenses of each of Comarco’s business segments. Allocations for specific corporate functions including audit, tax, and professional services related to the adoption of provisions under the Sarbanes-Oxley Act of 2002 have been allocated based upon an incremental allocation methodology.

The allocated corporate expenses are not necessarily indicative of those expenses that the Business would have incurred had it been a separate, stand-alone entity, during the periods presented.

Expense allocations for the following periods were as follows (in thousands):

	Six Months Ended July 31,		Years Ended January 31,
	2008	2007	2008	2007	2006
Corporate functions	$63	$63	$168	$337	$294
General and administrative	1,209	859	1,387	1,422	1,747
Occupancy and IT services	439	420	858	970	913

	$1,711	$1,342	$2,413	$2,729	$2,954

The corporate functions and general and administrative allocations above are reported in the selling, general, and administrative expenses for all periods reported. The occupancy and IT services allocations are reported in cost of revenue, selling, general, and administrative expenses as well as engineering and support costs for all periods presented.

17.	Commitments and Contingencies

Purchase Commitments with Suppliers

The Business generally issues purchase orders to its suppliers with delivery dates from four to six weeks from the purchase order date. In addition, the Business regularly provides significant suppliers with rolling six-month forecasts of material and finished goods requirements for planning and long-lead time parts procurement purposes only. The Business is committed to accept delivery of materials pursuant to its purchase orders subject to various contract provisions that allow it to delay receipt of such order or allow it to cancel orders beyond certain agreed lead times. Such cancellations may or may not include cancellation costs payable by the Business. In the past, the Business has been required to take delivery of materials from its suppliers that were in excess of its requirements and the Business has previously recognized charges and expenses related to such excess material. If the Business is unable to adequately manage its suppliers and adjust such commitments for changes in demand, it may incur additional inventory expenses related to excess and obsolete inventory. Such expenses could have a material adverse effect on the results of operations and financial position of the Business.

Executive Severance Commitments

Comarco has entered into severance compensation agreements with several key executives, including one executive of the Business. These agreements require Comarco to pay these executives, in the event of a termination of employment following a change of control of Comarco, approximately 12 months of their then current annual base salary and the amount of any bonus amount the executive would have achieved for the current year. The exact amount of this contingent obligation is not known and accordingly has not been recorded in the financial statements.

Legal Contingencies

On November 30, 2007, SwissQual filed a lawsuit against Comarco Wireless Technologies, Inc. (“CWT”) in the United States District Court for the Central District of California, Case No. cv-07-07819, alleging fraud, intentional interference with prospective economic advantage, breach of contract, trademark infringement, unfair competition, trade secret misappropriation, and seeking declaratory relief relating to the Distribution and Sales Agreement dated December 15, 2005 between the parties.

Comarco has answered SwissQual’s complaint on behalf of the Business and denied any and all liability. In addition, Comarco asserted counterclaims against SwissQual alleging breach of contract, breach of the covenant of good faith and fair dealing, trade secret misappropriation, intentional interference with prospective economic advantage, negligent interference with prospective economic advantage, unfair competition, conversion, unjust enrichment/restitution, an accounting for money owed due to SwissQual’s misconduct and seeking declaratory relief relating to SwissQual’s failure to comply with its support obligations, indemnity, and trademark ownership. SwissQual amended its complaint on June 2, 2008, adding a claim for alleged breach of an intellectual property agreement and revising its former allegations, which Comarco answered. Discovery has been served by both parties and the trial date is currently scheduled for February 10, 2009.

The matter described above is progressing, but the outcome of this matter remains neither determinable nor estimable. Comarco believes it has meritorious defenses to the matters described above and intends to vigorously defend these actions. In addition to the pending matters described above, the Business is from time to time involved in various legal proceedings incidental to the conduct of its business. The management of the Business believes that the outcome of all such legal proceedings will not in the aggregate have a material adverse effect on its results of operations and financial position.

18.	Sale of WTS Business

On September 26, 2008, Comarco, Ascom, Inc., a California corporation, and Ascom Holding AG, a company organized under the laws of Switzerland, collectively (the “Buyer”), entered into an Asset Purchase Agreement, pursuant to which Buyer has agreed to acquire Comarco’s wireless test solutions business segment. The transaction is structured as a sale of specified assets and assumption of certain liabilities associated with the WTS business. In addition, the Buyer has, subject to the terms and conditions of the Asset Purchase Agreement, agreed to offer employment to the employees that are designated as support for the WTS business.

Pursuant to the Asset Purchase Agreement, at closing Comarco expects to receive cash consideration of $12,750,000, of which a total of $1,775,000 will be held in escrow and the Buyer will assume certain liabilities that relate to the Business. Of the amount held in escrow, a total of $1,275,000 will be held for one year from the closing date as security for the general indemnification rights of the Buyer and a total of $500,000 will be held in escrow for two years from the closing date as security for indemnification against excluded liabilities in accordance with the Asset Purchase Agreement.

The Asset Purchase Agreement may be terminated by either the Buyer or Comarco if the closing has not occurred by January 16, 2009, or upon the occurrence of certain customary matters. In addition, if the Asset Purchase Agreement is terminated under certain circumstances, including a determination by Comarco’s board of directors to accept an acquisition proposal it deems superior, Comarco has agreed to pay Buyer a termination fee of $500,000. The closing is subject to certain closing conditions, including but not limited to, Comarco shareholder approval of the proposed asset sale and certain other customary closing conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by:

•	each member of our Board of Directors;

•	each of our executive officers named in the Summary Compensation Table included in the proxy statement on Schedule 14A filed in connection with our annual meeting held on June 24, 2008;

•	all directors and executive officers as a group; and

•	each person or entity known to us that beneficially owns more than 5 percent of our common stock.

The table below is based on information supplied by the named executive officers and directors and Schedules 13D and 13G and amendments thereto which have been filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each individual beneficial owner is c/o Comarco, Inc., 25541 Commercentre Drive, Suite 250, Lake Forest, California, 92630. Unless otherwise indicated below, Comarco believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite the shareholder’s name.

The percentages of common stock beneficially owned are based on 7,326,671 shares of common stock outstanding at November 4, 2008 except as set forth in the footnotes in the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Gerald D. Griffin	73,573	1.00%

Jeffrey R. Hultman	66,500	*

Samuel M. Inman, III	3,750	*

Richard T. LeBuhn	—	—

Robert J. Majteles	—	—

Robert W. Sundius, Jr.	—	—

Thomas A. Franza (2)	—	—

Daniel R. Lutz (3)	—	—

Thomas W. Lanni	54,000	*

All Directors and Executive Officers as a group (13 persons)	260,073	3.55%

T. Rowe Price Associates (4) T. Rowe Price Small-Cap Value Fund 100 East Pratt Street Baltimore, MD 21202	724,000	9.88%

Grueber & McBaine (5) 50 Osgood Place, Penthouse San Francisco, CA 94133	454,277	6.20%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Broadwood Partners, L.P. (6) Broadwood Capital, Inc. Neal Bradsher 724 Fifth Avenue, 9th Floor New York, New York 10019	1,564,136	21.35%

Special Situations Funds (7) Austin W. Marxe and David M. Greenhouse 153 East 53rd St. 55th Floor New York, NY 10022	1,256,306	17.15%

Elkhorn Partners Limited Partnership (8) P. O. Box 818 Elkhorn, NE 68022	690,722	9.43%

*	Indicates less than one percent of the outstanding shares of common stock.

(1)

Includes shares which the person has the right to acquire within 60 days of November 4, 2008. For Messrs. Griffin, Hultman, Inman, and Lanni, the shares listed include 66,500, 66,500, 3,750 and 54,000 shares, respectively, that can be acquired upon the exercise of stock options. For all directors and executive officers as a group, the number of shares indicated includes an aggregate of 253,000 shares that may be acquired upon the exercise of stock options.

(2)	Mr. Franza’s employment with us ended March 10, 2008.

(3)	Mr. Lutz’s employment with us ended April 4, 2008.

(4)	Based on an amendment to Schedule 13G filed with the SEC on February 13, 2008.

(5)	Based on a Schedule 13G filed with the SEC on January 23, 2008 on behalf of Grueber & McBaine Capital Management, LLC (GMCM).

(6)	Based on an amendment to Schedule 13D filed with the SEC on April 29, 2008.

(7)	Based on a Form 4 filed with the SEC by Austin Marxe and David Greenhouse on June 4, 2008 with respect to shares owned by various Special Situations Funds.

(8)	Based on an amendment to Schedule 13D filed with the SEC on behalf of Elkhorn Partners Limited Partnership on July 2, 2008.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

The Board of Directors does not know of any matter to be acted upon at the meeting other than the proposal described above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR SUBMISSION AT 2009 ANNUAL MEETING

If a shareholder desires to submit a proposal at Comarco’s 2009 annual meeting of Shareholders to be included in the proxy statement for that meeting, such proposal must be received by the Corporate Secretary in writing at Comarco’s corporate office no later than January 26, 2009. The proposal must also comply with applicable regulations in order to be included in the proxy statement for that meeting.

For a shareholder to present a proposal at the 2009 annual meeting of shareholders without seeking to have the proposal included in the proxy materials related to the meeting, the Corporate Secretary must have received written notice at least 30 days prior to the annual meeting, and the shareholder must have otherwise complied with the procedures set forth in Comarco’s bylaws. If a shareholder notifies Comarco in writing prior to March 24, 2009 that he or she intends to present a proposal at Comarco’s 2009 annual meeting of shareholders, the proxy-holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the shareholder’s proposal only if Comarco’s proxy statement discloses the nature of the shareholder’s proposal and the proxyholder’s intentions with respect to the proposal. If the shareholder does not notify Comarco by such date, the proxyholders may exercise their discretionary voting authority with respect to the proposal without such discussion in the proxy statement.

ADDITIONAL INFORMATION

We are currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. Those reports and other information so filed with the SEC may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants.

You should rely only on the information or representations provided in this proxy statement or any proxy statement supplement. We have not authorized anyone else to provide you with different information. The delivery of this proxy statement does not, under any circumstances, mean that there has not been a change in our affairs since the date of this proxy statement. It also does not mean that the information in this proxy statement is correct after this date.

APPENDIX A:

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

By and Among

COMARCO WIRELESS TECHNOLOGIES, INC.,

COMARCO, INC.,

ASCOM HOLDING AG

and

ASCOM INC.

Dated as of September 26, 2008

Appendix A

A-i

(continued)

A-ii

(continued)

A-iii

This ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of September 26, 2008 (the “Effective Date”), by and among Comarco Wireless Technologies, Inc., a Delaware corporation (“CWT”), Comarco, Inc., a California corporation (“Comarco,” and collectively with CWT, the “Seller”) and Ascom Inc., a California corporation (the “Purchaser”), Ascom Holding AG, a corporation organized under the laws of Switzerland (“Parent”). CWT, Comarco, Purchaser and Parent may each be referred to herein individually, as a “Party,” and collectively, as the “Parties.”

WHEREAS, the Seller is engaged in the business of designing, developing, manufacturing, marketing, licensing, selling and supporting drive test and air interface test equipment to operators, carriers, regulators and infrastructure manufacturers throughout the world (the “Business”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Purchased Assets (as defined below), and in connection therewith the Purchaser is willing to assume from the Seller the Assumed Liabilities (as defined below), and to induce Seller to enter into this Agreement Parent agrees to indemnify Seller against certain Losses (as defined below), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“401(k) Payments” shall mean all payments, including, without limitation, tax-deferred contributions, matching contributions and discretionary contributions, required to be made by the Seller pursuant to the terms of the Comarco, Inc. Savings & Retirement Plan.

“Acquisition Proposal” shall mean any bona fide offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Purchaser or Parent or an Affiliate thereof) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding voting securities of Comarco, in each case, excluding any merger, consolidation, share exchange, business combination, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction which does not contemplate including the Purchased Assets as part of Comarco at the time of the transaction;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of all or substantially all of the Purchased Assets, other than in the Ordinary Course of Business;

(c) any liquidation or dissolution of Comarco which would materially and adversely impact the transfer and sale of the Purchased Assets as contemplated hereby; or

(d) any combination of the foregoing;

and in each case, other than the Transactions (as defined below).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation that is pending by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Bill of Sale, the Assignment of Trademarks, Assignment of Patent Rights, the Transition Services Agreement, the Assignment and Assumption Agreement, the Ascom Termination Agreement, the Management Agreement, the Assignment and Assumption of Lease, the Sublease (subject to the terms and conditions herein), and the Trademark License Agreement.

“Ascom Agreement” means the Development and Sales Agreement between Comarco and Ascom (Schweiz) AG, dated November 8, 2006 and any amendments, modifications and supplements thereto.

“Ascom Termination Agreement” means the Ascom Termination Agreement terminating the Ascom Agreement to be executed and delivered by the Ascom (Schweiz) AG and the Seller at the Closing, in the form of Exhibit A.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by the Purchaser and the Seller at the Closing, in the form of Exhibit B.

“Assignment and Assumption of Lease” means the Assignment and Assumption of the International Real Property Lease to be executed and delivered by the Purchaser and the Seller at the Closing, in the form of Exhibit C.

“Assignment of Patent Rights” means the Assignment of Patent Rights to be executed and delivered by Seller at the Closing, in the form of Exhibit D.

“Assignment of Trademarks” means the Assignment of Trademarks to be executed and delivered by the Seller at the Closing, in the form of Exhibit E.

“Bill of Sale” means the Bill of Sale to be executed by the Purchaser and Seller at the Closing, in the form of Exhibit F.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Los Angeles, California or Zurich, Switzerland.

“Code” means the Internal Revenue Code of 1986, as amended through the Effective Date.

“Comarco Board” means the board of directors of Comarco, Inc. as in effect from time to time.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all excise, value added, registration, stamp, property, documentary, transfer, sales, use, gains and similar Taxes, real estate transfer Taxes, levies, charges and fees arising from the consummation of the Transactions.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including, without limitation, rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Disclosure Schedule” means the Disclosure Schedule(s) of a Party attached hereto.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, preference, right of possession, encroachment, right of first refusal, preemptive right, or imperfection of title, other than any licenses of Intellectual Property.

“Environmental Law” means any and all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

“Environmental Permits” means any Permit, approval, identification number, license and other authorization, as applicable, required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity that, together with Seller, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the date of the Closing.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder from time to time.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Approval” shall mean any: (a) Permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Authority.

“Governmental Authority” means any federal, foreign, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Insider” means any officer, director or executive employee, as applicable, of Seller at issue or to the Knowledge of Seller, any spouse or immediate family member of any such individual or any entity in which any of the foregoing persons owns a 5% or greater direct or indirect beneficial interest.

“Intellectual Property” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks, (ii) Trade Information, and (iii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“International Real Property Lease” means the Contrato de Arrendamiento dated February 1, 2008 between CWT and Bienes Inmuebles Maya, S.A. de C.V. for the premises located at Paseo de la Reforma 234 Juarez, Mexico.

“Inventory” means all inventory, finished goods, work in progress, samples, packaging, service parts, purchased parts and goods and raw materials related to the Business and owned, held or stored by or for the Seller (wherever located), as of the Closing, and any and all rights to market and sell all such Inventory.

“IRS” means the Internal Revenue Service of the United States.

“Landlord” means Palm Terrace Office Company, LP, the landlord under the Lake Forest Lease.

“Lake Forest Lease” means the Office Lease originally between Metropolitan Life Insurance Company and Comarco, dated May 9, 2006, for the preemies located at 25541 Commercentre Drive, Lake Forest, California.

“Law” means any federal, national, supranational, foreign, international, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

“Lease” shall mean the lease, to the extent executed in connection with the Closing between Purchaser and the Landlord with respect to the facilities located at 25541 Commercentre Drive, Lake Forest, California, in form and substance reasonably satisfactory to Purchaser and Seller and consistent with the terms set forth in Section 5.13 of this Agreement.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that has been put into effect before or after the Effective Date by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities (including, without limitation, any unmatured or contingent liability) and obligations including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” means, with respect to any Person, any damage, demand, claim, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, net of (i) any insurance proceeds actually received or to be received by such Person (or which such Person is entitled to receive) relating to such Loss and (ii) Tax benefits actually realized by such Person (or which such Person is entitled to realize) as a result of the facts giving rise to such Loss, including, without limitation, all interest, penalties, reasonable out-of-pocket attorneys’ fees and expenses and all of the foregoing amounts to the extent paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including, without limitation, any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person and the investigation, defense or settlement of any of the foregoing.

“Management Agreement” means the Agreement in the form attached hereto as Exhibit G.

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in masks, layouts, architectures or topology.

“Material Adverse Effect” means (a) with respect to the Seller, any event, change, circumstance, effect or state of facts such that when taken individually or together with all other events, changes of circumstance, developments, effects or state of facts, is materially adverse to the Business (taken as a whole) or the ability of the Seller to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include the effect of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (i) the markets in which the Business operates generally, except to the extent any such condition has a materially disproportionate effect on the Business, taken as a whole, relative to other Persons principally engaged in the same industry as the Business, (ii) general economic or political conditions (including, without limitation, those affecting the securities or commodities markets), except to the extent any such condition has a materially disproportionate effect on the Business, taken as a whole, relative to other Persons principally engaged in the same industry as the Business, (iii) the announcement of the execution of this Agreement or the pendency of the consummation of the Transactions, (iv) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the Effective Date, (v) the failure, in and of itself, to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided further, however, that the facts and circumstances underlying the failure enumerated in subpart (v) of this definition may be considered in determining whether a Material Adverse Effect has occurred with respect to the Business, (vi) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the consent of, Purchaser or Parent, (vii) any change in applicable Law, rule or regulation or GAAP or in the interpretations thereof after the Effective Date, so long as such changes do not adversely affect the Business, taken as a whole, in a materially disproportionate manner relative to other Persons principally engaged in the same industry as the Business, or (viii) acts or omissions of Purchaser or Parent after the date of this Agreement, and (b) with respect to Purchaser or Parent, any event, change, circumstance, effect or state of facts that is materially adverse to the ability of Purchaser or Parent to perform their respective obligations under this Agreement or to consummate the Transactions.

“Ordinary Course of Business” means actions taken in the ordinary course of the Business that are consistent with past practice (including, without limitation, the collection of Receivables, offers and deliveries to customers, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally) of the normal operations of the Seller.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, exceptions, consents, rights-of-way, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets, and (d) all covenants, imperfections of title, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances or other matters of record set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Prime Rate” means the interest rate per annum reported from time to time by The Wall Street Journal.

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by the Seller to the extent relating to the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least two Business Days before the Closing.

“Real Property” means all land, buildings, structures, appurtenances, improvements and fixtures erected thereon and all appurtenances related thereto.

“Receivables” means any and all accounts receivable from third parties, arising solely from the conduct of the Business outstanding as of the Closing, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations (including, without limitation, Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Representatives” means directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Shareholder Vote” means the approval in accordance with the California Corporations Code of the principal terms of the transactions contemplated by the Agreement by the affirmative vote of the holders of a majority of the shares of Comarco’s voting stock outstanding on the record date for Shareholder Meeting and entitled to vote therein.

“Restraint” means any Action pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the Transactions, declare unlawful the Transactions, cause such Transactions to be rescinded, or materially and adversely affect the right of the Purchaser to own, operate, or control the Business and/or the Purchased Assets.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit H as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Significance Threshold” means an amount of $127,500.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Sublease” means the Sublease in the form of Exhibit I.

“Superior Offer” shall mean a bona fide written Acquisition Proposal that was unsolicited and made by a third party after the Effective Date, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Comarco Board determines in its good faith judgment (after consultation with a financial advisor) to be more favorable to Comarco’s shareholders from a financial point of view than the Transactions contemplated under this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Purchaser in writing (and not withdrawn).

“SwissQual Agreements” means the Distribution and Sales Agreement dated December 15, 2005, the Intellectual Property Agreement dated December 15, 2005, the Termination Agreement dated December 15, 2005 and the Support Agreement dated December 15, 2005, and any amendments, modifications and supplements thereto which are made expressly in compliance with the terms of this Agreement.

“SwissQual Litigation” means the pending litigation referred to as SwissQual AG v. Comarco Wireless Technologies, Inc. (case 0V07-07819).

“Tax” or “Taxes” means any and all taxes, however denominated, including, without limitation, any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, which are required to be paid, withheld or collected, (b) any Liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any Liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns (including, without limitation, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes, including, without limitation, information returns with respect to backup withholding and other payments to third parties.

“Termination Fee” means an amount, in cash, equal to $500,000.

“Trademark License Agreement” means the Trademark License Agreement to be executed between the Seller and the Purchaser at the Closing, substantially in the form of Exhibit J.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Trade Information” shall mean all Trade Secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, customer and vendor lists, product design and manufacturing information, blueprints, drawings, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information).

“Trade Secrets” shall mean any information which (i) (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or (ii) otherwise qualifies as trade secrets under applicable law.

“Transactions” refers collectively to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the purchase and sale of the Purchased Assets and the assumption of Assumed Liabilities.

“Transferred Intellectual Property” means the Transferred Patents and any and all other Intellectual Property (excluding Patents that are not Transferred Patents) owned by Seller that relates solely to the conduct of the Business, including the Intellectual Property owned by Seller relating to the Seven.Five and Symphony products and services.

“Transferred IP Agreements” means any and all licenses to the Seller of Intellectual Property that expressly permit the Seller, or to which the licensor consents in writing, to transfer such licenses at no cost to Seller (unless otherwise agreed to in writing by the Parties) and which are (i) used exclusively in connection with the Business, or (ii) used in connection with the Business and in any other business of the Seller, but only to the extent such licenses can be partially transferred for use with the Business, and licenses of any Transferred Intellectual Property by the Seller to third parties. For the avoidance of doubt, the Ascom Agreement shall not be included in the definition Transferred IP Agreement.

“Transferred Patents” means the patents, patent applications, and invention disclosures listed on Section 1.01 of the Disclosure Schedule.

“Transition Services Agreement” means the Transition Services Agreement to be negotiated and executed by the Parties as contemplated by Section 5.18 below.

“Triggering Event” shall be deemed to have occurred if (i) the Comarco Board shall have failed to recommend that the Comarco shareholders vote to approve the principal terms of the transactions contemplated by this Agreement or shall have withdrawn or modified in a manner adverse to Purchaser the Comarco Board Recommendation; (ii) Seller shall have failed to include in the Proxy Statement the Comarco Board Recommendation; (iii) the Comarco Board shall have approved or recommended any Acquisition Proposal; and/or (iv) Seller shall have executed any letter of intent, memorandum of understanding or similar contract relating to any Acquisition Proposal other than a confidentiality agreement as permitted in Section 5.06(a) of this Agreement.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Accountant	2.03(b)

Aggregate Purchase Price	2.03(a)(ii)

Agreement	Preamble

Allocation Form	2.03(b)

Applicable Limitation Date	8.01

Assignment Consent	2.02(d)(i)

Assumed Liabilities	2.02(a)

Basket	8.02(a)(ii)(4)

Basket Amount	8.02(a)(ii)(4)

Books and Records	2.01(a)(v)

Business	Preamble

Business Names	5.12

Cap	8.02(a)(ii)(3)

Cash Purchase Price	2.03(a)(i)

CERCLA	3.09(c)

Closing	2.04

Closing Date	2.04

Closing Date Balance Sheet	5.09(i)

COBRA	2.02(b)(xii)

Comarco	Preamble

Comarco Board Recommendation	5.11(a)(ii)

Confidentiality Agreement	5.03(a)

CWT	Preamble

EAR	3.21

Effective Date	Preamble

Escrow Account	2.03(a)

Escrow Agreement	2.03(a)

Escrow Amount	2.03(a)

Excluded Assets	2.01(b)

Excluded Liabilities	2.02(b)

Financial Statements	3.04(a)(i)

Fixed Assets	2.01(a)(i)

Definition	Section
Identified Employees	6.01(a)

Indemnified Party	8.02(d)

Indemnified Party Controlled Proceeding	8.02(d)

Indemnifying Party	8.02(d)

Interim Financial Statements	3.04(a)(ii)

ITAR	3.21

Leased Real Property	3.12(b)

Listed Employee	3.14(b)

Material Contracts	3.17(a)

Material Customer	3.18(a)

Material Supplier	3.18(a)

Minor Claims	8.02(a)(ii)(2)

Month End Financial Statements	5.01(a)(vii)

Non-Assignable Asset	2.02(d)(i)

Nonsolicitation Period	5.05(b)

Notice	5.06(c)(y)

Other Employees	6.01(a)

Outside Date	9.01(b)

Outstanding Disputes	2.02(b)(viii)(ii)

Parent	Preamble

Party	Preamble

Permits	3.10

Plans	3.15(a)

Proprietary Information Agreements	3.11(e)

Proxy Statement	5.10(a)

Purchased Assets	2.01(a)

Purchaser	Preamble

Purchaser Parties	8.02(a)(i)

Resale Certificate	5.15(a)

Restricted Business	5.05(a)

Seller	Preamble

Seller Acquisition Agreement	5.06(c)(ii)

Seller Parties	8.02(b)(i)

Seller Shareholder Approval	3.01(b)

Definition	Section
Shareholder Meeting	5.11(a)(i)

Territory	5.05(a)

Total Tax Consideration	2.03(b)

Transferred Employees	6.01(a)

Transferred Material Contracts	2.01(a)(x)

Transferred Registered Intellectual Property	3.11(a)

Transferred Software	3.11(j)

WARN	3.14(f)

SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or except to the extent the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller relating to and/or used in the conduct of the Business (the “Purchased Assets”):

(i) the hardware, computers, telephones, and computer screens, copiers, facsimile machines, scanners, projectors, servers, furniture, tools, machinery and other fixed assets listed in Section 2.01(a)(i) of the Disclosure Schedule (the “Fixed Assets”);

(ii) the Inventory, including the inventory of Seller as of July 31, 2008 listed in Section 2.01(a)(ii) of the Disclosure Schedule to the extent such inventory is still in existence as of the Closing;

(iii) the Receivables, including (x) the receivables of Seller as of July 31, 2008 listed in Section 2.01(a)(iii) of the Disclosure Schedule to the extent such receivables remain uncollected and on the books of Seller as of the Closing, except as expressly provided in the Ascom Termination Agreement, and (y) any and all reserves for doubtful accounts pertaining to the Receivables;

(iv) all originals and copies in Seller’s possession of the databases, information systems, specifications, descriptions, computer programs, software code (including, assemblers, applets, compilers, source code, object code, image and sound data), diagrams, design tools, and documentation thereof listed in Section 2.01(a)(iv) of the Disclosure Schedule, but, unless otherwise agreed to in writing by the Parties, only to the extent solely dedicated to the Business (excluding any Intellectual Property rights therein and only to the extent transferable if owned by a third party);

(v) copies of the books of account, general, financial, tax records, invoices, shipping records, supplier lists, partner and distributor lists, personnel records of the Transferred Employees (to the extent permitted by Applicable Law) and independent contractors, correspondence and other documents, records and files and any rights, but, unless otherwise agreed to in writing by the Parties, only to the extent solely dedicated to the Business (the “Books and Records”) (it being understood that (i) Seller shall deliver the Books and Records to Purchaser in a reasonable time after the Closing (considering the urgency of any request by Purchaser) and (ii) Seller shall retain copies of such Books and Records it deems necessary or advisable for purposes of financial, tax or accounting compliance);

(vi) the goodwill relating solely to the Business and/or the Purchased Assets as of the Closing Date;

(vii) the Transferred Intellectual Property (to the extent transferable);

(viii) the Transferred IP Agreements (to the extent transferable);

(ix) originals and all copies of the sales and promotional literature, customer lists and other sales-related materials of the Seller related solely to the Business;

(x) except for those Material Contracts listed in Section 2.01(a)(x) of the Disclosure Schedule which are not to be transferred to Purchaser, the rights of the Seller under the Material Contracts (to the extent such contracts are transferable), other than Transferred IP Agreements (such Material Contracts to be transferred are referred to herein as the “Transferred Material Contracts”);

(xi) all rights in, to and under the International Real Property Lease, together with all of Seller’s related leasehold interest to the related office space, leasehold improvements and other improvements (including construction in progress) and fixtures located thereon as provided in such lease;

(xii) all rights in, to and under leases of personal property to which Seller is a party, listed on Section 2.01(a)(xii) of the Disclosure Schedule;

(xiii) all rights of Seller in, to and under the Business Names;

(xiv) all rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors (and rights to offset in respect thereof) listed on Section 2.01(a)(xiv) of the Disclosure Schedule to the extent in existence at the Closing;

(xv) all insurance proceeds or claims to insurance proceeds related to loss, destruction or damage to a Fixed Asset, item of Inventory, or other tangible personal property (but only to the extent it would otherwise be included in the Purchased Assets) between the Effective Date and the Closing, but only to the extent such lost, destroyed or damaged Fixed Asset, item of Inventory, or other tangible property has not been replaced by Seller prior to Closing;

(xvi) unfilled purchase orders relating solely to the Business obtained by Seller in the Ordinary Course of Business prior to the Closing; and

(xvii) Demonstration and Test Units (as defined in the Ascom Agreement), Harmonized Products (as defined in the Ascom Agreement), Symphony, Upgrades (as defined in the Ascom Agreement) and other Intellectual Property (as defined in the Ascom Agreement) related to the Business that were jointly developed by Seller and Purchaser under the Ascom Agreement, subject to the rights licensed by Seller to third parties in accordance with the Ascom Agreement.

(b) Notwithstanding anything in Section 2.01(a) or elsewhere in this Agreement to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right, title and interest to any of the assets of Seller not expressly included in the Purchased Assets listed above in Section 2.01(a) (collectively, the “Excluded Assets”) including, without limitation:

(i) the Purchase Price Bank Account;

(ii) all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including, without limitation, all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller or any Affiliate as of the Closing Date;

(iii) any rights to Tax refunds, credits, net operating loss carry forwards, or similar benefits attributable to Excluded Taxes;

(iv) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller, as well as financial records and accounts and any other records or materials not related solely to the Purchased Assets or not relating solely to the operations of the Business;

(v) all rights of the Seller under this Agreement and the Ancillary Agreements;

(vi) Tax Returns of the Seller;

(vii) all contracts that have terminated or expired prior to the date of the Closing in the Ordinary Course of Business, whether or not related to the Purchased Assets or the operations of the Business;

(viii) the rights, property, assets, equipment (including, without limitation, computers, telephones, computer screens, copiers, facsimile machines, scanners, projectors and servers), furniture, machinery, vehicles and other tangible property specifically listed in Section 2.01(b)(viii) of the Disclosure Schedule;

(ix) all rights under, and interests in, the SwissQual Litigation, any and all appeals thereof, and any and all recoveries, benefits and awards therefrom; and

(x) all documents (and any portion thereof) related to the matters listed on Section 2.01(b)(x) of the Disclosure Schedule and all documents that include information protected under any privilege recognized under applicable Laws, including the attorney-client privilege, including, without limitation, any document, record or agreement related to the SwissQual Litigation. To the extent a document (or portion thereof) which is not listed on Section 2.01(b)(x) of the Disclosure Schedule and relates solely to the Purchased Assets or the Assumed Liabilities, or portions thereof, and includes information protected under any privilege recognized under Applicable Laws, including the attorney-client privilege, as applicable, such document shall be sold, conveyed, assigned, transferred and delivered to the Purchaser following delivery by the Purchaser and Parent of a joint defense or similar agreement that is reasonably determined by the Seller, upon advice of its outside counsel, to be sufficient to maintain such privilege despite such sale, conveyance, assignment, transfer and delivery.

SECTION 2.02 Assumption and Exclusion of Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement and other than the Excluded Liabilities (including for this purpose Section 2.02(b)(iv)) set forth in Section 2.02(b) below, the Purchaser shall assume, and agree to pay, perform and discharge when due, the following Liabilities of the Seller to the extent directly and solely relating to the Business and/or the Purchased Assets (the “Assumed Liabilities”):

(i) all Liabilities solely related to the Business set forth on the Closing Date Balance Sheet;

(ii) all Liabilities of the Seller under the Transferred Material Contracts assumed by, or transferred to, the Purchaser to the extent they accrue after the Closing;

(iii) all Liabilities for product warranty and service claims relating to products designed, manufactured or sold in the Business existing as of, or arising after, the Closing, and all Product Liabilities arising after the Closing;

(iv) all Taxes relating to the Purchased Assets and/or the Business arising after the Closing other than Excluded Taxes;

(v) all Liabilities for accrued but unpaid vacation for each Transferred Employee;

(vi) any and all trade accounts related solely to the Business and existing as of the Closing, except as expressly provided in the Ascom Termination Agreement;

(vii) all Liabilities, contracts and obligations specifically set forth in Section 2.02(a)(vii) of the Disclosure Schedule; and

(viii) all Liabilities for unfilled purchase orders relating solely to the Business obtained by Seller in the Ordinary Course of Business and consistent with commercially reasonable business practices prior to the Closing.

(b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities, whether known or unknown, fixed or contingent, certain or uncertain, that are not expressly set forth in Section 2.02(a), including, without limitation (such items, other than item 2.02(b)(iv) below being referred to as the “Excluded Liabilities”):

(i) all Excluded Taxes;

(ii) all Liabilities relating to or arising out of the Excluded Assets;

(iii) any and all accrued trade accounts payable which are past due as of the Closing and which have not been paid in full by Seller in the Ordinary Course of Business prior to the Closing Date, and any and all trade accounts payable that do not relate to the Business, the Purchased Assets and/or the Assumed Liabilities;

(iv) the Seller’s obligations under this Agreement and the Ancillary Agreements;

(v) other than the Purchaser’s obligations with respect to the Transferred Employees set forth in Section 2.02(a)(v), any and all obligations under any employment (including, but not limited to, temporary employment), consulting or non-competition agreement or severance policy whether written or oral incurred or arising prior to the Closing Date and any Liabilities or obligations arising out of the termination by the Seller of any of its employees (including, but not limited to, temporary employees) and consultants in anticipation or as a consequence of, or following, consummation of the Transactions;

(vi) any Liabilities relating to indebtedness for borrowed money;

(vii) any and all Liabilities arising out of the SwissQual Litigation, except as expressly agreed by the Parties;

(viii) other than Purchaser’s obligations set forth in Section 2.02(a)(iii) above, any claims or demands made pursuant to Actions, suits or legal proceedings that have been asserted or threatened against the Seller, the Business and/or the Purchased Assets prior to the Closing Date relating to (i) the Seller’s operation of the Business and/or the ownership or use of the Purchased Assets prior to the Closing Date, and/or (ii) any other business or non-business activities of the Seller not related to the Business and/or the Purchased Assets, including those Actions or other proceedings as set forth in Section 2.02(b)(viii) of the Disclosure Schedule (collectively, the “Outstanding Disputes”);

(ix) any Liabilities relating to or arising out of a breach or failure of Seller to perform under a Material Contract prior to the Closing Date, but only to the extent Seller’s performance was due prior to the Closing Date and such Material Contract is transferred by Seller to Purchaser in accordance with the terms of this Agreement;

(x) any Liability of Seller to indemnify or guaranty the Liability of any third party, except for such indemnifications and guaranties that are expressly set forth in the Material Contracts (to the extent such contracts are transferred);

(xi) any other Liability that is not an Assumed Liability; and

(xii) Liabilities for payments required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any employee who is not a Transferred Employee.

(c) If and to the extent a Liability related solely to the Business is not expressly included in the Assumed Liabilities set forth in Section 2.02(a) nor the Excluded Liabilities (including for this purpose Section 2.02(b)(iv)) set forth in Section 2.02(b) and is not otherwise expressly contemplated by the other provisions of this Agreement, such Liability shall (i) be assumed by the Purchaser if the event, circumstance, effect or state of facts giving rise to such Liability arose after Closing, or (ii) be retained by the Seller if the event, circumstance, effect or state of facts giving rise to such Liability arose prior to or at Closing.

(d) Non-Assignable Assets.

(i) Notwithstanding the foregoing, if any of the Transferred Material Contracts or Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, Purchaser may elect to either (i) have Seller permanently retain the Non-Assignable Asset and all Liabilities relating thereto at the Closing; or (ii) have Seller continue its efforts to obtain the Assignment Consents after Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Purchaser shall not assume Seller’s rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the

Purchased Assets). If Purchaser elects item (ii) above, Seller shall use its reasonable best efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Purchaser such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(ii) After the Closing, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby Purchaser shall undertake the work necessary to perform under the Transferred Material Contracts pursuant to the Transition Services Agreement or such other agreement to be mutually agreed upon by the Parties.

(iii) Seller and Purchaser shall pay equal portions when due of any out-of-pocket costs, fees or expenses incurred in connection with obtaining such Assignment Consents.

SECTION 2.03 Purchase Price; Allocation of Purchase Price.

(a) The aggregate purchase price for Purchaser’s acquisition of the Purchased Assets shall be (i) $12,750,000 (the “Cash Purchase Price”) and (ii) assumption of the Assumed Liabilities (collectively, the “Aggregate Purchase Price”). At the Closing, the Purchaser shall deposit $1,775,000 of the Cash Purchase Price (the “Escrow Amount”) into an escrow account (the “Escrow Account”), pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit K (the “Escrow Agreement”). The Escrow Amount shall be distributed from the Escrow Account pursuant to the terms and conditions of the Escrow Agreement.

(b) The Parties agree that the Transactions are intended to be and shall be treated for federal income Tax purposes as an “applicable asset acquisition” within the meaning of Section 1060 of the Code. The Parties agree to allocate, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code and other applicable Laws and accounting regulations, the aggregate consideration paid by Purchaser (consisting of the Aggregate Purchase Price, the Assumed Liabilities and all other relevant items that are properly includible in determining the amount realized by Seller for federal income Tax purposes (the “Total Tax Consideration”)) among the Purchased Assets. Such allocation shall be made in a manner consistent with the fair market values of the Purchased Assets as are agreed between the Parties. Seller and Purchaser shall complete an allocation schedule of the Aggregate Purchase Price within 60 calendar days after the Closing Date that the Parties agree to use in making such allocation. Purchaser then will deliver to the Seller a draft IRS Form 8594 as proposed to be included by Purchaser with its Tax Returns for the taxable year of the Closing (the “Allocation Form”). If the Seller disagrees with any aspect of the proposed Allocation Form, the Seller shall, within 15 calendar days after receipt thereof, furnish to Purchaser a written statement of such disagreement, together with the reasons therefor. If, within such 15 calendar day period, Purchaser does not receive such a written statement of disagreement from the Seller, the Seller shall be deemed to have accepted the proposed Allocation Form and the proposed Allocation Form shall be final and binding upon the Seller. If Purchaser does receive such a written statement of disagreement from the Seller within such 15 calendar day period, then within 10 calendar days of such receipt the Seller and Purchaser shall discuss in person, by telephone, or by videoconference, their disagreement in order to attempt to resolve it through good faith negotiations. If the Seller and Purchaser are unable to resolve their disagreement within 20 calendar days after receipt by Purchaser of the written statement of disagreement from the Seller, the disagreement shall be submitted for determination to a mutually agreed upon independent nationally recognized accounting firm (the “Accountant”), which determination, absent manifest error, shall be final and binding upon the Seller and Purchaser and not subject to appeal. Such determination by the Accountant shall be made in accordance with this Agreement. The expenses incurred due to retention of the Accountant in making such determination shall be borne equally by the Seller and Purchaser.

SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Costa Mesa, California 92626 at 10:00 A.M. California time on January 5, 2009, or as soon as possible thereafter after the satisfaction or waiver of the conditions to the obligations of the Parties hereto set forth in Article VII, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).

SECTION 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) the Bill of Sale duly executed by the Seller;

(b) the Sublease duly executed by Comarco, but only if the Lease has not been executed and delivered by Landlord and Purchaser by the time all other conditions to the obligations of the Parties hereto set forth in Article VII have been satisfied or waived;

(c) the Assignment of Trademarks and the Assignment of Patent Rights duly executed by the Seller;

(d) the Assignment and Assumption Agreement duly executed by the Seller;

(e) the Assignment and Assumption of Lease duly executed by the Seller;

(f) the Escrow Agreement duly executed by the Seller;

(g) the Trademark License Agreement duly executed by the Seller;

(h) the Transition Services Agreement duly executed by the Seller, to the extent not duly executed and delivered prior to the Closing as contemplated by Section 5.18;

(i) the Management Agreement duly executed by the Seller (to the extent still applicable);

(j) the Ascom Termination Agreement duly executed by Seller;

(k) the Books and Records;

(l) a receipt for the Cash Purchase Price; and

(m) a certificate of a duly authorized officer of the Seller dated as of the Closing Date certifying that the conditions set forth in Section 7.03(a) and 7.03(b) have been satisfied.

SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the Cash Purchase Price (less the Escrow Amount to be paid by Purchaser to the Escrow Agent under the Escrow Agreement) by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) the Bill of Sale duly executed by the Purchaser;

(c) the Assignment of Trademarks and the Assignment of Patent Rights duly executed by the Purchaser;

(d) the Assignment and Assumption Agreement duly executed by the Purchaser;

(e) the Assignment and Assumption of Lease duly executed by the Purchaser;

(f) the Escrow Agreement duly executed by the Purchaser;

(g) the Sublease duly executed by the Purchaser and Parent, but only if the Lease has not been executed and delivered by Landlord and Purchaser by the time all other conditions to the obligations of the Parties hereto set forth in Article VII have been satisfied or waived;

(h) the Transition Services Agreement duly executed by Purchaser, to the extent not duly executed and delivered prior to the Closing as contemplated by Section 5.18;

(i) the Management Agreement duly executed by Purchaser and Parent (to the extent still applicable);

(j) the Ascom Termination Agreement duly executed by Ascom (Schweiz) Ltd;

(k) the Resale Certificate duly executed by Purchaser, and

(l) a certificate of a duly authorized officer of the Purchaser and Parent, as applicable, dated as of the Closing Date certifying that the conditions set forth in Sections 7.02(a) and 7.02(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedule, each of CWT and Comarco hereby jointly and severally represent and warrant to the Purchaser and Parent, as of the Effective Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01 Organization, Authority and Qualification of CWT and Comarco.

(a) Each of CWT and Comarco is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and California, respectively, and, except for the Seller Shareholder Approval (as defined below), has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the Transactions. Each of CWT and Comarco is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of such corporation to carry out its obligations under, and to consummate the Transactions, or (b) result in a Loss to the Business that exceeds the Significance Threshold.

(b) Except for the Seller Shareholder Approval and subject to Section 5.06, the execution and delivery of this Agreement and the Ancillary Agreements by each of CWT and Comarco, the performance by each of CWT and Comarco of its obligations hereunder and thereunder and the consummation by each of CWT and Comarco of the Transactions have been duly authorized by all requisite action on the part of CWT and Comarco. The board of directors of each Seller has as of the date of this Agreement (i) duly approved this Agreement, the Ancillary Agreements and the Transactions, (ii) duly authorized the execution and delivery of this Agreement, the Ancillary Agreements, the performance of the Sellers’ obligations thereunder and the consummation of the Transactions and (iii) resolved to recommend that the shareholders of each Seller adopt and approve this Agreement. The unanimous written consent of the holder of all the outstanding shares of common stock of CWT consenting to the adoption of this Agreement and the Required Shareholder Vote in the case of Comarco (the “Seller Shareholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Seller which is necessary to adopt this Agreement and approve the Transactions.

(c) Except for the Seller Shareholder Approval and subject to Section 5.06, this Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of CWT and Comarco, enforceable against them in accordance with their respective terms.

SECTION 3.02 No Conflict. Assuming that the Seller Shareholder Approval and all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of the articles of incorporation or bylaws of Comarco or the certificate of incorporation or bylaws of CWT, in each case as amended, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract, the Lease or other material agreement concerning the Business or the Purchased Assets, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the Transactions or (ii) result in a Loss to the Business that exceeds the Significance Threshold.

SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification by Seller to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the Transactions and would not result in a Loss to the Business that exceeds the Significance Threshold or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.04 Financial Statements.

(a) True and complete copies of (i) the audited consolidated balance sheet of Comarco and CWT for the fiscal year ended as of January 31, 2008, and the audited consolidated statements of income and cash flows of Comarco and CWT for the twelve months ended January 31, 2008 (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the Business as of July 31, 2008, and the related unaudited statements of income of the Business for the six months ended July 31, 2008 attached hereto as Section 3.04(a) of the Disclosure Schedule (collectively, the “Interim Financial Statements”).

(b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller, (ii) present fairly, in all material respects, the financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby and (iii) were prepared in all material respects in accordance with GAAP applied on a basis consistent with the past practices of the Seller.

(c) The Interim Financial Statements and the Closing Date Balance Sheet (i) were prepared, or will be prepared, respectively, in accordance with the books of account and other financial records of the Seller applicable to the Business (except as may be indicated in the notes thereto or in Section 3.04(c) of the Disclosure Schedule), (ii) present or will present, respectively, fairly, in all material respects, the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby and (iii) were prepared or will be prepared, respectively, in all material respects in accordance with GAAP applied on a basis consistent with the past practices of the Seller, subject in each case to the absence of notes and, in the case of the Interim Financial Statements and the Closing Date Balance Sheet, to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material. Comarco and CWT have established, documented and maintains, adheres to and enforces a system of internal accounting controls with respect to the Business which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

SECTION 3.05 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Seller relating to the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or reserved against on the Financial Statements or the notes thereto or the Interim Financial Statements or which will be reflected or reserved on the Closing Date Balance Sheet, (b) Liabilities as set forth in Section 3.05 of the Disclosure Schedule, (c) Liabilities in the Ordinary Course of Business arising after the date of the balance sheet in the Interim Financial Statements, or (d) Liabilities that, individually or in the aggregate, do not exceed $200,000.

SECTION 3.06 Conduct in the Ordinary Course. Since January 31, 2008 through the Effective Date, except as set forth in Section 3.06 of the Disclosure Schedule, there has not occurred any Loss to the Business in excess of the Significance Threshold outside the Ordinary Course of Business, the Business has been conducted in the Ordinary Course of Business, and Seller has not:

(a) sold, pledged, leased, transferred, or assigned any of its material assets related to the Business, other than in the Ordinary Course of Business;

(b) entered into any Material Contract outside the Ordinary Course of Business or accelerated, terminated, made modifications to, or cancelled any Material Contract, in each case outside the Ordinary Course of Business;

(c) made any capital expenditure related to the Business (or series of related capital expenditures) either involving more than $50,000 individually or $250,000 in the aggregate;

(d) suffered any extraordinary losses or waived any rights of material value related primarily to the Business, whether or not in the Ordinary Course of Business;

(e) suffered any material damage, destruction or loss with respect to the material assets of the Business or any other real or tangible personal property used in the Business, whether or not covered by insurance;

(f) made any material change in the Tax or accounting principles, methods, practices or procedures followed by the Seller with respect to the Business or any change in the depreciation or amortization policies or rates theretofore adopted by Seller with respect to the Business, except as required by GAAP or disclosed to Purchaser in writing;

(g) made any delay or postponement of payment of accounts payable or other Liabilities of Seller arising out of the operation of the Business outside of the Ordinary Course of Business;

(h) discounted or delayed the collection of Receivables or otherwise sold Receivables outside the Ordinary Course of Business;

(i) ordered or failed to order, or disposed or failed to dispose of, Inventory outside the Ordinary Course of Business; or

(j) committed to do any of the foregoing actions.

SECTION 3.07 Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, as of the Effective Date there is no Action by or against the Seller, or to the Seller’s Knowledge by or against any of the Seller’s officers or directors (in their capacities as such), which is pending or, to the Knowledge of Seller which is threatened, that relates to the Business, the Purchased Assets or the Assumed Liabilities, that would result in a Loss to the Business that exceeds the Significance Threshold or would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 3.08 Compliance with Laws. Except as set forth in Section 3.08 of the Disclosure Schedule or as would not result in a Loss to the Business that exceeds the Significance Threshold, the Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Business and has obtained all necessary Governmental Approvals to conduct the Business as presently conducted. Seller is not required to obtain a Permit or other Governmental Approval from the Federal Trade Commission to conduct the Business as currently conducted. No representation and warranty is made under this Section 3.08 with respect to ERISA, employment matters or employee benefits or environmental matters.

SECTION 3.09 Environmental Matters.

(a) Except as disclosed in Section 3.09 of the Disclosure Schedule or as would not result in a Loss to the Business that exceeds the Significance Threshold, (i) the Seller is in compliance with all Environmental Laws applicable to the Business and has obtained and is in compliance with all Environmental Permits applicable to the Business, (ii) there are no written claims pursuant to any Environmental Law applicable to the Business pending or, to the Seller’s Knowledge, threatened, against the Seller and (iii) the Seller has provided the Purchaser with copies of any and all written environmental assessment or audit reports or other similar studies or analyses generated within the last two years and in the Seller’s possession relating to the Business (to the extent there are any).

(b) To the Knowledge of Seller, none of the following exists at any property or facility occupied, or operated by Seller: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(c) To the Knowledge of Seller, Seller has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) pursuant to the conduct of the Business any substance (including, without limitation, any hazardous substance) or owned, occupied, or operated any facility or property used in the conduct of the Business, so as to give rise to material Liabilities of the Seller for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental Law.

(d) Without limiting the generality of the foregoing and except as would not result in a Loss to the Business that exceeds the Significance Threshold, to the Knowledge of Seller no facts, events, or conditions relating to the past or present properties or facilities used in the conduct of the Business, or operations of the Seller in the conduct of the Business shall give rise to any corrective, investigatory, or remedial obligations pursuant to Environmental Law, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental Law, including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

(e) To the Knowledge of Seller, Seller has not, either expressly or by operation of law, assumed or undertaken any Liability or corrective investigatory or remedial obligation of any other Person in connection with the conduct of the Business relating to any Environmental Law.

(f) The Purchaser and Parent acknowledge that (i) the representations and warranties contained in this Section 3.09 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.10 Permits. The Seller owns or possesses from each appropriate Governmental Authority all permits, licenses, authorizations, approvals, quality certifications, franchises or rights issued by any Governmental Authority that are necessary to conduct the Business as presently conducted, except where the failure to obtain or have such permits would not result in a Loss to the Business that exceeds the Significance Threshold (collectively “Permits”). Each Permit is described in Section 3.10 of the Disclosure Schedule. Except as set forth on Section 3.10 of the Disclosure Schedule, no loss or expiration of any such Permit is pending or, to the Knowledge of the Seller, threatened, other than expiration in accordance with the terms of such Permits that Seller reasonably believes may be renewed in the Ordinary Course of Business.

SECTION 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a list of all patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Transferred Intellectual Property (“Transferred Registered Intellectual Property”). To the Knowledge of the Seller and except as disclosed in Schedule 3.11(a), (i) no Person is engaging in any activity that infringes any Transferred Intellectual Property and Seller has made no claim against any Person asserting infringement of any Transferred Intellectual Property that has not yet been resolved; and (ii) no claim has been asserted against the Seller and the Seller has not received any communication alleging that in conducting the Business, the Seller has violated any of the Intellectual Property of any other Person or entity, nor to the Knowledge of Seller, is Seller aware that there is any reasonable basis with respect to the foregoing.

(b) All necessary application, registration, maintenance, renewal and other fees, and all necessary documents and certificates, in connection with such Transferred Registered Intellectual Property have been timely paid and filed, respectively, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Transferred Registered Intellectual Property. To Seller’s Knowledge, each U.S. patent application and U.S. patent included in the Transferred Patents was filed within one year of a printed publication, public use, or offer for sale of each invention described in such U.S. patent application or U.S. patent.

(c) To the Knowledge of the Seller, the Transferred Intellectual Property, third party Intellectual Property licensed pursuant to the Transferred IP Agreements, and any Intellectual Property provided under the Transition Services Agreement consists of all Intellectual Property material to the conduct of the Business as presently conducted. To the Knowledge of the Seller, the Transferred Patents are the only Patents owned by Seller that are material to the conduct of the Business as presently conducted.

(d) Except as disclosed in Section 3.11(d) of the Disclosure Schedule, the Seller is not obligated to pay royalties or other payments to third parties in excess of a total of $25,000 per year with respect to any Transferred IP Agreement containing a license or right to use any third party Intellectual Property used in connection with the operation of the Business as presently conducted.

(e) The Seller has taken commercially reasonable steps to maintain the patent applications included in the Transferred Patents. To the Knowledge of Seller, the Seller has obtained executed proprietary information and inventions assignment agreements (the “Proprietary Information Agreements”), that assign to Seller all rights, title and interest in and to Transferred Intellectual Property that is material to the conduct of the Business and/or the Transferred Intellectual Property relating to Symphony products and services from each prior and current employee, consultant and independent contractor who or that has contributed in any material way to such Transferred Intellectual Property. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to the Knowledge of the Seller, there has been no disclosure to any third party of Trade Secrets of the Seller included in the Transferred Intellectual Property and the Seller has taken reasonable precautions to protect (i) the secrecy, confidentiality and value of the Trade Secrets included in the Transferred Intellectual Property and (ii) the confidentiality of the Trade Information that is material to the conduct of the Business and included in the Transferred Intellectual Property. To the extent material to the Transferred Intellectual Property, assignments to the Seller of the patent and patent applications included in the Transferred Intellectual Property have been duly executed and filed with the United States Patent and Trademark Office.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation by the Seller of the Transactions will result in any violation, loss or impairment of, or payment of any additional amounts with respect to, any Transferred Intellectual Property, nor require Seller to obtain the consent of any Governmental Authority or other Person with respect to any Transferred Intellectual Property. Except as set forth in Section 3.11(f) of the Disclosure Schedule, the Seller is not a party to any contract under which a third party would have or would be entitled to receive a license or any other right to any Transferred Intellectual Property material to the conduct of the Business as a result of the execution of this Agreement or the consummation of the Transactions, nor would the consummation of such Transactions result in the material amendment or adverse alteration of any Transferred IP Agreement.

(g) Other than third party customers to whom Seller has granted Licenses in the Ordinary Course of Business or as set forth in Section 3.11(g) of the Disclosure Schedule, no third party has any ownership or inventorship claim or license or other rights to the Transferred Intellectual Property and the Seller is the owner of the entire right, title and interest in and to such Transferred Intellectual Property, in each case where the failure to have such rights, claims or interest would not result in a Loss to the Business that exceeds the Significance Threshold.

(h) To the Knowledge of the Seller, no government funding or personnel was used in the development of any Transferred Intellectual Property. To the Knowledge of the Seller, Seller has not received any claim from any university, college, other educational institution or research center that any Transferred Intellectual Property is owned by such entity as a result of being developed at such entity’s facility or by personnel who performed services for such entity at the same time such personnel developed the Transferred Intellectual Property for the Seller.

(i) To the Knowledge of the Seller, the software products which are part of the Purchased Assets do not contain any “viruses”, “worms”, “time-bombs”, “key-locks” or any other similar devices that are designed to disrupt or interfere with the operation of the products, provide unauthorized access to equipment upon which the products operate, or alter the integrity of the data residing on such equipment.

(j) Except as disclosed in Section 3.11(j) of the Disclosure Schedule, no software included in the Purchased Assets (“Transferred Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License or any other restrictive license arrangement to which Seller is a party that would require the disclosure, licensing, or distribution of any material portion of source code for the Transferred Software.

(k) The Purchaser and the Parent acknowledge that the representations and warranties set forth in this Section 3.11 shall be the sole and exclusive representations and warranties of Seller with regard to Intellectual Property and the other subject matter set forth in this Section. No other representation or warranty herein shall be construed to apply to Intellectual Property or such subject matter.

SECTION 3.12 Real Property.

(a) Seller does not own any real property related to the Business.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a description of the leased real property subject to the Lake Forest Lease and the International Real Property Lease, which are the only leases used by the Seller in the conduct of the Business as currently conducted (the “Leased Real Property”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Section 3.12(b) of the Disclosure Schedule, (i) the Seller has delivered to the Purchaser, true and complete copies of the written leases in effect at the Effective Date relating to the Leased Real Property, (ii) as of the Effective Date and as of the Closing Date, there has not been and will not be any sublease or assignment entered into by the Seller in respect of the leases relating to the Leased Real Property which is currently in effect other than contemplated by this Agreement; and (iii) as of the Effective Date and as of the Closing Date, Seller is not, and will not be, in default for failing to pay any accrued but unpaid rent which by their respective terms is due to be paid prior to the Closing Date under the Lake Forest Lease.

(c) At Closing, Comarco’s financial net worth shall be sufficient to satisfy the financial net worth requirement set forth in Section 10.01(e) of the Lake Forest Lease.

SECTION 3.13 Purchased Assets.

(a) Except as expressly permitted by Section 5.01 of this Agreement for the time between the Effective Date and the Closing or as set forth on Section 3.13(a) of the Disclosure Schedule, the Seller owns good and marketable title to, or has a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances, other than (i) Permitted Encumbrances, or (ii) such minor imperfections of title or non-monetary encumbrances as do not detract from or interfere with the use of the Purchased Assets.

(b) Except as set forth on Section 3.13(b) of the Disclosure Schedule or as contemplated by the Transition Services Agreement, the Purchased Assets constitute substantially all of the assets necessary to conduct the Business as presently conducted and are in good working order in light of their age and use, except for such normal wear and tear of the Purchased Assets in the Ordinary Course of Business.

SECTION 3.14 Employees and Independent Contractors.

(a) Seller is not a party or otherwise subject to any collective bargaining agreement governing the wages, hours or terms of employment of its employees engaged in the conduct of the Business, and, to the Knowledge of Seller, Seller is not aware of any effort to organize any such employees as a part of any collective bargaining or similar unit, nor, to the Knowledge of Seller, has any such organizational effort been made or threatened by or on behalf of any labor union (which includes any application or request for recognition). Since January 31, 2006, Seller has not experienced any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. There is no union that Seller must notify or consult with regarding the Listed Employees (as defined below) in connection with the Transactions.

(b) Section 3.14(b) of the Disclosure Schedule contains as of the date set forth therein, an accurate list of the name, title, accrued vacation and paid time off and annual compensation for each employee listed thereon (each employee listed on Section 3.14(b) of the Disclosure Schedule is referred to as a “Listed Employee”) (including, without limitation, wages, salary, or, with respect to the Listed Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation, commissions, fringe benefits, bonuses and other payments or benefits of any type, promised or contemplated increases in wages, salary, compensation, commissions, fringe benefits, bonuses or other payment or benefits of any type, promised or contemplated promotions, and service credited for purposes of vesting and eligibility to participate under any Plan (as defined herein)), and identifies each Listed Employee who is on a Seller-approved leave of absence and the type of such approved leave. To the Knowledge of Seller and except as would not result in a Loss to the Business that exceeds the Significance Threshold, the Seller has no Liability with respect to any misclassification of any individual who has received compensation for the performance of services on behalf of the Seller with respect to the Business as an independent contractor rather than as an employee or any Listed Employee classified as exempt from overtime pay which would result in Liability to Purchaser after the Closing.

(c) To Seller’s Knowledge and except as would not result in a Loss to the Business that exceeds the Significance Threshold or as otherwise set forth in Section 3.14(c) of the Disclosure Schedule, prior to the

Effective Date, Seller has not, with respect to the Listed Employees, committed any unfair labor practice or violated any Laws applicable to the Listed Employees or otherwise violated its own policies, handbooks and work rules which have been communicated or made available to the Listed Employees, relating to labor and employment or employment practices or termination of employment in such a manner as would create Liability to Purchaser after the Closing.

(d) To the Knowledge of Seller, the Listed Employees who are located in the United States are authorized and have appropriate documentation to work in the United States. To the Knowledge of Seller, Section 3.14(d) of the Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller who are not U.S. Citizens or permanent residents of the U.S. To the Knowledge of Seller, each of the employees required to be listed on Section 3.14(d) of the Disclosure Schedule is authorized under applicable U.S. immigration Laws to work in his or her current position for the Seller.

(e) To the Knowledge of Seller, Section 3.14(e) of the Disclosure Schedule sets forth an accurate and complete list of the Listed Employees working outside the U.S. (if any) who hold, and the type of, work and/or residence approval cards or permits, work authorizations, visas, permanent residence cards or other non-local status. To the Knowledge of Seller, Seller has no Liability with respect to each of the employees required to be listed on Section 3.14(e) of the Disclosure Schedule which would result in Liability to Purchaser after the Closing and each of such employees is authorized under applicable immigration Laws to work in his or her current positions for the Seller.

(f) During the ninety (90) days preceding the Effective Date, Seller has not implemented any plant closing, collective dismissal or layoff of employees that triggered the notification requirements of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), California Labor Code Section 1400, et. seq., or other similar Law.

SECTION 3.15 Employee Benefit Matters.

(a) Plans and Material Documents. Section 3.15(a) of the Disclosure Schedule contains a complete and accurate list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, restricted stock, deferred compensation, medical or life insurance, supplemental retirement or other benefit plans, programs, policies or arrangements, and all material employment, termination, change in control, severance or other contracts or agreements, in each case, whether or not written, to which the Seller is a party, or which are maintained, contributed to or sponsored by the Seller, in each case for the benefit of the Listed Employees (collectively, the “Plans”). The Transferred Employees shall not be entitled to receive any additional stock options and other equity incentives after the Closing and Purchaser shall have no Liability relating to or obligation to assume such stock options and/or other equity incentives for the Transferred Employees on and after the Closing Date.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Seller has made available to the Purchaser a true and complete copy of, in each case for the benefit of the Listed Employees, (i) each current plan document, plan amendments, all summary plan descriptions, (ii) all written personnel, payroll and employment manuals and policies of the Seller, (iii) a written description of any Plan that is not otherwise in writing, (iv) the Form 5500 filed in each of the most recent three plan years with respect to each Plan, including all schedules thereto, financial statements and the opinions of independent accounts, and (v) all material notices with respect to a Plan that were given by the Internal Revenue Service or the Department of Labor to the Seller, any ERISA Affiliate or any Plan since January 31, 2007 and prior to the Effective Date.

(c) Except as would not otherwise result in a Loss to the Business that exceeds the Significance Threshold, to the Knowledge of Seller each employee benefit plan as defined in Section 3(3) of ERISA is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Plan, in each case in accordance with the material terms of such Plan and in material compliance with all applicable Laws.

(d) Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to, nor, during the last six years, has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, for the benefit of any Listed Employee.

(e) Seller has provided Purchaser with a true and correct copy of the most recent determination letter from the IRS relating to its 401(k) plan and Seller has not received a notice of withdrawal of such determination letter from the IRS. Each Plan is in substantial compliance in form and operation with the applicable requirements provided by any and all applicable Law, including ERISA and the Code.

(f) Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any employee benefit plan as defined in Section 3(3) of ERISA or any fiduciary thereof is pending or, to the Seller’s Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Purchaser to the Department of Labor, the IRS or any Person. Except as disclosed in Section 3.15(f) of the Disclosure Schedule, no contract with the IRS is being or has been negotiated with respect to any Plan, no Plan has been submitted for correction under the Employee Plan Compliance Resolution System as described in Revenue Procedure 2003-44 (or any successor Revenue Procedure) and no employee pension benefit plan within the meaning of Section 3(2) of ERISA has been submitted to the Department of Labor under its voluntary fiduciary correction program.

(g) Except as set forth on Section 3.15(g) of the Disclosure Schedule, since January 31, 2008, there has been no amendment to, written interpretation or official announcement by the Seller to the Listed Employees (whether or not written) with respect to any Plan that would accelerate benefits under any Plan or result in materially increased benefits as a result of the transaction contemplated herein.

(h) All contributions required to be made to any employee benefit plan within the meaning of Section 3(3) of ERISA by such plan’s terms or by applicable Law and all premiums due or payable with respect to insurance policies funding any such Plan, for any period through the Effective Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Effective Date, have been fully reflected in line items on the Interim Financial Statements. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Transferred Employee prior to the Closing Date with respect to each Plan have been filed or furnished or will be filed or furnished prior to the Closing Date.

(i) Except as required by the continuation coverage requirements of Sections 601 of ERISA and by COBRA, or as disclosed in Section 3.15(i) of the Disclosure Schedule, the Seller is not obligated to provide retiree or other post-termination health or welfare benefits subject to ERISA or as described in any of Seller’s severance policies or agreements to any Transferred Employee, or to their beneficiaries or dependents, following such employee’s retirement or other termination of service.

(j) The Purchaser and the Parent acknowledge that the representations and warranties set forth in this Section 3.15 shall be the sole and exclusive representations and warranties of Seller with regard to matters related employee benefits and the other subject matter set forth in this Section. No other representation or warranty herein shall be construed to apply to matters related to employee benefits or such subject matter.

SECTION 3.16 Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) All Tax Returns required to be filed with respect to the Business and the Purchased Assets have been timely filed;

(b) All Taxes shown to be payable on Tax Returns with respect to the Business and the Purchased Assets have been paid in full on a timely basis and no other Taxes are payable with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns);

(c) The Seller has not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets;

(d) No audit of the Tax Returns relating to the Business or the Purchased Assets by any Governmental Authority is in process or, to the Knowledge of the Seller, pending or threatened (either in writing or orally, formally or informally);

(e) Seller is not a party to any continuing action or proceeding for assessment or collection of Taxes with respect to the Business or the Purchased Assets, nor has Seller received written notice in which such event has been asserted or threatened with respect to the Business or the Purchased Assets;

(f) The Seller has withheld and paid over all Taxes required to have been withheld and paid over with respect to the Business, the Listed Employees and the Purchased Assets;

(g) There are no Encumbrances on any of the Purchased Assets with respect to Taxes (other than Permitted Encumbrances);

(h) The Seller is not a party to any Tax sharing agreement;

(i) The unpaid Taxes of Seller related to the Business and/or the Purchased Assets for periods not included in the Tax Returns filed or to be filed prior to the Effective Date do not include any material Liability for Taxes attributable to events that are outside of the Ordinary Course of Business; and

(j) The Purchaser and the Parent acknowledge that the representations and warranties set forth in Section 3.06(f), 3.08, 3.15(e), 3.15(f) or this Section 3.16 shall be the sole and exclusive representations and warranties of Seller with regard to Taxes and the other subject matter set forth in this Section. No other representation or warranty herein shall be construed to apply to Taxes or such subject matter.

SECTION 3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule lists as of the Effective Date each of the following contracts and agreements that are material to the Business, the Purchased Assets and/or the Assumed Liabilities, excluding those Plans listed in Section 3.15(a) of the Disclosure Schedule (such contracts and agreements and amendments and revisions thereto being “Material Contracts”):

(i) all contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(ii) all contracts and agreements that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii) all contracts and agreements involving total annual payments and/or obligations, in each case, in excess of $100,000;

(iv) the SwissQual Agreements;

(v) the Lake Forest Lease existing as of the Effective Date;

(vi) all Transferred IP Agreements; and

(vii) all other contracts which are material and necessary for the conduct of the Business as presently conducted.

(b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract is valid and binding on the Seller and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, the Seller is not in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not result in a Loss to the Business that exceeds the Significance Threshold. Except as disclosed in Section 3.17(b) of the Disclosure Schedule or as contemplated by the Transition Services Agreement, to the Knowledge of Seller, the Material Contracts constitute all of the contracts that are material and necessary for the operation of the Business as presently conducted.

SECTION 3.18 Customers and Suppliers.

(a) Section 3.18(a) of the Disclosure Schedule identifies the Business’ five (5) largest customers (a “Material Customer”) and five (5) largest suppliers (a “Material Supplier”) (measured by dollar volume in each case) during the fiscal year ended January 31, 2008 and during the six month period ended July 31, 2008, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal product bought or sold).

(b) Except as disclosed on Section 3.18(b) of the Disclosure Schedule, during the period from January 31, 2008 to the Effective Date, Seller has not been required to provide any bonding or other financial security arrangements in connection with any of the transactions with its customers and suppliers.

(c) Except as described in Section 3.18(c) of the Disclosure Schedule, Seller has not received during the period from January 31, 2008 to the Effective Date any written communication of any Material Customers’ and/or Material Suppliers’ intention to discontinue its relationship as a customer or supplier of, or materially reduce its purchases from or sales to Seller. There has been no material reduction in pricing or pricing structure (other than changes in the Ordinary Course of Business) with any Material Customer and/or Material Supplier between January 31, 2008 and the Effective Date.

SECTION 3.19 Competing Interests. Except as described in Section 3.19 of the Disclosure Schedule, no Seller entity, nor, to the Knowledge of the Seller, any Insider owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any Seller (in respect of the Business) or that otherwise has material business dealings with any Seller entity (in respect of the Business) other than ownership of less than five percent (5%) of the outstanding securities of any publicly traded entity or shares of a mutual fund, exchange traded fund, private equity fund or hedge fund.

SECTION 3.20 Illegal Payments or Activities. Neither Seller nor, to the Seller’s Knowledge, any director, manager, officer, agent or employee of either Seller, nor any subsidiary of any Seller entity, has, in connection with the Business, directly or indirectly: (a) used any funds of Seller for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds of Seller, or used any other funds to make any payment for the benefit of Seller, in violation of applicable Law to foreign or domestic government officials or employees; (c) used any funds of Seller, or used any other funds to make any payment for the benefit of Seller, in violation of applicable Law; or (d) taken any other action which would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

SECTION 3.21 Export Control Laws. The Seller has conducted since January 31, 2008 its export and reexport transactions in connection with the Business, in all material respects, in accordance with all applicable U.S. export and reexport controls, including, without limitation, the United States Export Administration Act and Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”) and sanctions, laws and regulations administered by the Office of Foreign Assets Control, and all other applicable import/export controls in other countries in which Seller conducts business. Section 3.21 of the Disclosure Schedule sets forth a true and accurate list of the amount of revenues and turnover for each country in which the Business has operated during the twelve month period ended January 31, 2008 and the six month period ended July 31, 2008.

SECTION 3.22 Brokers. Except for Pagemill Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Pagemill Partners, LLC.

SECTION 3.23 Fairness Opinion. The Comarco Board has received the opinion of Pagemill Partners, LLC, financial advisor to Comarco, dated as of the Effective Date of this Agreement and addressed to the Comarco Board, to the effect that subject to the assumptions, qualifications and limitations set forth therein, the Aggregate Purchase Price is fair, from a financial point of view, to Comarco. It is agreed and understood that such opinion is for the benefit of Comarco and may not be relied on by Purchaser or Parent.

SECTION 3.24 Solvency. Seller is not insolvent, and will not be rendered insolvent by this Agreement or the Transactions. Except as set forth in Section 3.24 of the Disclosure Schedule, immediately after giving effect to the consummation of this Agreement and the Transactions, (i) Seller expects that it will be able to pay its obligations as they become due in the usual course of such Seller’s business, (ii) Seller does not believe it will have unreasonably small capital with which to conduct its business, and (iii) Seller believes that its assets (calculated at fair market value) will exceed its Liabilities.

SECTION 3.25 Products; Products Liability; Receivables.

(a) Except as would not result in a Loss to the Business that exceeds the Significance Threshold: (i) each of the products (including any finished inventory) relating to the Business and/or the Purchased Assets is, and at all times up to and including the sale thereof has been processed, manufactured, packaged, labeled, stored, handled, distributed, shipped, marketed and promoted by Seller, to the Seller’s Knowledge, in compliance with all applicable Laws; and (ii) to Seller’s Knowledge each of the products (including any finished inventory) relating to the Business and/or the Purchased Assets conforms in all material respects to the applicable specifications and the warranties and other contractual obligations made or entered into by Seller.

(b) Except as set forth in Section 3.25(b) of the Disclosure Schedule, as of the Effective Date, there are no existing or, to Seller’s Knowledge, threatened Product Liabilities and/or claims against Seller which allege that the products sold in the Business are materially defective or that Seller’s services related to the Business materially fail to meet any service warranties. During the period between January 31, 2008 and the Effective Date, Seller has not incurred any material Liability from claims arising out of any injury to individuals as a result of the ownership, possession or use of products manufactured by the Business and, to the Seller’s Knowledge, as of the Effective Date there has been no investigation by any Governmental Authority with respect to any alleged injury and/or injury to individuals as a result of the ownership, possession or use of any products manufactured by the Business.

(c) The amount of the Receivables reflected on the Financial Statements and the Interim Financial Statements is, and with respect to the Closing Date Balance Sheet will be, collectible in the Ordinary Course of Business (net of the allowance for doubtful accounts and deferred revenue). The Receivables represent bona fide transactions. The Receivables will be separately identifiable solely to the Business and will not relate to any other business or operations of Seller.

SECTION 3.26 Insurance Coverage. Section 3.26 of the Disclosure Schedule contains a list of the insurance policies currently maintained by the Seller with regard to the Seller. Except as set forth in Section 3.26 of the Disclosure Schedule, there are currently no claims made by the Seller under any insurance policies currently in effect and covering the Purchased Assets or Business, and all premiums due and payable with respect to the policies maintained by the Seller have been paid to date. To the Knowledge of the Seller, there is no threatened termination by the insurance company of any such policies or arrangements.

SECTION 3.27 Disclaimer of the Seller. Except as set forth in this Article III, none of the Seller, its Affiliates or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of the Business or any of the Purchased Assets, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller or (iii) the likelihood success or profitability of the Business after the Closing. Seller acknowledges that Purchaser has entered into this Agreement in express reliance on the Seller’s representations and warranties made herein. The Seller further acknowledges that, in connection with this Transaction, the Purchaser has furnished to the Seller good and sufficient consideration in exchange for the Seller’s representations and warranties made herein. Notwithstanding anything to the contrary contained in this Agreement, the Parties to this Agreement acknowledge and agree that neither Purchaser’s inquiries nor any other due diligence investigations conducted by the Purchaser, Parent and/or their respective advisors or representatives shall modify, amend, affect and/or waive the Purchaser and Parent’s right to rely on the Seller’s representations and warranties contained in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the Effective Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 4.01 Organization and Authority of the Purchaser and Parent. Each of the Purchaser and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. Each of the Purchaser and the Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser or Parent to carry out its respective obligations under, and to consummate the Transactions. The execution and delivery by the Purchaser and the Parent of this Agreement and the Ancillary Agreements to which each is a party, the performance by the Purchaser and the Parent of its obligations hereunder and thereunder and the consummation by the Purchaser and the Parent of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser and the Parent. This Agreement has been, and upon their execution the Ancillary Agreements to which each of the Purchaser and the Parent is a party shall have been, duly executed and delivered by the Purchaser and the Parent, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser and the Parent is a party, shall constitute, legal, valid and binding obligations of the Purchaser or Parent, enforceable against the Purchaser or Parent in accordance with their respective terms.

SECTION 4.02 No Conflict. Assuming all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03 are obtained or taken, the execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or Parent, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or Parent or their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Purchaser or Parent is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser or Parent to carry out their respective obligations under, and to consummate the Transactions.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and each Ancillary Agreement to which the Purchaser or Parent is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification by Purchaser or Parent to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser or Parent of the Transactions.

SECTION 4.04 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Cash Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the Transactions.

SECTION 4.05 Litigation. As of the Effective Date, no Action by or against the Purchaser or Parent is pending or, to the knowledge of the Purchaser and Parent, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06 Brokers. Except for TCO AG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser. Purchaser and/or Parent are solely responsible for the fees and expenses of TCO AG.

SECTION 4.07 Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the Business and the operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement and the Ancillary Agreements, the Purchaser acknowledges that it has relied upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). The Purchaser hereby agrees and acknowledges on behalf of itself and its Affiliates that other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of Business Prior to the Closing.

(a) Affirmative Covenants of the Seller. Except as otherwise expressly contemplated by this Agreement or as described in Section 5.01(a) of the Disclosure Schedule, between the Effective Date and the Closing, unless the Purchaser otherwise agrees in writing (which agreement shall not be unreasonably withheld), Seller shall:

(i) conduct the Business only in the Ordinary Course of Business and consistent with commercially reasonable business practices;

(ii) use its commercially reasonable efforts to keep in full force and effect all Transferred Material Contracts and Transferred Intellectual Property prior to their scheduled expiration dates and use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse to the extent such policies concern the Business;

(iii) obtain the prior written consent of Purchaser (not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned) before entering into any contracts that would, if in effect as of the Effective Date, be deemed Transferred Material Contracts other than in the Ordinary Course of Business and consistent with commercially reasonable business practices or as otherwise specifically contemplated by this Agreement;

(iv) obtain the prior written consent of Purchaser (not to be unreasonably withheld, delayed or conditioned) before entering into any oral or written contracts with third parties that would commit Purchaser after the Closing to providing any free field trials and/or free field installations with a cost value that is more than $50,000 in the individual or $100,000 in the aggregate;

(v) use its commercially reasonable efforts to keep intact in the Ordinary Course of Business and consistent with commercially reasonable business practices the business organization relating to the Business, including its present business operations, physical facilities, working conditions, and employees and including the Seller’s present relationships with material lessors, licensors, suppliers, customers, distributors, and others having material business relations with the Seller;

(vi) use its commercially reasonable efforts to (A) maintain in the Ordinary Course of Business and consistent with commercially reasonable business practices the Purchased Assets in good repair, order, and condition in light of their age and use (normal wear and tear excepted), (B) replace in the Ordinary Course of Business and consistent with commercially reasonable business practices Seller’s inoperable, worn out, or obsolete Purchased Assets with assets of good quality consistent with prudent practices and current needs and (C) in the event of a casualty, loss, or damage to any of such Purchased Assets before the Closing Date, whether or not the Seller is insured, either repair or replace in the Ordinary Course of Business and consistent with commercially reasonable business practices such damaged property or use the proceeds of such insurance in such other manner as is reasonably prudent in favor of the Business;

(vii) within 21 calendar days following the last day of each month during the period of time between the Effective Date and the Closing Date, deliver to Purchaser the unaudited balance sheet of the Business as of the last day of the immediately preceding calendar month and the related unaudited statement of income of the Business for the month then ended (each, a “Month End Financial Statement” and collectively, the “Month End Financial Statements”) it being understood that such Month End financial Statement will be formatted as a spreadsheet and no representation and warranty is made with respect thereto;

(viii) maintain its books, accounts, and records relating to the Business in accordance with GAAP, consistent with the custom and practice as used in the preparation of the Financial Statements; and

(ix) reasonably cooperate with the Purchaser in the Purchaser’s investigation of the Business and permit the Purchaser and its employees, agents, accounting, legal, and other authorized representatives who agree to be bound by confidentiality agreements reasonably acceptable to the Seller upon reasonable advance notice to Seller and at the sole cost and expense of Purchaser to (A) have reasonable access to the employees, premises, books, and records including financial and operating data, and other non-privileged information of the Seller, (B) visit and inspect any of the properties of the Seller, and (C) discuss the affairs, finances, and accounts of the Seller with the officers, key employees, key customers and key suppliers of Seller, in each case as reasonably necessary for Purchaser to effect the Transactions and in each case only to the extent as agreed to in advance by Seller (such agreement not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned) and further subject to such limitations, restrictions and conditions as Seller may reasonably require or impose; provided, however, that Seller shall not be required to grant access or furnish information (I) to the extent that such information is subject to an attorney/client privilege or attorney work-product privilege, (II) set forth in Section 2.01(b)(x) of the Disclosure Schedule, or (III) relating to medical histories or other private information relating to any individual employee of Seller, the disclosure of which Seller reasonably determines could subject Seller to liability without such individual’s consent.

(b) Negative Covenants of the Seller. Except as otherwise expressly contemplated elsewhere by this Agreement or as described in Section 5.01(b) of the Disclosure Schedule, between the Effective Date and the Closing, unless Purchaser otherwise agrees in writing (which agreement shall not be unreasonably withheld), Seller shall not;

(i) change, in any material respect, any of its accounting methods with respect to the Business or the Purchased Assets, except as required by applicable Legal Requirements or changes in GAAP or as otherwise recommended by Seller’s accounting firm;

(ii) enter into any new contract or amend any existing contract with any Insider who works primarily on the Business, terminate and/or change the terms and conditions of employment of any Listed Employee, temporary employee and/or independent contractor who works principally on the Business (including making or granting any material increase or decrease in any compensation of such individual) or make or grant any material increase or decrease to any Listed Employee under any Plan (including, without limitation, any employee benefit plan, incentive arrangement, or other benefit) with respect to any Listed Employee, except (A) as reasonably necessary to comply with applicable Legal Requirements, (B) in connection with entering into any retention agreements or programs determined by the Comarco Board as being reasonably necessary to maintain its business operations prior to, and extending through, the Closing Date as long as such agreements or programs do not result in any additional Liability or obligations of Purchaser after the Closing, or (C) the Seller may amend any Plan to conform with any statutory changes in Code Section 409A and any guidance or regulation issued thereunder (the foregoing exceptions (A) through (D), inclusive, the “Compensation Exceptions”);

(iii) establish, amend or contribute to any Plan (including any employee benefit plan, incentive arrangement, or other benefit) covering any of the Listed Employees except as required by Law, the terms of any Plan or in the Ordinary Course of Business consistent with commercially reasonable business practices;

(iv) except as specifically contemplated by this Agreement, enter into any contract that would, if in effect as of the Effective Date, be deemed a Material Contract other than in the Ordinary Course of Business and consistent with commercially reasonable business practices;

(v) change in any material respect the terms or practices of extending warranties, discounts or credits to customers of the Business or grant any warranty, discount or credit, in each case, outside the Ordinary Course of Business or not consistent with commercially reasonable business practices;

(vi) purchase or order any Inventory outside the Ordinary Course of Business or not consistent with commercially reasonable business practices;

(vii) make any capital expenditure related to the Business (or series of related capital expenditures) either involving more than $25,000 individually or $50,000 in the aggregate;

(viii) delay and/or postpone payment of accounts payable arising from the operation of the Business, including, without limitation, payables to Seller’s suppliers, customers, vendors, and other third parties for which Seller is obligated to make payments between the Effective Date and the Closing Date, except in the case of bona fide disputes with such vendors and suppliers;

(ix) other than in the Ordinary Course of Business and consistent with commercially reasonable business practices, modify, delay, accelerate, postpone and/or discount, as applicable, the timing, collection, ordering, disposition and/or sale of any Receivables in any material respect;

(x) other than sales of Inventory in the Ordinary Course of Business and consistent with commercially reasonable business practices, sell, transfer, contribute, distribute, or otherwise dispose of any of the Purchased Assets (or interests in any of the Purchased Assets) with a value in excess of $25,000 in the aggregate;

(xi) enter into any amendments, terminations, extensions, renewals or other modifications of any Transferred Material Contract, that would have an adverse effect on the Business after the Closing in excess of $25,000 in the aggregate;

(xii) initiate any material Action, and/or waive, release or settle any material Action, by or against Seller with respect to the Business, Assumed Liabilities and/or the Purchased Assets, which could result in an adverse effect on the Business after the Closing in excess of $50,000 in the aggregate;

(xiii) create, incur or assume any Encumbrance (other than Permitted Encumbrances) to secure indebtedness for borrowed money using any Purchased Assets which would materially and adversely affect the Purchased Assets after the Closing or Purchaser’s ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the Effective Date;

(xiv) fail to use its commercially reasonable efforts to comply in the Ordinary Course of Business and consistent with commercially reasonable business practices in all material respects with all Laws and regulations applicable to the activities associated with the Purchased Assets;

(xv) make, change or rescind any material election in respect of any Tax relating primarily to the Business or the Purchased Assets in a manner which materially and adversely affects the Purchased Assets;

(xvi) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise with any Governmental Authority of any claim or assessment in respect of any material Tax relating primarily to the Business or the Purchased Assets in a manner which materially and adversely affects the Purchased Assets;

(xvii) take any action that would result in more than nineteen (19) employees of Seller suffering an “employment loss,” layoff or “separation” from a position (as such terms or similar terms are used in the WARN Act) during any rolling ninety (90) day period commencing ninety (90) days prior to the Closing and ending ninety (90) days after the Closing; for purposes of this Section 5.01(b)(xvii) the termination by Seller of the Identified Employees or any of the Other Employees who receive offers from Purchaser pursuant to Section 6.01 shall not be considered to have resulted in any “employment losses,” layoffs,” or “separations” from a position;

(xviii) cause or permit the Business to enter into any new line of business in any material respect; and/or

(xix) commit, or enter into any agreement (oral or written) to do, any of the foregoing.

SECTION 5.02 Post-Closing Access to Information.

(a) For a period of seven years following the Closing, each of Seller, on the one hand, and Purchaser and Parent, on the other hand, shall (i) upon reasonable notice, afford the officers, employees, agents and representatives of the other reasonable access (including, without limitation, the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to any and all books and records relating to the Business, the Purchased Assets, and the Assumed Liabilities; and (ii) reasonably cooperate with and reasonably assist the other (including, without limitation, by using commercially reasonable efforts to make available any and all relevant employees, consultants, officers and directors) in connection with any Action relating to the Business, the Purchased Assets, and/or the Assumed Liabilities to the extent relating to facts and circumstances arising on or prior to the Closing; provided, however, neither Party shall be required to grant such access or furnish information to the extent that such information is subject to an attorney/client privilege or attorney work-product privilege; provided, further, that either Party may condition the grant of access to any such information upon the execution by the other Parties of a joint defense or similar agreement that is reasonably determined by disclosing Party, upon advice of its outside counsel, to be sufficient to maintain such privilege despite such grant.

(b) For a period of seven years following the Closing, each of Seller, on the one hand, and Purchaser, on the other hand, shall retain the books and records relating to the Business, the Purchased Assets, and the Assumed Liabilities for all periods prior to the Closing.

SECTION 5.03 Confidentiality.

(a) The terms of the Confidentiality Agreement dated as of July 12, 2007 (the “Confidentiality Agreement”) between the Seller and the Parent are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the “Evaluation Material” (as defined in the Confidentiality Agreement) exclusively relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.01(a)(viii), Section 5.01(a)(ix) or Section 5.02(a) shall in any way amend or diminish the Parent’s and Purchaser’s obligations under the Confidentiality Agreement. The Purchaser and Parent acknowledge and agree that any Evaluation Material provided to the Purchaser or Parent pursuant to Section 5.01(a)(viii), Section 5.01(a)(x) or Section 5.02(a) or otherwise by the Seller or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents.

(a) Each Party shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. With respect to any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval: (i) the Purchaser shall be solely responsible for such fees payable to Governmental Authorities in the European Union, (ii) the Seller shall be solely responsible for such fees payable to Governmental Authorities in North and South America, and (iii) the Purchaser and the Seller shall share equally in the costs of any other fees payable to Governmental Authorities with respect to the remainder of the world.

(b) Subject to applicable Law, each Party to this Agreement shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless, to the extent practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority and otherwise to the extent practicable, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the Parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

SECTION 5.05 Non-Compete and Non-Solicitation.

(a) Non-Competition. In consideration of the mutual covenants provided for herein to the Seller at the Closing, Seller shall not and shall cause its subsidiaries not to engage (whether as an owner, operator, manager or otherwise) throughout the world (the “Territory”) during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, directly or indirectly, in any business that commercially designs, develops, manufactures, sells, deploys, licenses, markets, supports or maintains products or services that are competitive to the Business as of the Closing Date and/or the Mobile Test Solutions business of Parent and its Affiliates including cellular user experience testing systems (collectively, the “Restricted Business”); provided, however, that the foregoing shall not prohibit Seller or any of its subsidiaries from owning or acquiring five percent (5%) or less of the voting securities of another company that engages in the Restricted Business in the Territory, so long as such voting securities are listed on any national securities exchange or in any over-the-counter market.

(b) Non-Solicitation of Employees and Independent Contractors. Seller agrees that, during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Nonsolicitation Period”), it shall not and shall cause each of its subsidiaries not to directly or indirectly (i) contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Transferred Employee without the prior written consent of the Purchaser, and/or (ii) induce or attempt to induce any customer or other business relation of the Seller into any business relationship which might materially harm the Business. Notwithstanding the foregoing, nothing in this Section will be deemed to prohibit Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Purchaser and/or Parent.

(c) The Parties hereto agree that the covenants set forth in this Section 5.05 are reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.05 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The covenants contained in this Section 5.05 shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Purchaser, Parent and their respective subsidiaries. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or portions thereof) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 5.05 are deemed to exceed the time, geographic or scope limitations permitted by Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by Law.

SECTION 5.06 No Solicitation by Seller.

(a) As of the Effective Date, Seller shall immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to an Acquisition Proposal. Seller shall not, and shall not authorize or permit its Representatives to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Acquisition Proposal or (iii) enter into any agreement related to any Acquisition Proposal; provided, however, that if after the Effective Date the Comarco Board receives an unsolicited, written Acquisition Proposal in circumstances not involving a breach of this Section 5.06 and the Comarco Board determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and with respect to which the Comarco Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Comarco’s shareholders under applicable Law, then Comarco may, at any time prior to obtaining the Required Shareholder Vote (but in no event after obtaining the Required Shareholder Vote) and after providing Purchaser not less than two Business Days prior written notice of its intention to take such actions, (A) furnish information with respect to the Seller to the Person making such Acquisition Proposal, but only after such Person enters into a customary confidentiality agreement with Seller, provided that (1) such new confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Seller and (2) the Seller advises Purchaser of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Seller delivers to Purchaser all such information not previously provided to Purchaser, (B) participate in discussions and negotiations with such Person regarding such Acquisition Proposal and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. Subject to the fiduciary duties of the Comarco Board, the Seller shall use commercially reasonable efforts to enforce each confidentiality, standstill or similar agreement to which the Seller or any of its Affiliates is a party or by which any of them is bound.

(b) In addition to the other obligations of the Seller set forth in this Section 5.06, Seller shall promptly advise Purchaser, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or indication of interest is initially received by Seller that would reasonably be expected to lead to an Acquisition Proposal, or any non-public information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Seller in respect of any Acquisition Proposal, and shall, in any such notice to Purchaser, indicate the identity of the Person making such proposal, offer, inquiry or other indication of interest and the material terms and conditions of any proposals or offers or the nature of any inquiries or indications of interest (including copies of any written materials received from or on behalf of such Person to the extent allowed by Seller pursuant to its contractual obligations), and thereafter shall promptly keep Purchaser informed of all material changes to the terms of any such proposals, offers, inquiries or requests (including copies of any additional written materials received from or on behalf of such Person to the extent allowed by Seller pursuant to its contractual obligations).

(c) Except as expressly permitted by this Section 5.06(c), the Comarco Board shall not (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the Comarco Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize any Seller to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.06(a) above) (each, a “Seller Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Comarco Board may withdraw or modify the Comarco Board Recommendation, or recommend an Acquisition Proposal, if such Board determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Seller’s shareholders under applicable Law and (y) if the Comarco Board receives an unsolicited, written Acquisition Proposal that was made in circumstances not involving a breach of Section 5.06(a) (above) and that such Board determines in good faith constitutes a Superior Offer, the Comarco Board may, in response to such Superior Offer and within the three Business Day period described below, cause Seller to enter into a Seller Acquisition Agreement with respect to such Superior Offer but only if Seller shall have concurrently with entering into such Seller Acquisition Agreement terminated this Agreement pursuant to Article IX and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Article IX, but in any event only after the third Business Day following Purchaser’s receipt of written notice (the “Notice”) from the Seller advising Purchaser that the Comarco Board is prepared to enter into a definitive agreement with respect to such Superior Offer and terminate this Agreement (it being understood that Seller shall be required to deliver a new

Notice in respect of any revised Superior Offer (other than immaterial revisions) from such third party or its Affiliates that Seller proposes to accept, attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis)), and only if, during such three Business Day period, Seller and its Representatives shall have negotiated in good faith with Purchaser and Purchaser’s Representatives to make such adjustments in the terms of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Offer and, at the end of such three Business Day period, after taking into account any such adjusted terms as may have been proposed by Purchaser in writing (and not withdrawn) since its receipt of such Notice, the Comarco Board has again in good faith made the determination referred to above in this clause (y).

(d) Nothing contained in this Section 5.06 or elsewhere shall prevent Seller from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal.

SECTION 5.07 Notifications; Update of Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, each Party has delivered a Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, either Party shall deliver to the other Party such additions to or modifications of any Sections of such Party’s Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as of the Effective Date (or such other specific date as may be specified in a representation or warranty) as soon as practicable after such information is available to such Party after the date of execution and delivery of this Agreement and prior to the Closing; provided, that (a) such disclosures shall not constitute an exception to the representations and warranties of such Party under this Agreement; (b) any such additional disclosure by Seller shall not affect the ability of Purchaser and/or Parent to terminate this Agreement pursuant to Article IX and (c) any such additional disclosure by Purchaser shall not affect the ability of Seller to terminate this Agreement pursuant to Article IX.

SECTION 5.08 Bulk Transfer Laws. Each of the Parties hereby waives compliance by the other Parties with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.

SECTION 5.09 Further Action. Prior to and after the Closing, the Parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions. In furtherance of the foregoing, Parent agrees to guarantee the obligations of Purchaser, or otherwise become a party to, such agreements or consents as may be necessary to satisfy the conditions set forth in Section 7.03(c). Without limiting the foregoing, (i) Seller shall deliver to Purchaser a true and correct copy of the unaudited balance sheet of the Business as of the Closing Date (the “Closing Date Balance Sheet”) within 30 calendar days following the Closing, (ii) Seller shall reasonably cooperate with Purchaser in Purchaser’s request that the Landlord deliver a reasonable Landlord Estoppel, and (iii) Parent shall cause Ascom (Schweiz) AG to execute and deliver the Ascom Termination Agreement at Closing.

SECTION 5.10 Proxy Statement.

(a) As soon as reasonably practicable after the Effective Date, Comarco shall prepare and file with the SEC, and Purchaser and Parent shall provide reasonable cooperation to Comarco in the preparation of, a proxy statement relating to the approval of the transactions contemplated by this Agreement by Comarco’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”). Comarco shall (i) respond as promptly as practicable to any comments of the SEC with respect thereto and (ii) to the extent permitted by applicable Legal Requirements, cause the Proxy Statement to be mailed to Comarco’s shareholders as promptly as reasonably practicable following its receipt of clearance from the SEC that the SEC’s comments on the Proxy Statement, if any, have been properly addressed. Comarco shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between Comarco and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Comarco shall (x) provide Purchaser the reasonable opportunity to review and comment on such document or response prior to any filing of such document or response to any comments of the SEC and consider in good faith Purchaser’s comments, (y) include in such document or response all comments reasonably proposed by Purchaser with respect to any statement or information specifically relating to the Purchaser.

(b) If Comarco becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then (i) Comarco shall, in accordance with the procedures set forth in Section 5.10(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the shareholders of Comarco. If Purchaser becomes aware of any information regarding Purchaser that is required to be disclosed in an amendment or supplement to the Proxy Statement, then Purchaser shall promptly inform Comarco of such information.

(c) Comarco covenants and agrees to use reasonable best efforts to ensure that none of the information to be supplied by Seller or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Comarco’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Comarco with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser or any of their Representatives specifically for inclusion or incorporation by reference therein.

(d) Each of Parent and Purchaser covenants and agrees to use reasonable best efforts to ensure that none of the information to be supplied by Parent and Purchaser or any of its respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Comarco’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Parent and Purchaser with respect to statements made or incorporated by reference therein in the Proxy Statement (i) that are not approved in writing by Parent and Purchaser and/or (ii) based on information supplied by Comarco or any of Comarco’s Representatives.

SECTION 5.11 Shareholder Meeting.

(a) Subject to Section 5.11(b): (i) Comarco shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to Comarco’s shareholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (collectively, the “Shareholder Meeting”) for the purpose of obtaining the Required Shareholder Vote; and (ii) Comarco shall, through its board of directors, recommend to its shareholders that they approve this Agreement and the transactions contemplated hereby (the “Comarco Board Recommendation”), and shall include the Comarco Board Recommendation in the Proxy Statement. Without modifying the foregoing, Comarco shall use its commercially reasonable efforts to cause the Shareholder Meeting to be held no later than the Outside Date.

(b) Notwithstanding anything to the contrary contained in Section 5.11(a) above or in any other provision of this Agreement and for avoidance of doubt, in the event (i) of a withdrawal or modification of the Board Recommendation, (ii) the Comarco Board determines in good faith after consulting with and receiving advice from its advisors that an Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer, or (iii) if this Agreement is terminated before the Shareholder Meeting is held, then Comarco shall not be obligated to establish a record date for, duly call, give notice of, convene or hold the Shareholder Meeting and Comarco may adjourn, postpone or cancel the Shareholder Meeting at any time prior to the time Comarco obtains the Required Shareholder Vote.

SECTION 5.12 Change of Corporate Name. From and after the Closing, except with the Purchaser’s prior written consent, Seller shall not use in the promotion of its remaining business or in any corporate name the terms “Wireless Test Solutions”, “Seven.Five”, “Symphony”, “Opti”, “QuOTA”, “Prizm” or the acronym or abbreviation “WTS” (collectively, the “Business Names”). Notwithstanding the foregoing, following the Closing Seller shall not be prohibited from using any of the Business Names for noncommercial purposes, including in connection with compliance with any Legal Requirement, its financial reporting and other public disclosures.

SECTION 5.13 Lease. Subject to the terms of this Section 5.13 and the terms of Section 5.14, Seller shall cooperate with Purchaser in assisting Purchaser with Purchaser’s attempt to negotiate the Lease with Landlord. Purchaser agrees to use its good faith efforts to negotiate and execute the Lease with Landlord (which good faith efforts shall include causing Parent to enter into a guaranty for the benefit of Landlord). The Lease, if executed, shall be conditioned upon and effective as of the Closing. As part of the negotiation of the Lease with Landlord and as condition to the effectiveness of the Lease, Purchaser shall cooperate with Seller in assisting Comarco with Comarco’s attempt to negotiate an amendment to the Lake Forest Lease (“Lake Forest Lease Amendment”) with Landlord that eliminates the premises which are to be subject to the Lease. Each Party shall bear their own out of pocket costs incurred in connection with the negotiation of the Lease and Lake Forest Lease Amendment. Purchaser shall require that the Lease and the Lake Forest Lease Amendment, to the extent negotiated and to be executed, shall be consistent with the terms set forth in Section 5.13 of the Disclosure Schedule. If Purchaser has not entered into the Lease by the earlier of (i) forty five (45) days after Effective Date or (ii) the time all of the other conditions to the obligations of the Parties hereto set forth in Article VII have been satisfied or waived, Comarco, Purchaser and Parent shall enter into the Sublease immediately and such Sublease shall be conditioned upon and effective as of the Closing. At least 15 days prior to the Closing, Comarco and Purchaser shall submit the executed Sublease to the Landlord and use commercially reasonable efforts to comply with Section 10.01(e) of the Lake Forest Lease including, without limitation, the delivery of all notices, documents and information necessary to satisfy the requirements of Section 10.01(e) of the Lake Forest Lease.

SECTION 5.14 Certain Costs, Fees and Expenses. Between the Effective Date and the Closing, Seller shall, at the request of Purchaser, use commercially reasonable efforts to perform or cause to be performed the actions set forth in Section 5.14 of the Disclosure Schedule, subject to the terms of the Lake Forest Lease and any rights of the Landlord thereunder to approve such actions. The Parties agree to split equally such costs and expenses incurred in connection with such actions. Purchaser and/or Parent shall promptly reimburse Seller for its one-half ( 1/2) of the costs, fees and expenses incurred in connection with such actions within one week of receipt of an invoice provided by Seller. Purchaser and Parent’s obligations to pay such costs, fees or expenses are not subject to the Closing and shall survive the Closing.

SECTION 5.15 Conveyance Taxes.

(a) The Parties shall pay equal portions when due of all Conveyance Taxes. Prior to Closing, Purchaser shall obtain a seller’s permit from the California Board of Equalization and, at Closing, Purchaser shall deliver to Seller an executed California Resale Certificate on form BOE-230 (7-02) (the “Resale Certificate”).

(b) Seller shall cause to be filed all necessary Tax Returns and other documentation with respect to such Conveyance Taxes. If required by Applicable Law, Purchaser shall join in the execution of any such Tax Returns of such other documentation. Notwithstanding the foregoing, Purchaser may (but shall not be obligated to) pay when due any such Taxes assessed against any of them, or any of the Purchased Assets, but which are payable by the Seller pursuant hereto, if the Seller’s failure to do so, in the reasonable judgment of Purchaser, could result in the imposition of a Lien on any of the Purchased Assets or any other assets of Purchaser or would constitute a violation of any agreement to which Purchaser are subject, if any Seller fails to contest such assessment or charge diligently and in good faith.

SECTION 5.16 Cooperation. To the extent relevant to the Purchased Assets, each Party shall (a) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding and (b) retain and provide the other with information that may be relevant to the preparation of a Tax Return, or the conduct of an audit, examination or other proceeding relating to Taxes.

SECTION 5.17 Insurance. For a period of two (2) years after the Closing, Seller shall continue, subject to this Section 5.17, to maintain the following of Seller’s insurance policies in effect as of the Closing Date: (i) Commercial General Liability, Hartford Casualty, policy #72UUNHY0266; and (ii) Umbrella Liability, Hartford Casualty, policy #72RHUJO9915; to the extent currently covered, the policies (i) and (ii) shall include all of Seller’s products and services manufactured or sold prior to the Closing Date. Seller shall be able to obtain replacement insurance with alternative carriers for coverage for the same events and in coverage amounts equal to or more than the coverage provided by such insurance policies. In addition, Seller shall be able to purchase a “tail” policy as a replacement for such insurance policies. All of the foregoing policies shall name Purchaser as an additional named insured. Seller shall provide, at Purchaser’s request, reasonably satisfactory evidence that such insurance policies continue to be in effect and that all premiums have been timely paid. Commencing after the Closing, Seller shall reimburse Purchaser for the premium paid by Purchaser for a two-year insurance policy covering product liability claims made on products sold by Seller prior to the Closing Date, which premium shall not exceed CHF 30,000 plus stamp duty.

SECTION 5.18 Transition Services Agreement. During the period commencing on the Effective Date and ending on the earlier to occur of (x) the Closing, or (y) the termination of this Agreement pursuant to Article IX hereof, the Parties shall negotiate in good faith with respect to the form of the Transition Services Agreement, which agreement shall govern the relationship between the Parties with respect to Seller’s anticipated provision of certain services to Purchaser (or vice versa, as the Parties may agree) following the Closing, which services shall be substantially consistent with the services described on that certain summary prepared by the Parties, a copy of which is set forth in Section 5.18 of the Disclosure Schedule. Upon reaching agreement with respect to the form of the Transition Services Agreement, the Parties shall sign such agreement to memorialize their understanding. The Transition Services Agreement shall thereafter automatically become effective upon the Closing (or shall be terminated in the event this Agreement terminates).

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Offer of Employment.

(a) At the request of Purchaser, Seller has communicated Purchaser’s offer of employment to commence on the Closing Date on terms and conditions that Seller shall ensure will be substantially comparable to those terms and conditions in effect immediately prior to the Closing, to those employees of Seller listed under the heading of “Identified Employees” on Section 6.01 of the Disclosure Schedule, which offers are conditioned upon the Closing (such employees are referred to herein as the “Identified Employees”). No later than fifteen (15) days prior to the Closing Date and subject to applicable background checks which Purchaser reasonably considers necessary (and which shall be paid by Purchaser), the Purchaser shall also offer employment to commence on the Closing Date on terms and conditions that Purchaser shall ensure will be substantially comparable to those terms and conditions in effect immediately prior to the Closing to not less than 30 of the other then-current employees of the Seller listed under the heading of “Other Employees” on Section 6.01 of the Disclosure Schedule (the “Other Employees”), which offers shall be conditioned upon the Closing and communicated at such times and in such manner as agreed to by Seller and Purchaser. As used herein, “Transferred Employees” mean all of the Identified Employees and the Other Employees who accept Purchaser’s offer of employment within ten (10) calendar days of the offer being made to them by Purchaser. The Transferred Employees employment with Seller will end immediately prior to the Closing and their employment with Purchaser will commence effective as of the Closing. Other than with respect to Assumed Liabilities, Seller shall pay all accrued but unpaid wages, 401(k) Payments, Taxes (including any relating Tax withholding amounts) and other compensation and benefits required to be paid by the Seller to the Transferred Employees for services prior to the Closing under applicable Law when such amounts are legally required to be paid.

(b) No Right to Continued Employment or Benefits. Except as otherwise expressly provided in Section 6.01(a) and Section 6.02 below, Purchaser is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits, in each case, to any Other Employees of Seller whom Purchaser does not employ.

SECTION 6.02 Employee Benefits.

(a) As of the Closing, each Transferred Employee shall cease to be covered under the Plans. As of the Closing, the Transferred Employees shall be covered by the employee benefit plans of the Purchaser. Each Transferred Employee shall receive credit for services with the Seller and its Affiliates and predecessors under the Purchaser’s employee benefit plans for purposes of eligibility and vesting, as well as credit for out-of-pocket expenses and deductibles with respect to each Seller group health plan; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. The Purchaser intends to ensure that, effective as of the Closing, each of its group health plans waives any preexisting condition exclusion or waiting period with respect to each of the Transferred Employees.

(b) Any Transferred Employee who is either receiving benefits or waiting for a disability determination under Seller’s long term disability plan as of the Closing will continue to be covered under Seller’s long-term disability plans, subject to the terms and conditions of such plans, until he or she is no longer disabled or receives a final determination that he or she is not disabled, and Purchaser shall have no Liability for providing long-term disability benefits to such Transferred Employees with respect to any period of time prior to the Closing.

(c) In the event Purchaser or its Affiliate is the sponsor of a 401(k) plan, Purchaser shall arrange for its own 401(k) plan to accept rollovers of distributions from the Seller’s 401(k) plan with respect to any Transferred Employee who is or becomes eligible to participate in the Purchaser’s 401(k) plan.

(d) In accordance with Treasury Regulation §54.4980B-9, Q&A 7, the Purchaser shall be and is solely responsible for COBRA Coverage for all Transferred Employees.

(e) Prior to the Closing, Seller shall amend the Comarco, Inc. Savings & Retirement Plan to ensure that Section 12.1(a) of the Comarco, Inc. Savings & Retirement Plan does not apply to the Transactions. The Purchaser shall not assume any of the Plans, including the 401(k) plan of Seller. Seller shall retain all of the Plans, including 401(k) plan of Seller.

SECTION 6.03 Employee Communications. The Parties will cooperate with respect to any employee communications regarding any matters provided for herein, including, coordinating in advance any formal meetings or presentations between Transferred Employees, Identified Employees and Other Employees and any representative of Purchaser (which shall be scheduled at a mutually-agreeable time or times so as to minimize any disruption to the Business); provided, however that Purchaser shall be required to obtain Seller’s prior approval for communications between any representative of Purchaser and employees of Seller.

SECTION 6.04 Post-Closing Employment Losses. (a) Except as would not result in a Liability to Seller, during the period commencing on the Closing Date and ending ninety (90) days thereafter, Purchaser shall not take any action that would result in more than nineteen (19) Transferred Employees suffering an “employment loss,” “layoff” or “separation” from a position (as such terms or similar terms as are used in the WARN Act) during such ninety (90) day period.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of both Seller and Purchaser. The obligations of the Seller and Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Governmental Approvals. All governmental filings, authorizations, and approvals set forth in Section 7.01(a) to the Disclosure Schedule shall have been duly made and obtained, and any notice periods required in connection therewith shall have expired;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions contemplated illegal or otherwise restraining or prohibiting the consummation of such Transactions; and

(c) Seller Shareholder Approval. The transactions contemplated by this Agreement shall have been duly adopted by the Required Shareholder Vote.

SECTION 7.02 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The respective representations and warranties of the Purchaser and Parent set forth in Article IV of this Agreement shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the date of the Closing as if made on the date of the Closing (except for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date); provided, however, that (i) in determining the accuracy of such representations for purposes of this Section 7.02(a), all materiality qualifications that are contained in such representations shall be disregarded; and (ii) the conditions set forth in this Section 7.02(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect with respect to Purchaser and Parent;

(b) Covenants and Agreements. Purchaser and Parent shall have performed in all material respects all obligations and complied in all material respects with the respective material agreements and material covenants required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) Ancillary Agreement. The Seller shall have received each of the Ancillary Agreements duly executed by the Purchaser and Parent as applicable;

(d) Approvals. The Purchaser and the Parent shall have delivered to the Seller: (i) a copy of (A) the written consent or excerpts of the minutes setting forth the resolutions of the board of directors, special committee or shareholders of Purchaser and the Parent, as applicable, approving the transactions contemplated hereunder, (B) a copy of the Articles of Incorporation, Articles of Association or equivalent governing document for Purchaser and the Parent, and (C) a copy of the bylaws, organizational regulations or equivalent governing document of Purchaser and the Parent, as applicable, each as certified by the Secretary of Purchaser and the Parent, as applicable; and (ii) certificates from appropriate authorities or equivalent certification, dated as of or within ten (10) Business Days of the Closing Date, as to the good standing of Purchaser and the Parent in the state of its incorporation; and

(e) Other Closing Documents. Purchaser and Parent shall have delivered to Seller executed versions of each of the documents and agreements set forth in Section 2.06 of this Agreement, as applicable.

SECTION 7.03 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Article III of this Agreement shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the date of the Closing as if made on the date of the Closing (except for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date); provided, however, that (i) in determining the accuracy of such representations for purposes of this Section 7.03(a), all materiality qualifications and all Significance Threshold qualifications that are contained in such representations shall be disregarded and (ii) the condition set forth in this Section 7.03(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect with respect to each Seller;

(b) Covenants and Agreements. Seller shall have performed in all material respects all obligations and complied in all material respects with the respective material agreements and material covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Third Party Consents. The Purchaser shall have received executed copies of the third party consents for the agreements set forth in Section 7.03(c) of the Disclosure Schedule;

(d) Approvals. The Seller shall have delivered to the Purchaser and the Parent: (i) a copy of (A) the written consent or excerpts of the minutes setting forth the resolutions of the board of directors and shareholders of each Seller, as applicable, approving the transactions contemplated hereunder, (B) a copy of the Articles of Incorporation or Certificate of Incorporation for each Seller, and (C) a copy of the bylaws (or equivalent governing document) of each Seller, each as certified by the Secretary of such Seller; and (ii) certificates from appropriate authorities, dated as of or within ten (10) Business Days of the Closing Date, as to the good standing of each Seller in the state of its incorporation;

(e) Ancillary Agreements. The Purchaser shall have received each of the Ancillary Agreements duly executed by Comarco and CWT, as applicable;

(f) No Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect with respect to the Business and/or the Purchased Assets that has not been cured by the Outside Date; and

(g) Other Closing Documents. Seller shall have delivered to Purchaser executed versions of each of the documents and agreements set forth in Section 2.05 of this Agreement, as applicable.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Survival. All representations and warranties set forth in this Agreement shall survive the Closing Date and the consummation of the Transactions until the Applicable Limitation Date and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party’s officers, directors, shareholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Sections 8.02(a)(i)(1) and 8.02(b)(i)(1) unless written notice of a claim thereof is delivered to the other Party before the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date which is twelve (12) months after the Closing Date; provided that the Applicable Limitation Date shall be extended until the applicable statute of limitations with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller set forth in Sections 3.03, 3.07, 3.08, 3.09, 3.11, 3.13, 3.14, 3.15, 3.16, 3.20, 3.21 and 3.25. All covenants and agreements contained in this Agreement that specifically contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

SECTION 8.02 Indemnification.

(a) Indemnification by the Seller.

(i) Indemnification Scope. Subject to survival of the applicable representations, warranties, covenants or agreements as set forth in Section 8.01 and the limitations set forth below, each Seller shall, jointly and severally, indemnify the Purchaser, the Parent, and each of their respective officers, directors, shareholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against, to the extent provided for herein, any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or in connection with:

(1) the breach of any representation or warranty made by any Seller contained in this Agreement or in any certificate delivered by Seller pursuant to Section 2.05(m) of this Agreement;

(2) the breach of any covenant or agreement made by any Seller contained in this Agreement;

(3) any Loss or obligation to the extent related to the use, ownership or operation of the Business or any of the Purchased Assets, in each case prior to Closing, except for the Assumed Liabilities;

(4) any Loss which the Purchaser and/or the Parent may incur or suffer as a result of the Seller’s non-compliance with applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser;

(5) Sellers’ portion of any Conveyance Taxes as required by Section 5.15(a); and/or

(6) any Excluded Assets, Excluded Taxes and/or Excluded Liabilities, including, for avoidance of doubt, any Losses related to the SwissQual Litigation.

(ii) Limitations on Indemnification by the Seller. Subject to the other provisions set forth in this Article VIII, the indemnification provided for in Section 8.02(a)(i) above is subject to the following limitations:

(1) The Seller shall be liable to the Purchaser Parties with respect to claims referred to in Section 8.02(a)(i)(1) only if a Purchaser Party gives the Seller written notice thereof within the Applicable Limitation Date.

(2) Seller shall not be liable to the Purchaser Parties for any claim if the total Losses with respect to such claim do not exceed $20,000 (“Minor Claims”).

(3) The aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to this Article VIII shall not exceed $1,275,000 (such limit is referred to as the “Cap”).

(4) The Seller shall not be liable to indemnify any Purchaser Parties pursuant to Section 8.02(a)(i) unless and until the Purchaser Parties have collectively suffered a Loss or aggregate Losses pursuant to such section in excess of $127,500 (the “Basket Amount”) individually or in the aggregate, excluding Losses with respect to Minor Claims (the “Basket”) (at which point, subject to the other limitations herein, the Seller shall be liable to the Purchaser Parties for all Losses, excluding Losses with respect to Minor Claims, including the Basket Amount).

(iii) Notwithstanding anything herein to the contrary, the Cap and the Basket shall not apply with respect to claims for indemnification by the Purchaser Parties against the Seller with respect to Seller’s indemnification of the Purchaser Parties with respect to (A) Seller’s indemnification obligations under Sections 8.02(a)(i)(3), 8.02(a)(i)(4), 8.02(a)(i)(5) and 8.02(a)(i)(6), or (B) any fraud or willful misconduct of Seller.

(b) Indemnification by the Purchaser and Parent.

(i) Indemnification Scope Subject to survival of the applicable representations, warranties, covenants or agreements as set forth in Section 8.01 and the limitations set forth below, the Parent and Purchaser shall jointly and severally indemnify each Seller and its respective officers, directors, shareholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against, to the extent provided for herein, any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or in connection with:

(1) the breach of any representation or warranty made by any Purchaser or Parent contained in this Agreement or in any certificate delivered by any Purchaser or Parent pursuant to Section 2.06(l) of this Agreement;

(2) the breach of any covenant or agreement made by any Purchaser or Parent contained in this Agreement;

(3) the Assumed Liabilities;

(4) Purchaser’s failure to pay Purchaser’s portion of any Conveyance Taxes as required by Section 5.15(a);

(5) Purchaser’s failure to pay the Cash Purchase Price; and/or

(6) any Loss or obligation to the extent related to the use, any ownership or operation of Business or any of the Purchased Assets after the Closing other than the Excluded Liabilities (including for this purpose Section 2.02(b)(iv)).

(ii) Limitations on Indemnification by the Purchaser. Subject to the other provisions set forth in this Article VIII, the indemnification provided for in Section 8.02(b)(i) above is subject to the following limitations:

(1) The Purchaser and Parent shall be liable to the Seller Parties with respect to claims referred to in Section 8.02(b)(i)(1) only if a Seller gives the Purchaser written notice thereof within the Applicable Limitation Date.

(2) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to this Article VIII shall not exceed the Cap.

(3) The Purchaser shall not be liable to indemnify any Seller Parties pursuant to Section 8.02(b)(i) unless and until the Seller Parties have collectively suffered a Loss or aggregate Losses pursuant to such section in excess of the Basket (at which point, subject to the other limitations herein, the Purchaser shall be liable to the Seller Parties for all Losses including the Basket Amount).

(iii) Notwithstanding anything herein to the contrary, the Cap and the Basket shall not apply with respect to claims for indemnification by the Seller Parties against the Purchaser or Parent with respect to Purchaser’s or Parent’s indemnification of the Seller Parties with respect to (A) Purchaser’s or Parent’s indemnification obligations under Sections 8.02(b)(i)(3), 8.02(b)(i)(4), 8.02(b)(i)(5) and 8.02(b)(i)(6) or (B) any fraud or willful misconduct of Purchaser or Parent.

(c) Remedies. Indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Seller Parties on the one hand, and the Purchaser Parties on the other hand, except that the foregoing and the following shall not limit the Parties from seeking injunctive relief, specific performance or other equitable remedies. With regard to claims of the Purchaser Parties covered by this Article VIII made prior to the disbursement of any portion of the Escrow Amount to the Seller, the disbursement of funds held in the Escrow Account pursuant to the Escrow Agreement shall be the sole and exclusive remedy of the Purchaser Parties, except for matters specifically excluded from the Cap and Basket as set forth in Section 8.02(a)(iii) and with regard to such matters, the Purchaser Parties must proceed first against and exhaust the Escrow Amount before proceeding against the Seller. After the disbursement of any portion of the General Indemnity Escrow Fund (as defined in the Escrow Agreement) to Seller, the Seller’s maximum aggregate liability under this Article VIII shall be limited to an amount equal to that portion of the General Indemnity Escrow Fund received by the Seller, except for matters specifically excluded from the Cap and Basket as set forth in Section 8.02(a)(iii).

(d) Procedures. If a Party seeks indemnification under this Article VIII, such Party (the “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the Liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto (and shall provide copies of all documents relating to any such claim) and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense and option (subject to the limitations set forth below) and shall be entitled to control and appoint lead counsel of such defense which shall be counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume control of such defense, if the claim which the Indemnifying Party seeks to assume control (each, an “Indemnified Party Controlled Proceeding”) (i) involves a claim to which the Indemnified Party has reasonably determined, after consulting with the Indemnifying Party, is likely to be materially detrimental to or to materially injure the Indemnified Party’s relationship with a material customer or supplier or future material business prospect, (ii) seeks non-monetary relief from the Indemnified Party (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations with respect to the Indemnified Party, and/or (iv) involves a claim as to which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to reasonably prosecute or defend. With respect to actions, lawsuits, proceedings and investigations or other claims asserted by a third party which are outstanding as of the Closing Date, if the Seller is currently defending such action, lawsuit, proceeding, investigation or other claim, the Seller shall have the right to control such defense subject to the right of the Purchaser Parties to divest the Seller of such right if such action, lawsuit, proceeding, investigation or other claim would be an Indemnified Party Controlled Proceeding hereunder.

(e) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole cost and expense of the Indemnified Party.

(f) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim unless the sole relief provided is monetary damages for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party. If the Indemnified Party shall control the defense of any Indemnified Party Controlled Proceeding, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim.

SECTION 8.03 Damages. In no event shall any Indemnified Party be entitled to indemnification under this Agreement for any Losses or other amounts that are incidental or consequential, in the nature of lost future revenue, income or profits, diminution in the value of the Purchased Assets, special, indirect, exemplary or punitive damages, or loss of business reputation or opportunity.

SECTION 8.04 Mitigation. Each Indemnified Party must take and must cause its respective Affiliates to take commercially reasonable steps to mitigate and otherwise minimize the Losses to the extent reasonably possible upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, including without limitation using commercially reasonable efforts to collect available insurance proceeds and to pursue recoveries against third parties. In addition, the Seller and the Purchaser shall use reasonable best efforts to maintain, following the Closing, insurance coverage appropriate to adequately cover the operation of their respective businesses.

SECTION 8.05 Tax Treatment of Indemnification. The Parties agree to treat any indemnification payment made pursuant to this Article VIII as an adjustment to the Aggregate Purchase Price for all Tax purposes.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of the Seller and Purchaser duly authorized by each of their respective Boards of Directors; or

(b) by either of Seller and Purchaser:

(i) if the Transactions shall not have been consummated on or before January 16, 2009 (the “Outside Date”), provided, however, that (A) the right to terminate this Agreement under this Section shall not be available to a Party if the failure of the Transactions to have been consummated on or before the Outside Date was due to such Party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint which has the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to a Party if such Restraint was primarily due to such Party’s breach or failure to perform any of its covenants or agreements set forth in Section 5.04 of this Agreement which are required to be performed prior to the Closing; or

(iii) if the Required Shareholder Vote shall not have been obtained at the Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Purchaser:

(i) if it is not then in material breach of its obligations under this Agreement and if (A) any of Seller’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied, or (B) any of Seller’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.03(b) would not be satisfied; provided, however, that Purchaser shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Seller unless Seller fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Purchaser of such inaccuracy or breach;

(ii) if at any time prior to obtaining the Required Shareholder Vote, a Triggering Event shall have occurred; or

(d) by the Seller:

(i) if it is not then in material breach of its obligations under this Agreement and if (A) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied, or (B) any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.02(b) would not be satisfied; provided, however, that Seller shall not terminate this Agreement under this Section on account of any breach or inaccuracy that is curable by Purchaser unless Purchaser fails to cure such inaccuracy or breach within ten (10) Business Days after receiving written notice from Seller of such inaccuracy or breach; or

(ii) if (A) the Seller has not breached Section 5.06 in any material respect, (B) the Required Shareholder Vote has not been obtained and (C) the Seller enters into a definitive Seller Acquisition Agreement providing for a Superior Offer in accordance with Section 5.06; provided, that prior thereto or concurrently therewith the Seller shall have paid or caused to be paid the Termination Fee to Purchaser in accordance with this Article IX (and such termination of this Agreement by the Seller shall not take effect unless and until the Termination Fee shall have been paid to Purchaser).

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 9.02 and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from Liability for any breach of this Agreement before such termination.

SECTION 9.03 Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by the Seller or Purchaser pursuant to Section 9.01(b)(i) (and at the time of such termination a vote to obtain Required Shareholder Vote has not been held) or pursuant to Section 9.01(b)(iii), (B) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Purchaser or Parent or any of their subsidiaries, Affiliates and Representatives (on behalf of Purchaser), shall have made an Acquisition Proposal (which shall have been pending at the time of the Seller Shareholder Meeting and which shall not have been withdrawn at the time of the Seller Shareholder Meeting) or shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and which publicly announced intention shall not have been withdrawn as of the Shareholder Meeting and (C) the Seller enters into a definitive agreement with respect to such Acquisition Proposal within twelve (12) months of the date this Agreement is terminated,

(ii) this Agreement is terminated by Purchaser pursuant to Section 9.01(c)(ii), or

(iii) this Agreement is terminated by the Seller pursuant to Section 9.01(d)(ii),

(iv) then in any such event under clause (i), (ii) or (iii) of this Section 9.03(a), the Seller shall pay to Purchaser the Termination Fee in cash.

(b) Any payment required to be made pursuant to clause (i) of Section 9.03(a) shall be made to Purchaser promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Acquisition Proposal; any payment required to be made pursuant to clause (ii) of Section 9.03(a) shall be made to Purchaser promptly following (and in any event not later than two Business Days after) termination of this Agreement by Purchaser pursuant to Section 9.01(c)(iii); and any payment required to be made pursuant to clause (iii) of Section 9.03(a) shall be made to Purchaser prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by Seller pursuant to Section 9.01(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Purchaser.

(c) In the event that Seller shall fail to pay the Termination Fee required pursuant to this Section 9.03 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at an annual rate equal to the Prime Rate. In addition, if Seller shall fail to pay such fee when due, Seller shall also pay to Purchaser all of Purchaser’s costs and expenses (including, without limitation, attorneys’ fees) in connection with reasonable efforts to collect such Termination Fee to the extent Purchaser prevails on the merits of any such claim. The Seller acknowledges that the fee and the other provisions of this Section 9.03 are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement.

(d) Purchaser and Parent agree that upon any termination of this Agreement under circumstances where Purchaser is entitled to the Termination Fee pursuant to Section 9.03(b) and provided that the Termination Fee is paid in full, such payment shall be the sole and exclusive remedy of Purchaser and Parent and they shall be precluded from any other remedy against Seller and its Affiliates, at law or in equity or otherwise (including, without limitation, a remedy of specific performance), and neither Purchaser, Parent nor any of their Affiliates may seek to obtain any recovery, judgment or damages of any kind against Seller or any of its Affiliates in connection with this Agreement or the Transactions; provided, however, that the foregoing shall not apply in the event of Seller’s fraud, gross negligence or willful misconduct.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Seller:

Comarco, Inc.
25541 Commercentre Drive
Lake Forest, CA 92630
Attention: Mr. Sam Inman
Fax: (949) 599-1410

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, Suite 1700
Costa Mesa, CA 92626
Attention: William Simpson, Esq. and Stephen D. Cooke, Esq.
Fax: 714 668-6364

(b)	if to the Purchaser:

Ascom Holding AG
Stettbachstrasse 6
CH - 8600 Dübendorf
Attention: Patrick Grawehr, Esq.
Fax: 41 44 823 1359

with a copy to:

Baker & McKenzie LLP
12544 High Bluff Drive, Third Floor
San Diego, CA 92130
Attention: Ken Funahashi, Esq.
Fax: 858 259 8290

SECTION 10.03 Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Transactions without the prior written consent of the other Parties which consent shall not be unreasonably withheld unless otherwise required by Law or applicable stock exchange regulation, Swiss Exchange or Nasdaq National Market, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication; provided, however, that the other Party’s consent will not be required, and a Party need not consult with the other Parties, in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any withdrawal or modification to the Comarco Board Recommendation or with respect to any other termination of this Agreement. Notwithstanding the foregoing, without prior consent of the other Parties, Seller and Purchaser (a) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in the Ordinary Course of Business provided that such communications are consistent with a press release or other documents previously approved for external distribution by the other Parties hereto and are in compliance with applicable Law and (b) may disseminate the information included in a press release or other documents previously approved for external distribution by the other Parties hereto.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to the Parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Disclosure Schedule. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy among the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

SECTION 10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.

SECTION 10.07 Amendment. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Comarco contemplated hereby, by written agreement of the Parties hereto, by action taken by their respective boards of directors, but after the Comarco has obtained the Requisite Shareholder Vote, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

SECTION 10.08 Waiver; Approval. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Parties pursuant hereto or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any waiver, approval or consent sought by one Party from another Party pursuant to this Agreement must be submitted only to those individuals listed in Section 10.02 of this Agreement, and no other Representative shall have the authority to bind a Party to such waiver, approval or consent except for such individuals listed in Section 10.02 of this Agreement and/or any designee identified by such individual(s) to the Parties of this Agreement in writing.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11 Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

(b) Except as contemplated by Section 2.03(b) of this Agreement, any controversy, claim or dispute involving the Parties (or their Affiliates) directly or indirectly concerning this Agreement or the subject matter hereof, including, without limitation, any questions concerning the scope and applicability of this Section 10.11 shall be finally settled by arbitration held in Orange County, California by one arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. In the event that the Parties cannot agree on a single arbitrator, Seller and Purchaser shall each appoint an arbitrator and such two arbitrators will appoint a third arbitrator. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on Parties and their respective Affiliates. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the Parties in the manner set forth in the arbitration award, as determined by the arbitrator. Each Party shall bear the cost of preparing and presenting its case.

(c) The Parties agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate California court. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The Parties hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(d) Notwithstanding the foregoing provisions of this Section 10.11, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any Party. Any action, suit or other proceeding initiated by any Party against any other Party for injunctive relief or to enforce Section 10.13 or any decision or award of the arbitrator may be brought in any Federal or state court in Orange County, California having jurisdiction over the subject matter thereof as the Party bringing such action, suit or proceeding shall elect. The Parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement

SECTION 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 10.13 Specific Enforcement. The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that prior to the termination of this Agreement any other Party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

SECTION 10.14 Entire Agreement. This Agreement (including the Exhibits hereto and the Disclosure Schedule), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof. This Agreement, the Ancillary Agreements and the Confidentiality Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the Transactions other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

SECTION 10.15 No Presumption Against Drafting Party. Each of the Purchaser, Parent, Seller and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Seller”

COMARCO, INC.

By:	/s/ Samuel M. Inman
Name:	Samuel M. Inman
Its:	President and Chief Executive Officer

COMARCO WIRELESS TECHNOLOGIES, INC.

By:	/s/ Samuel M. Inman
Name:	Samuel M. Inman
Its:	President and Chief Executive Officer

“Purchaser”

ASCOM INC.

By:	/s/ Fritz Gantert
Name:	Fritz Gantert
Its:	Authorized Signatory

By:	/s/ Patrick Grawehr
Name:	Patrick Grawehr, Esq.
Its:	Authorized Signatory

“Parent”

ASCOM HOLDING AG

By:	/s/ Fritz Gantert
Name:	Fritz Gantert
Its:	General Manager, Security Solutions

By:	/s/ Patrick Grawehr
Name:	Patrick Grawehr, Esq.
Its:	General Counsel

APPENDIX B:

OPINION OF PAGEMILL PARTNERS, LLC

Appendix B

September 26, 2008

Board of Directors

Comarco, Inc.

25541 Commercentre Drive

Lake Forest, CA 92630

Members of the Board:

You have asked Pagemill Partners, LLC (“Pagemill Partners”) to advise you with respect to the fairness, from a financial point of view, to Comarco, Inc. (the “Company”) of the consideration set forth in the Asset Purchase Agreement, dated as of September 26, 2008 (the “Agreement”) by and among the Company, Comarco Wireless Technologies, Inc., a wholly owned subsidiary of the Company (“CWT”), Ascom Inc. (“Acquirer”), and Ascom Holding AG (“Parent”), pertaining to the sale of the wireless test solutions business (“WTS”) of the Company and CWT to the Acquirer (the “Transaction”). The Agreement provides for the sale of certain assets in exchange for $12,750,000 in cash and the assumption of certain liabilities (altogether the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

In arriving at our opinion, we have reviewed a draft of the Agreement dated September 22, 2008 and certain publicly available business and financial information relating to the Company, the Acquirer, and the industry in which they operate. We have reviewed certain internal financial analyses and forecasts prepared by the management of the Company and WTS and have met with the management teams of the Company, WTS, and Parent to discuss the business and prospects of WTS and the effects of the Transaction on the financial condition and future prospects of the Company and WTS, and certain other matters we believed necessary or appropriate to our inquiry. We have considered certain financial data of WTS and we have compared that data with similar data for publicly held companies in businesses we deemed similar to that of WTS and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed appropriate for the purposes of this opinion.

In connection with giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company, WTS, and Parent or otherwise reviewed by or for us. In relying on financial analyses and forecasts provided to us by managements of the Company, WTS, or Parent, we have assumed that they have been reasonably prepared based on assumptions reflecting the best current available estimates and judgments by managements of the Company, WTS, and Parent as to the expected future results of operations and financial condition of the Company and WTS to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We assume that the Transaction will not qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the final Asset Purchase Agreement will not differ in any material respects from the draft thereof furnished to us. We also have assumed that the representations and warranties made by the Company, CWT, Acquirer, and Parent in the Agreement and related agreements are and will be true and correct in all ways material to our analysis.

2475 Hanover Street    Palo Alto, CA 94304    Tel 650.354.4000    Fax 650.856.0136    www.pmib.com

B-1

Board of Directors	September 26, 2008
Comarco, Inc.	Page 2 of 2

We have assumed that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, WTS, Acquirer, or Parent. Our opinion necessarily is based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have an obligation to update, revise or reaffirm this opinion. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or WTS nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration and does not address any other aspect or implication of the Transaction or any other agreement, arrangement, or understanding entered into in connection with the Transaction or otherwise, including the fairness of the Transaction to, or any consideration to be received by, the holders of any class of securities, creditors, or other constituencies of the Company. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction is consummated. We will receive a fee for rendering this opinion, which is neither contingent upon the successful completion of the Transaction nor the conclusions set forth in the opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other matters arising out of our engagement.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the proposed Transaction if such inclusion is required by applicable law. Pagemill Partners expresses no opinion or recommendation as to how any stockholder of the Company, CWT, Acquirer, or Parent should vote or act on any matter relating to the proposed Transaction. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. Our opinion has been authorized for issuance by the Fairness Committee of Pagemill Partners.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Yours sincerely,

Pagemill Partners, LLC

2475 Hanover Street    Palo Alto, CA 94304    Tel 650.354.4000    Fax 650.856.0136    www.pmib.com

B-2

YOUR VOTE IS IMPORTANT

1.	Your proxy is important no matter how many shares you own. Be sure to vote on the enclosed proxy card.

2.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the enclosed proxy card “FOR” Proposal 1 approving the sale of substantially all of the assets relating to Comarco, Inc.’s wireless test solutions business pursuant to the terms of an asset purchase agreement by and among Comarco, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc.

3.	If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc., at the number set forth below:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

COMARCO, Inc.

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1		Electronic Voting Instructions
ADD 2		You can vote by Internet or telephone!
ADD 3		Available 24 hours a day, 7 days a week!
ADD 4 ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 26, 2008.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CMRO • Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card	C0123456789	12345

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A Proposal — The Board of Directors recommends a vote FOR Proposal 1.	+

		For	Against	Abstain

1.	To approve the sale of substantially all of the assets relating to COMARCO, Inc.’s wireless test solutions business pursuant to the terms of an asset purchase agreement by and among COMARCO, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc.	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMARCO, Inc.

Proxy — COMARCO, Inc.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF COMARCO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMARCO, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of COMARCO, Inc. (the “Company”) a California corporation, having received the Notice of Special Meeting of Shareholders and Proxy Statement dated November 7, 2008 hereby revoke(s) all previous proxies and appoints Samuel M. Inman, III and Winston E. Hickman, or either of them, acting singly, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent and vote all shares of the Company that the undersigned is entitled to vote, either on the undersigned’s behalf or on behalf of any other entity or entities, at the Special Meeting of Shareholders of COMARCO, Inc. to be held on November 26, 2008 at 10:00 a.m., local time, at the Company’s offices at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630 and at any adjournment(s) or postponement(s) thereof, on all matters coming before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 ON THE REVERSE SIDE. IN ADDITION, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 ON THE REVERSE SIDE.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)

COMARCO, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposal — The Board of Directors recommends a vote FOR Proposal 1.	+

		For	Against	Abstain

1.	To approve the sale of substantially all of the assets relating to COMARCO, Inc.’s wireless test solutions business pursuant to the terms of an asset purchase agreement by and among COMARCO, Inc., Comarco Wireless Technologies, Inc., Ascom Holding AG and Ascom Inc.	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

COMARCO, Inc.

Proxy — COMARCO, Inc.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF COMARCO, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMARCO, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of COMARCO, Inc. (the “Company”) a California corporation, having received the Notice of Special Meeting of Shareholders and Proxy Statement dated November 7, 2008 hereby revoke(s) all previous proxies and appoints Samuel M. Inman, III and Winston E. Hickman, or either of them, acting singly, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent and vote all shares of the Company that the undersigned is entitled to vote, either on the undersigned’s behalf or on behalf of any other entity or entities, at the Special Meeting of Shareholders of COMARCO, Inc. to be held on November 26, 2008 at 10:00 a.m., local time, at the Company’s offices at 25541 Commercentre Drive, Suite 250, Lake Forest, CA 92630 and at any adjournment(s) or postponement(s) thereof, on all matters coming before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 ON THE REVERSE SIDE. IN ADDITION, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 ON THE REVERSE SIDE.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)